    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 13, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                    CENTURY ELECTRONICS MANUFACTURING, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                    3672                                   04-3334332
      STATE OR OTHER JURISDICTION               (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER)
   OF INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NO.)

                            ------------------------

             274 CEDAR HILL ROAD, MARLBOROUGH, MASSACHUSETTS 01752
                                 (508) 485-0275
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                  LESLIE J. SAINSBURY, CHIEF EXECUTIVE OFFICER
             274 CEDAR HILL ROAD, MARLBOROUGH, MASSACHUSETTS 01752
                                 (508) 485-0275
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                         ------------------------------

                                   Copies To:

              KEITH F. HIGGINS, ESQ.                           WILLIAM P. GELNAW, JR., ESQ.
                   Ropes & Gray                                   Choate, Hall & Stewart
             One International Place                                  Exchange Place
         Boston, Massachusetts 02110-2624                            53 State Street
                  (617) 951-7000                               Boston, Massachusetts 02109
               (617) 951-7050 (fax)                                   (617) 248-5000
                                                                   (617) 248-4000 (fax)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                            PROPOSED            PROPOSED
                                                         AMOUNT             MAXIMUM             MAXIMUM            AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE                  TO BE           OFFERING PRICE        AGGREGATE          REGISTRATION
  REGISTERED                                           REGISTERED        PER SHARE (1)     OFFERING PRICE (1)         FEE
Common Stock, par value $0.01 per share             4,600,000 Shares         $10.00           $46,000,000           $12,788

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION DATED AUGUST 13, 1999
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                4,000,000 SHARES

                    CENTURY ELECTRONICS MANUFACTURING, INC.

                                 [CENTURY LOGO]

                                  COMMON STOCK

                               ------------------

    This is our initial public offering of common stock. All of the shares in this offering are being sold by us, Century Electronics Manufacturing.

    We currently expect the public offering price to be between $8.00 and $10.00 per share. After pricing of the offering, we expect that our common stock will trade on the Nasdaq National Market under the symbol "CEMI."

                            ------------------------

 INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON
                                    PAGE 4.

                            ------------------------

                                                                                            PER SHARE     TOTAL
                                                                                            ----------  ----------
    Public Offering Price.................................................................  $           $
    Underwriting Discount.................................................................  $           $
    Proceeds, before expenses, to Century.................................................  $           $

    THE SECURITIES AND EXCHANGE COMMISSION HAS NOT, NOR HAS ANY STATE SECURITIES REGULATOR, APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    We have granted the underwriters a 30-day option to purchase up to 600,000 additional shares of our common stock to cover overallotments. We expect the underwriters to deliver the shares of common stock to purchasers on or about
[           ], 1999.

                            ------------------------

ADVEST, INC.

                   J.C. BRADFORD & CO.

                                                         NEEDHAM & COMPANY, INC.

               THE DATE OF THIS PROSPECTUS IS            , 1999.

Inside front cover:

    [Map of world with the following:

        line going from Massachusetts to picture of Century's Marlborough, MA facility;
       line going from Florida to picture of Century's Boca Raton, FL facility; line going from United Kingdom to picture of Century's St. Albans facility and Hemel Hemstead facility;
       line going from California to picture of Century's Santa Clara, CA facility; and
       line going from Thailand to picture of Century's Bangkok, Thailand facility.

Note: all facility pictures are labeled by location]

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE AND THE UNDERWRITERS HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE AND THE UNDERWRITERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, REFERENCES TO THE "COMPANY," "CENTURY," "WE," "US" AND "OUR" REFER TO CENTURY ELECTRONICS MANUFACTURING, INC. AND ITS SUBSIDIARIES, INCLUDING AMITEK CORPORATION, EXCEPT WHERE NOTED OR THE CONTEXT CLEARLY SUGGESTS OTHERWISE.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Disclosure Regarding Forward-Looking Statements............................................................           i
Prospectus Summary.........................................................................................           1
Risk Factors...............................................................................................           4
Use of Proceeds............................................................................................          12
Dividend Policy............................................................................................          12
Capitalization.............................................................................................          13
Dilution...................................................................................................          14
Selected Consolidated Financial Data.......................................................................          15
Unaudited Pro Forma Financial Data.........................................................................          16
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          22
Business...................................................................................................          31
Management.................................................................................................          39
Principal Stockholders.....................................................................................          44
Certain Relationships and Related Transactions.............................................................          46
Description of Securities..................................................................................          49
Shares Eligible for Future Sale............................................................................          54
Underwriting...............................................................................................          56
Validity of Common Stock...................................................................................          58
Experts....................................................................................................          58
Where You Can Find More Information........................................................................          59
Index to Consolidated Financial Statements.................................................................         F-1

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements. For example, statements included in this prospectus regarding the future of the industry in which we operate and our financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future customer relationships, product demand, supply, manufacturing, costs, marketing and pricing factors are all forward-looking statements. When we use words like "intend," "may," "will," "strategy," "should," "continue," "anticipate," "believe," "estimate," "plan" or "expect," we are making forward-looking statements. We believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information currently available to us, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. Our actual results and future events may differ materially from what we currently expect. We have disclosed important factors that could cause our actual results to differ materially from our current expectations under the section entitled "Risk Factors" and elsewhere in this prospectus. Forward-looking statements made in connection with this offering should be read with these factors in mind.

                           --------------------------

    THE INDUSTRY STATISTICAL DATA PRESENTED IN THIS PROSPECTUS HAVE BEEN COMPILED FROM AN ELECTRONICS MANUFACTURING SERVICES INDUSTRY REPORT -- "CONTRACT MANUFACTURING FROM A GLOBAL PERSPECTIVE, 1997 UPDATE" -- PREPARED BY TECHNOLOGY FORECASTERS, INC., A CALIFORNIA BASED MANAGEMENT CONSULTING FIRM SPECIALIZING IN THE ELECTRONICS MANUFACTURING INDUSTRY, EXCEPT WHERE OTHERWISE NOTED. TECHNOLOGY FORECASTERS IS COMMONLY RELIED UPON AS AN INFORMATION SOURCE IN THE ELECTRONICS MANUFACTURING SERVICES INDUSTRY. ALTHOUGH WE HAVE NOT INDEPENDENTLY VERIFIED ANY SUCH DATA, WE BELIEVE THAT THE INFORMATION PROVIDED BY TECHNOLOGY FORECASTERS IN THIS PROSPECTUS IS RELIABLE.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY CONTAINS BASIC INFORMATION. BECAUSE THIS IS ONLY A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, ESPECIALLY "RISK FACTORS," BEGINNING ON PAGE 4, AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES, BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.

    We are a worldwide provider of electronics manufacturing services to leading original equipment manufacturers, or OEMs, primarily in the communications and networking markets. We have established manufacturing facilities in several of the world's major electronics markets to meet the requirements of our OEM customers. Our strategy is to focus on the manufacture of complex, high-density electronic assemblies and products in low- to medium-volume production runs. We offer a broad range of manufacturing services from product design and prototyping through volume production and order fulfillment. In addition we have substantial expertise in manufacturing and testing radio frequency, or RF, assemblies.

    The electronics manufacturing services industry has grown in response to OEMs outsourcing an increasingly larger portion of their manufacturing requirements. In some instances, OEMs have sold their manufacturing operations to electronics manufacturing service providers, while at the same time establishing contractual manufacturing relationships. Outsourcing allows OEMs to take advantage of the manufacturing expertise and capital investments of the electronics manufacturing service providers. It also enables OEMs to concentrate on their core competencies, such as product development, marketing and sales.

    Our principal strategic focus is on the manufacture of complex, high-density electronic assemblies in low- to medium-volumes. We believe this focus enables us to compete effectively against many of the largest electronic manufacturing service providers who tend to focus on higher volume production with a less flexible approach to customer service. This focus allows us to develop relationships with large OEMs and presents opportunities for us to expand our business with many of these customers.

    We manufacture a variety of electronic products, including cable modems, wireless phones, telecom and networking switching equipment, two-way radio equipment and digital imaging products. Our existing customer base includes industry leaders in the communications and networking industries, such as Nortel Networks, Motorola, Lucent Technologies and 3Com. In the nine months ended March 31, 1999, Nortel represented 49% and Motorola represented 27% of our total pro forma net sales. We also serve emerging companies which present us with opportunities to maintain our technological expertise, while providing attractive growth opportunities as their products gain market acceptance.

    Global manufacturing capabilities are becoming increasingly important as many OEMs expand their international revenues. We believe our strategy of establishing regionally focused operations on a global basis will enable us to increase penetration with our existing OEM customers as we have the ability to manufacture the same product in multiple locations. Furthermore, we expect this strategy will enable us to establish new relationships with leading OEMs and emerging technology companies in our targeted markets. We believe our strategy benefits our customers by reducing logistical barriers and costs, improving supply-chain management, increasing flexibility, lowering transportation costs, reducing turnaround times and accelerating time-to-market.

    Growth through selective acquisitions is an important element in our strategy. We have completed three acquisitions since April 1998, including our recent acquisition of Amitek Corporation, a Florida-based electronics manufacturing services provider. Motorola is Amitek's largest customer. Amitek supports Motorola locations in Florida, Illinois, Iowa, and Georgia, domestically, and Brazil, Ireland, Israel, Malaysia, and Germany, internationally. We will continue to selectively seek other acquisition opportunities. We believe that acquisitions can strengthen our market position by expanding our geographic presence, enlarging our target OEM customer base, broadening our service offerings and expanding our management team.

    We are a Delaware corporation incorporated in 1996. Our principal executive offices are located at 274 Cedar Hill Road, Marlborough, Massachusetts 01752 and our telephone number is (508) 485-0275.

                                  THE OFFERING

    The following assumes that the underwriters do not exercise the option we have granted them to purchase additional shares in this offering. Please see "Underwriting."

Common stock offered by Century..............  4,000,000 shares

Common stock to be outstanding after the
  offering...................................  16,787,325 shares

Use of proceeds..............................  To pay down existing indebtedness and for working capital and general corporate
                                               purposes, including possible acquisitions.

Nasdaq National Market Symbol................  CEMI

    This information and, unless otherwise noted, the information throughout this prospectus is based upon our shares of common stock outstanding as of March 31, 1999 and gives effect to the conversion of all outstanding shares of our convertible preferred stock into 4,337,900 shares of our common stock automatically upon the closing of this offering. This information excludes:

    - 1,283,405 shares subject to options outstanding at a weighted average exercise price of $2.34 per share;

    - 187,397 shares subject to warrants outstanding at a weighted average exercise price of $5.12 per share; and

    - 864,500 additional shares that could be issued under our stock option plan.

                         SUMMARY FINANCIAL INFORMATION

    The following tables summarize selected historical and pro forma financial data for our business. The pro forma as adjusted statement of operations data give effect to the acquisition of Amitek and this offering as if each had occurred on July 1, 1997. The pro forma balance sheet data give effect to the Amitek acquisition as if it had occurred on March 31, 1999. The pro forma as adjusted balance sheet data give effect to the application of the estimated net proceeds from the sale of common stock in this offering and the conversion of all outstanding convertible preferred stock to common stock. You should read this information with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes to those statements, our unaudited pro forma financial data and the related notes and the audited financial statements of Amitek and the notes to those statements and unaudited pro forma financial data.

                                                              YEAR ENDED JUNE 30,             NINE MONTHS ENDED MARCH 31,
                                                       ---------------------------------  -----------------------------------
                                       EIGHT MONTHS                           PRO FORMA                            PRO FORMA
                                      ENDED JUNE 30,                         AS ADJUSTED                          AS ADJUSTED
                                           1996          1997       1998        1998        1998        1999         1999
                                      ---------------  ---------  ---------  -----------  ---------  -----------  -----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales...........................     $  11,450     $  70,744  $  69,945   $ 106,989   $  49,619   $  84,045    $ 121,126
Cost of sales.......................        10,782        63,428     65,079      97,788      46,426      75,178      108,505
                                           -------     ---------  ---------  -----------  ---------  -----------  -----------
Gross profit........................           668         7,316      4,866       9,201       3,193       8,867       12,621
                                           -------     ---------  ---------  -----------  ---------  -----------  -----------
Operating costs and expenses:
  Selling, marketing, general and
    administrative expenses.........         1,109         2,493      6,007       8,676       4,282       5,293        6,913
  Stock compensation expense........            --         1,775      1,186       1,186       1,186          --           --
  Goodwill write off................            --            --      7,489       7,489       7,489          --           --
  Goodwill amortization.............            --           788         --       1,864          --          --        1,398
                                           -------     ---------  ---------  -----------  ---------  -----------  -----------
Operating income (loss).............          (441)        2,260     (9,816)    (10,014)     (9,764)      3,574        4,310
                                           -------     ---------  ---------  -----------  ---------  -----------  -----------
Other (income) expenses:
  Interest expense, net.............           202           558      1,136         941         770       1,271        1,217
  Other, net........................            (3)          (26)      (280)       (280)       (134)       (185)        (185)
                                           -------     ---------  ---------  -----------  ---------  -----------  -----------
Income (loss) before income taxes...          (640)        1,728    (10,672)    (10,675)    (10,400)      2,488        3,278
Income tax expense (benefit)........            --         1,451       (218)        527        (209)        945        1,820
                                           -------     ---------  ---------  -----------  ---------  -----------  -----------
Net income (loss)...................     $    (640)    $     277  $ (10,454)  $ (11,202)  $ (10,191)  $   1,543    $   1,458
                                           -------     ---------  ---------  -----------  ---------  -----------  -----------
                                           -------     ---------  ---------  -----------  ---------  -----------  -----------
Net income (loss) per
  share--basic......................     $   (0.10)    $    0.03  $   (1.33)  $   (0.64)  $   (1.14)  $    0.24    $    0.09
                                           -------     ---------  ---------  -----------  ---------  -----------  -----------
                                           -------     ---------  ---------  -----------  ---------  -----------  -----------
Net income (loss) per
  share--diluted....................     $   (0.10)    $    0.03  $   (1.33)  $   (0.64)  $   (1.14)  $    0.13    $    0.08
                                           -------     ---------  ---------  -----------  ---------  -----------  -----------
                                           -------     ---------  ---------  -----------  ---------  -----------  -----------
Weighted average common shares
  outstanding--basic................         6,256         9,889      7,870      17,404       8,956       6,489       16,954
Weighted average common shares
  outstanding--diluted..............         6,256         9,889      7,870      17,404       8,956      11,592       17,720

                                                                                         AS OF MARCH 31, 1999
                                                                                  -----------------------------------
                                                                                                           PRO FORMA
                                                                                   ACTUAL     PRO FORMA   AS ADJUSTED
                                                                                  ---------  -----------  -----------
BALANCE SHEET DATA:
Cash............................................................................  $   2,715   $   3,645    $   7,672
Working capital.................................................................      3,036      (6,850)      18,411
Total assets....................................................................     57,031     109,871      113,898
Total debt......................................................................     15,933      44,185       15,732
Total stockholders' equity......................................................     16,598      30,619       63,099

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE YOU DECIDE TO PURCHASE OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY BELIEVE TO BE IMMATERIAL MAY ALSO ADVERSELY AFFECT OUR BUSINESS IN THE FUTURE. IF ANY OF THE FOLLOWING RISKS WERE TO OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN THAT EVENT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                   RISKS RELATED TO OUR BUSINESS AND INDUSTRY

WE HAVE EXPERIENCED RECENT SIGNIFICANT GROWTH IN A SHORT PERIOD OF TIME AND MAY HAVE TROUBLE MANAGING OUR EXPANSION

    We have experienced significant growth since 1996 and intend to pursue continued growth through internal expansion and acquisitions. Such growth has placed and will continue to place a significant strain on management and financial resources, and on our management information, operating and financial systems. Our success will depend in part on our ability to manage this growth effectively. To do so, we will need to:

    - enhance our management information, operating and financial systems, and internal controls;

    - expand our management team;

    - develop the skills of our operations managers and supervisors; and

    - train, motivate, manage, retain and increase the number of our employees.

No assurances can be given that we will continue to grow. Our failure to grow or to manage growth effectively could adversely affect our business and operating results.

WE RELY ON TWO SIGNIFICANT CUSTOMERS AND THE LOSS OF EITHER OF THEM WOULD ADVERSELY AFFECT OUR BUSINESS OPERATIONS

    We have historically relied on a small number of customers to generate a significant percentage of our net sales. Two customers currently account for a substantial majority of our net sales. The loss of either of our two major customers or a material reduction in the net sales produced by these customers would adversely affect us. On a pro forma basis, giving effect to the acquisition of Amitek, Nortel accounted for 54.7% of our total pro forma net sales and Motorola accounted for 27.3% of our total pro forma net sales in the nine months ended March 31, 1999. We expect to continue to depend on sales to our largest customers. Any loss of our relationship with these customers or material delay, cancellation or reduction of orders from these or other significant customers could adversely affect our results of operations. For example, our sales to 3Com decreased by $18.0 million from fiscal 1997 to fiscal 1998, as a result of the loss of production of certain products. In addition, the insolvency or other inability of a significant customer to pay outstanding receivables could adversely affect our results of operations and financial condition.

    In addition, we derive substantial revenues from a single product program with Nortel. In the nine months ended March 31, 1999, all of our net sales to Nortel were attributable to this product program. If Nortel were to cancel this program or the product's life cycle were to wind down, our net sales would be materially adversely affected.

WE MAY EXPERIENCE DIFFICULTY IN INTEGRATING ACQUIRED BUSINESSES WHICH MAY INTERRUPT OUR BUSINESS OPERATIONS

    Since April 1998, we have made three acquisitions, including our recent acquisition of Amitek. Amitek is the most significant acquisition we have made to date. Acquisitions involve numerous risks, including some or all of the following:

    - difficulty in integrating operations, technologies, systems, and products and services of acquired companies;

    - diversion of management's attention;

    - increased expenses and working capital requirements;

    - entering markets in which we have no or limited prior experience and where competitors in such markets have stronger market positions;

    - potential loss of key employees and customers of acquired companies; and

    - financial risks, such as

       - potential liabilities of the acquired businesses;

       - the dilutive effect of the issuance of additional equity securities;

       - the incurrence of additional debt;

       - the financial impact of amortizing or writing off goodwill and other intangible assets involved in any transactions that are accounted for using the purchase method of accounting; and

       - possible adverse tax and accounting effects.

The difficulties of integrating acquired businesses may be further complicated by geographic distances. The occurrence of any one or a combination of these risks may adversely affect our ability to operate our business successfully and produce consistent financial results. In addition, during the integration of an acquired company, our financial performance may suffer from disruption of operations and the financial impact of expenses necessary to close the transaction and realize benefits from the acquisition.

WE MAY NOT BE ABLE TO IDENTIFY, FINANCE, AND CLOSE ANY FUTURE ACQUISITIONS

    We expect to pursue acquisitions as part of our overall growth strategy. Competition for attractive companies in our industry is substantial. In executing this part of our strategy, we may experience difficulty in identifying suitable acquisition candidates or in completing selected transactions. In addition, our existing credit facilities restrict our ability to acquire the assets or business of other companies. If we are able to identify acquisition candidates, such acquisitions may be financed with cash or substantial borrowings. The use of cash or borrowings may affect our financial liquidity. In addition, we may choose to finance transactions with potentially dilutive issuances of equity securities.

WE HAVE HAD RECENT OPERATING LOSSES

    As of March 31, 1999, we had an accumulated deficit of $12.4 million. We have had net losses in three of the last four fiscal years. We may not be profitable in future periods. If we are not profitable, the market price of our common stock would be adversely affected. For a discussion of our results of operations, please turn to "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SHORTAGES OR PRICE FLUCTUATIONS IN COMPONENT PARTS SPECIFIED BY OUR CUSTOMERS COULD DELAY PRODUCT SHIPMENT AND AFFECT OUR PROFITABILITY

    A substantial portion of our sales are derived from "turnkey" sales. In turnkey manufacturing, we provide both the materials and the manufacturing services. As a result, we often bear the risk of fluctuations in materials costs, scrap and excess inventory, all of which can affect our gross profit margins. We are required to forecast our future needs based upon the anticipated needs of our customers. Inaccuracies in making these forecasts or estimates could result in a shortage of or an excess of materials, which would affect production schedules, margins and profitability.

    Many of the products we manufacture require one or more components that we order from sole-source suppliers. Supply shortages for a particular component can delay production of all products using that component or cause cost increases in the services we provide. In addition, in the past some of the materials we use, such as memory and logic devices, have been subject to industry-wide shortages. As a result, suppliers have been forced to allocate available quantities among their customers and we have not been able to obtain all of the materials desired. Our inability to obtain these needed materials could slow production or assembly, delay shipments to our customers and impact profitability. Also, we may bear the risk of component price increases that occur between periodic repricings during the term of a customer contract. Accordingly, some component price increases could adversely affect our gross profit margins.

LONG-TERM CONTRACTS ARE NOT TYPICAL IN OUR INDUSTRY AND REDUCTIONS, CANCELLATIONS, OR DELAYS IN CUSTOMER ORDERS WOULD ADVERSELY AFFECT OUR PROFITABILITY

    As is typical in the electronic manufacturing services industry, we do not obtain long-term purchase orders or commitments from our customers. Instead, we work closely with customers to develop nonbinding forecasts of the future volume of orders. Customers may cancel their orders, change production quantities from forecast volumes or delay production for a number of reasons beyond our control. Significant or numerous cancellations, reductions or delays in orders by customers would have a material adverse effect on us. In addition, because many of our costs are fixed, a reduction in customer demand can have an adverse affect on our gross profit margins and operating income.

OUR INDUSTRY IS VERY COMPETITIVE AND OUR SUCCESS WILL DEPEND IN PART ON OUR ABILITY TO COMPETE EFFECTIVELY

    We are in a highly competitive industry. We compete against numerous other domestic and foreign providers of electronic manufacturing services, some of which are more established in the industry and have substantially greater revenues or resources than we do. Competition could cause price reductions, reduced profits or losses, or loss of market share, any of which could materially adversely affect us. To compete effectively, we must:

    - provide technologically advanced manufacturing services;

    - maintain strict quality standards;

    - offer geographic flexibility in production and delivery;

    - respond flexibly and rapidly to customers' design and schedule changes;
      and

    - deliver products on a reliable basis at competitive prices.

Our inability to do any of these things could materially adversely affect us. We also face competition from the manufacturing operations of our current and potential customers who are continually evaluating the relative merits of internal manufacturing versus outsourcing. A shift away from outsourcing on behalf of our current or potential customers could materially adversely impact our earnings. Finally, a number of OEMs, including some of our customers, are currently focusing on divesting some or all of their manufacturing facilities. These divestitures may adversely affect us if our competitors acquire these facilities. Among other things, this may adversely affect our ability to continue as an electronic manufacturing service provider to such OEMs.

FLUCTUATIONS OR SLOWDOWNS IN THE ELECTRONICS OR TECHNOLOGY INDUSTRIES COULD ADVERSELY AFFECT OUR BUSINESS

    Factors affecting the electronics industry in general could have a material adverse effect on our customers and, as a result, on us. Our financial performance depends on our customers' continued growth, viability and financial stability. Our customers, in turn, substantially depend on the growth of the communications and networking industries. These industries are characterized by rapidly changing technologies and short product life cycles. These industries have also experienced pricing and margin pressures. A downturn in demand for technology products, such as cellular phones or cable modems, would adversely affect our business. If our customers' existing demand changes, our business would likely be adversely affected. In addition, we are currently seeking to add emerging technology companies to our customer base. If there is a slowdown in technological development, or new technological companies do not emerge, our ability to attract new customers or expand our customer base may be limited. Our success will depend to a significant extent on the success achieved by our customers in developing and marketing their products, some of which are new and untested. If our customers' products become obsolete or fail to gain widespread commercial acceptance, our business may be materially and adversely affected. Our customers' markets are also subject to economic cycles and are likely to experience recessionary periods in the future. A recession in the industries we serve could have a material adverse effect on us.

WE ARE SUBJECT TO A VARIETY OF ENVIRONMENTAL LAWS WHICH COULD ADVERSELY AFFECT OUR BUSINESS OPERATIONS

    In addition to other regulatory requirements affecting our business, we are subject to a variety of federal, state and local regulatory requirements relating to environmental, waste management, health and safety matters. If we fail to comply with any present or future regulations, we could be subject to future liabilities or the suspension of production. In addition, such regulations could restrict our ability to expand our facilities or could require us to acquire costly equipment, or to incur other significant expenses to comply with environmental regulations.

WE MAY EXPERIENCE VARIABILITY IN OUR ANNUAL AND QUARTERLY RESULTS

    Our operating results have fluctuated in the past. Our annual and quarterly results may vary significantly depending on various factors, many of which are beyond our control. These factors include:

    - variations in the timing and volume of customer orders relative to our capacity due to, among other things,

       - the customer's attempts to balance its inventory;

       - changes in the customer's manufacturing strategy; and

       - variation in demand for the customer's products;

    - customer introduction and market acceptance of new products;

    - changes in demand for our customers' products;

    - the timing of our expenditures in anticipation of future orders;

    - our effectiveness in managing manufacturing processes;

    - changes in competitive and economic conditions generally or in our customers' markets;

    - the timing of, and the price we pay for, acquisitions and related integration costs; and

    - the impact of any accounting issues arising in connection with past or future acquisitions, including the amortization or write-off of goodwill.

    In addition, our customers typically do not commit to firm production schedules for more than 30 to 90 days in advance. Accordingly, we cannot forecast the level of customer orders with certainty. This makes it difficult to schedule production and maximize utilization of our manufacturing capacity. To the extent we have too little or too great capacity to meet actual customer needs, our results of operations will be adversely affected.

    Because of these factors, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is possible that, in future periods, our results may be below the expectations of public market analysts and investors. This could cause the trading price of our common stock to decline.

WE MUST MAINTAIN OUR TECHNOLOGICAL AND MANUFACTURING PROCESS EXPERTISE TO BE COMPETITIVE

    The market for our manufacturing services is characterized by rapidly changing technology and continuing process development. We are continually evaluating the advantages and feasibility of new manufacturing processes. We believe that our future success will depend upon our ability to develop and provide manufacturing services which meet our customers' changing needs, maintain technological leadership, and successfully anticipate or respond to technological changes in manufacturing processes on a cost-effective and timely basis. As technologies evolve and product life cycles shrink, we will need to develop new manufacturing solutions to reduce the time between a customer's product idea and the time it is sold commercially. If our efforts at process development are not successful, our ability to be competitive may be hindered, and we may be adversely affected.

WE MAY EXPERIENCE YEAR 2000 PROBLEMS WHICH COULD ADVERSELY AFFECT OUR REGULAR BUSINESS OPERATIONS

    Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000. We are actively taking steps to ensure that our information technology infrastructure and business system applications, manufacturing equipment and systems will be Year 2000 compliant. We are also seeking assurances of Year 2000 compliance from our suppliers, customers and other third parties with whom we conduct business. However, we cannot be certain that our efforts will be appropriate, adequate or complete. If Year 2000 problems should occur with our systems, or the systems of our suppliers, customers or third parties with whom we do business or the systems of entities we have acquired or may acquire in the future, our business operations and financial results could be adversely affected. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PROVISIONS IN OUR CHARTER DOCUMENTS AND STATE LAW MAY MAKE IT HARDER FOR OTHERS TO OBTAIN CONTROL OF US EVEN THOUGH SOME STOCKHOLDERS MIGHT CONSIDER SUCH A DEVELOPMENT FAVORABLE

    Provisions in our charter and bylaws may have the effect of delaying or preventing a change of control or changes in our management that stockholders consider favorable or beneficial. If a change of control or change in management is delayed or prevented, the market price of our common stock could suffer. Please see "Description of Securities."

OUR DIRECTORS, EXECUTIVE AND KEY EMPLOYEES HAVE SUBSTANTIAL CONTROL OVER OUR BUSINESS OPERATIONS

    Our directors, executive officers and key employees currently beneficially own in the aggregate approximately 58% of the outstanding shares of our common stock, and after the offering will beneficially own approximately 45% of the outstanding shares of our common stock. Accordingly, they will have significant influence in determining the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of these stockholders may differ from your interests or the interests of other stockholders.

OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL

    Recruiting personnel in the electronic manufacturing services industry is highly competitive. We depend on the services of our senior key executives, including Leslie J. Sainsbury, Ian McEwan and Mark Lombardo. In particular, our success depends on the continued efforts of several senior executives who have strong relationships with our existing customers. Our ability to maintain and develop these customer relationships is heavily dependent on these executives. For example, at Amitek, Mr. Lombardo's continued services are critical to Amitek's relationship with Motorola. The loss of the services of one or several of these key employees or an inability to attract or retain qualified employees could result in the loss of customers or otherwise adversely affect our ability to operate our business successfully.

RISKS PARTICULAR TO OUR INTERNATIONAL OPERATIONS COULD ADVERSELY AFFECT OUR OVERALL RESULTS

    Pro forma net sales generated outside of the United States were approximately 34.7% during fiscal 1998 and 11.1% for the nine months ended March 31, 1999. Our manufacturing operations are located in Thailand, the United Kingdom and the United States. The geographical distances between Asia, the United States and Europe create a number of logistical and communications challenges. In addition, we purchase a substantial portion of our materials from international suppliers. International operations are subject to inherent risks, which may adversely affect us, including:

    - fluctuations in the value of currencies;

    - changes in labor conditions and difficulties in staffing and managing foreign operations;

    - longer payment cycles;

    - greater difficulty in collecting accounts receivable;

    - unexpected changes in and the burdens and costs of compliance with a variety of foreign laws;

    - political and economic instability;

    - increases in duties and taxation;

    - imposition of restrictions on currency conversion or the transfer of funds;

    - limitations on imports or exports;

    - expropriation of private enterprises; and

    - reversal of the current policies (including favorable tax and lending policies) encouraging foreign investment or foreign trade by our host countries.

    The attractiveness of our services to our customers can be affected by changes in U.S. trade policies, such as favorable trade status and trade preferences for certain Asian nations. In addition, our international operations are subject to significant political, economic and legal uncertainties outside the United States. In the recent past, for instance, Thailand has experienced economic turmoil and a devaluation of its currency. The risks related to such economic turmoil could result in the reversal of current policies encouraging foreign investment and trade, restrictions on the transfer of funds overseas or other domestic economic problems that could adversely affect us.

    Our success will depend among other things on successful expansion into new foreign markets in order to offer our customers lower production options. In our experience, entry into new international markets requires considerable management time as well as start-up expenses for market development, hiring and establishing office facilities before any significant revenues are generated. As a result, operations in a new market may operate at low margins or may be unprofitable.

                         RISKS RELATED TO THIS OFFERING

WE MAY USE SOME OF THE PROCEEDS OF THIS OFFERING IN WAYS WITH WHICH YOU MAY NOT AGREE

    We have not committed all of the net proceeds of this offering to a specific purpose. Our management will therefore have significant flexibility in applying a portion of the net proceeds of this offering, including ways with which stockholders may disagree. If we do not apply the funds we receive effectively, our accumulated deficit will increase and we may lose significant business opportunities. Please see "Use of Proceeds."

OUR STOCK PRICE COULD BE VOLATILE AND COULD DROP UNEXPECTEDLY FOLLOWING THIS OFFERING

    Following this offering, the price at which our common stock will trade is likely to be highly volatile and may fluctuate substantially. The trading price of our common stock could fluctuate widely in response to:

    - quarterly and annual variations in our operations and financial results and our ability to meet analysts' expectations;

    - announcements by us or our competitors of technological innovations, new products, new contracts or acquisitions;

    - changes in our prices or the prices of our competitors' products and services;

    - changes in our product mix;

    - changes in our growth rate as a whole or for a particular portion of our business;

    - general conditions in our industry; and

    - systemic fluctuations in the stock markets.

    In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies, including companies in the electronic manufacturing services industry. Such fluctuations have often been unrelated to the companies' operating performance. As a result, investors in our common stock may experience a decrease in the value of their common stock regardless of our operating performance or prospects.

THERE IS CURRENTLY NO PUBLIC MARKET FOR OUR COMMON STOCK

    Prior to the offering, there has been no public market for our common stock. We cannot assure you that an active trading market for our common stock will develop or be sustained after the offering. The initial public offering price for our common stock will be determined by negotiations between the underwriters and us. We cannot assure you that the initial public offering price will correspond to the price at which our common stock will trade in the public market subsequent to the offering or that the price of our common stock available in the public market will reflect our actual financial performance.

IF OUR STOCK PRICE IS VOLATILE, WE MAY BECOME SUBJECT TO SECURITIES LITIGATION WHICH IS EXPENSIVE AND COULD RESULT IN A DIVERSION OF RESOURCES

    In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Many companies have been subject to this type of litigation in the past. We may also become involved in this type of litigation. Litigation is often expensive and diverts management's attention and resources. Such litigation, if it were to occur, could have a material adverse effect upon our business, financial condition and results of operations.

SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE

    The market price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market after this offering, or the perception that these sales could occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. See "Shares Eligible For Future Sale." In addition, some existing stockholders have the ability to require us to register their shares. Please see "Description of Securities."

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION

    The initial public offering price per share will significantly exceed the net tangible book value per share. Accordingly, investors purchasing shares in this offering will suffer immediate and substantial dilution of their investment. For additional information about this dilution, please turn to "Dilution."

                                USE OF PROCEEDS

    We estimate that our net proceeds from our sale of common stock will be approximately $32.5 million, assuming an initial public offering price of $9.00 and after deducting the estimated underwriting discounts and offering expenses payable by us. If the underwriters' overallotment option is exercised in full, we estimate that our net proceeds will be approximately $37.5 million.

    We expect to use the net proceeds from this offering for the following purposes:

    - approximately $7.2 million to pay notes issued as a portion of the consideration for the Amitek acquisition. These notes bear interest at prime plus 1% and mature in five years but is payable earlier upon an initial public offering;

    - approximately $1.3 million owing to four current or former Amitek employees. These amounts bear interest at prime plus 1% and mature September 2004 but are payable earlier upon an initial public offering;

    - approximately $13.1 million to pay down the Amitek revolving credit facility. This indebtedness bears interest at prime plus 1.5% and matures June 2001;

    - approximately $8.1 million to pay down indebtedness under our revolving credit facility. This indebtedness bears interest at prime plus 1% and matures December 2001. A portion of such indebtedness was used to pay the purchase price and transaction costs in the Amitek acquisition;

    - approximately $965,000 to pay the unpaid balance of a fee owed by Amitek to Advest for Advest's investment banking services to Amitek in connection with its acquisition by Century;

    - to make future acquisitions, although we currently have no agreements or understandings about any specific acquisition; and

    - for working capital and general corporate purposes.

    With respect to the balance of the net proceeds, we have not determined the amount of net proceeds to be used for the other purposes indicated. Accordingly, our management will have significant flexibility in applying the net proceeds of the offering. Pending any use, we will invest our net proceeds of this offering in short-term, investment-grade interest-bearing securities.

                                DIVIDEND POLICY

    We have never declared or paid a cash dividend on our common stock, and we do not intend to do so in the foreseeable future. Our existing credit facilities restrict our ability to pay dividends. We currently intend to retain earnings to finance future operations and expansion. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 CAPITALIZATION

    The following table sets forth our capitalization as of March 31, 1999:

    - on an actual basis;

    - on a pro forma basis to give effect to our acquisition of Amitek as if it occurred on March 31, 1999; and

    - on a pro forma basis as adjusted to reflect the conversion of all outstanding convertible preferred stock, the application of the estimated net proceeds from the sale of common stock in this offering, assuming an initial public offering price of $9.00 per share and after deducting the estimated underwriting discount and estimated offering expenses payable by us.

    You should read this information together with our consolidated financial statements and notes to those statements appearing elsewhere in this prospectus.

                                                                                          MARCH 31, 1999
                                                                                -----------------------------------
                                                                                          (IN THOUSANDS)
                                                                                                         PRO FORMA
                                                                                 ACTUAL     PRO FORMA   AS ADJUSTED
                                                                                ---------  -----------  -----------
Long-term obligations.........................................................  $   4,728   $  15,030    $   7,811
Stockholders' equity
Series A preferred stock, $0.01 par value per share; 3,726,027 shares authorized (actual and pro forma); 3,671,233 shares issued and outstanding
  (actual and pro forma); no shares authorized, issued and outstanding (pro
  forma as adjusted)..........................................................     13,300      13,300           --
Series B preferred stock $0.01 par value per share; 666,667 shares authorized, issued and outstanding (actual and pro forma); no shares authorized, issued
  and outstanding (pro forma as adjusted).....................................      4,000       4,000           --
Common stock, $0.01 par value per share; 17,593,607 shares authorized
  (actual); 17,593,607 shares authorized (pro forma); 22,500,000 shares authorized (pro forma as adjusted); 6,321,877 shares, issued and outstanding
  (actual); 8,449,425 shares, issued and outstanding (pro forma); 16,787,325
  shares, issued and outstanding (pro forma as adjusted)......................         63          84          168
Additional paid-in capital....................................................     11,696      25,696       75,392
Accumulated deficit...........................................................    (12,372)    (12,372)     (12,372)
Foreign currency translation (loss)...........................................        (89)        (89)         (89)
                                                                                ---------  -----------  -----------
  Total stockholders' equity..................................................     16,598      30,619       63,099
                                                                                ---------  -----------  -----------
  Total capitalization........................................................  $  21,326   $  45,649    $  70,910
                                                                                ---------  -----------  -----------
                                                                                ---------  -----------  -----------

                                    DILUTION

    At March 31, 1999, our pro forma net tangible book value was approximately $2.2 million, or $0.26 per share of common stock. Our pro forma net tangible book value per share of common stock represents our total tangible assets less total liabilities divided by the total number of shares of our common stock outstanding at such date, in each case giving effect to the acquisition of Amitek.

    After giving effect to the sale of shares of our common stock in this offering, our pro forma net tangible book value as of March 31, 1999 would have been approximately $34.7 million or $2.07 per share. This represents an immediate increase in pro forma net tangible book value of $1.81 per share to the existing stockholders and an immediate dilution in pro forma net tangible book value of $6.93 per share to new investors purchasing shares in this offering.

    The following table illustrates the dilution in pro forma net tangible book value per share to new investors:

Assumed initial public offering price per share.............................             $    9.00
  Pro forma net tangible book value per share as of March 31, 1999..........  $    0.26
  Increase in net tangible book value per share attributable to new
    investors...............................................................       1.81
                                                                              ---------
Pro forma net tangible book value per share after the offering (after deducting underwriting commissions and estimated expenses of the offering
  payable by us)............................................................                  2.07
                                                                                         ---------
Dilution per share to new investors.........................................             $    6.93
                                                                                         ---------
                                                                                         ---------

    If the initial public offering price is higher or lower, the dilution to new investors will be greater or less.

    The table below summarizes, as of March 31, 1999 on a pro forma basis, the difference between:

    - the number of shares of common stock purchased from us by our existing stockholders since our inception;

    - the number of shares of common stock purchased by new investors in this offering;

    - the aggregate cash consideration paid by existing stockholders and to be paid by new investors; and

    - the average purchase price per share paid by the existing stockholders and to be paid by the new investors.

    The table below assumes an initial public offering price of $9.00 per share before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

                                                       SHARES PURCHASED          TOTAL CONSIDERATION
                                                   -------------------------  --------------------------  AVERAGE PRICE
                                                      NUMBER       PERCENT       AMOUNT        PERCENT      PER SHARE
                                                   ------------  -----------  -------------  -----------  -------------
Existing stockholders............................    12,787,325        76.2%  $  43,080,000        54.5%    $    3.37
New investors....................................     4,000,000        23.8      36,000,000        45.5          9.00
                                                   ------------       -----   -------------       -----        ------
    Total........................................    16,787,325         100%  $  79,080,000         100%    $    4.71
                                                   ------------       -----   -------------       -----        ------
                                                   ------------       -----   -------------       -----        ------

    The information in this table assumes that the underwriters' over-allotment option and stock options and warrants are not exercised. We have outstanding options and warrants exercisable for a total of 1,470,802 shares of our common stock at a weighted average exercise price of $2.69 per share. To the extent any of those options or warrants are exercised, there would be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    You should read the following selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes to those statements and other financial information included elsewhere in this prospectus. In 1995, we changed our fiscal year end from October 31 to June 30 beginning June 30, 1996. The statement of operations data for the years ended October 31, 1993, 1994 and 1995, for the eight month period ended June 30, 1996, and for the years ended June 30, 1997 and 1998, and the related balance sheet data are derived from our audited financial statements that have been audited by KPMG LLP. The statement of operations data and related balance sheet data for the nine month periods ended March 31, 1998 and 1999 are derived from our unaudited financial statements. In the opinion of management, the unaudited financial statements have been prepared on a basis consistent with audited financial statements and include all adjustments, which are only normal recurring adjustments, necessary for a fair statement of the financial position and results of operations for the unaudited periods. Interim results are not necessarily indicative of the results that may be achieved for the entire fiscal year. The historical results presented herein are not necessarily indicative of future results. These historical results do not include the operations of Amitek.

                                                                                       EIGHT                             NINE
                                                                                      MONTHS                            MONTHS
                                                       YEAR ENDED OCTOBER 31,          ENDED     YEAR ENDED JUNE 30,     ENDED
                                                                                     JUNE 30,                          MARCH 31,
                                                   -------------------------------  -----------  --------------------  ---------
                                                     1993       1994       1995        1996        1997       1998       1998
                                                   ---------  ---------  ---------  -----------  ---------  ---------  ---------

                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net sales......................................  $   4,095  $   8,482  $   9,070   $  11,450   $  70,744  $  69,945  $  49,619
  Cost of sales..................................      3,456      6,926      8,814      10,782      63,428     65,079     46,426
                                                   ---------  ---------  ---------  -----------  ---------  ---------  ---------
  Gross profit...................................        639      1,556        256         668       7,316      4,866      3,193
                                                   ---------  ---------  ---------  -----------  ---------  ---------  ---------
  Operating costs and expenses:
    Selling, marketing, general and
      administrative expenses....................        666      1,171      1,244       1,109       3,281      6,007      4,282
    Stock compensation expense...................         --         --         98          --       1,775      1,186      1,186
    Goodwill write off...........................         --         --         --          --          --      7,489      7,489
                                                   ---------  ---------  ---------  -----------  ---------  ---------  ---------
  Operating income (loss)........................        (27)       385     (1,086)       (441)      2,260     (9,816)    (9,764)
                                                   ---------  ---------  ---------  -----------  ---------  ---------  ---------
  Other (income) expenses:
    Interest expense, net........................        118        197        348         202         558      1,136        770
    Other, net...................................         --        (22)        --          (3)        (26)      (280)      (134)
                                                   ---------  ---------  ---------  -----------  ---------  ---------  ---------
  Income (loss) before income taxes..............       (145)       210     (1,434)       (640)      1,728    (10,672)   (10,400)
  Income tax expense (benefit)...................         --         39        (16)         --       1,451       (218)      (209)
                                                   ---------  ---------  ---------  -----------  ---------  ---------  ---------
  Net income (loss)..............................  $    (145) $     171  $  (1,418)  $    (640)  $     277  $ (10,454) $ (10,191)
                                                   ---------  ---------  ---------  -----------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  -----------  ---------  ---------  ---------
  Net income (loss) per share--basic.............  $   (0.03) $    0.03  $   (0.23)  $   (0.10)  $    0.03  $   (1.33) $   (1.14)
                                                   ---------  ---------  ---------  -----------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  -----------  ---------  ---------  ---------
  Net income (loss) per share--diluted...........  $   (0.03) $    0.03  $   (0.23)  $   (0.10)  $    0.03  $   (1.33) $   (1.14)
                                                   ---------  ---------  ---------  -----------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  -----------  ---------  ---------  ---------
  Weighted average common shares
  outstanding--basic.............................      5,066      6,092      6,256       6,256       9,889      7,870      8,956
  Weighted average common shares
  outstanding--diluted...........................      5,066      6,092      6,256       6,256       9,889      7,870      8,956

BALANCE SHEET DATA:
  Cash...........................................  $       5  $      28  $       2   $     385   $   2,556  $   1,630  $   3,376
  Working capital................................        (40)        49       (299)       (688)     (1,092)       403        831
  Total assets...................................      3,026      4,977      6,136       6,475      46,348     36,821     39,670
  Total debt.....................................      1,349      2,237      2,352       2,099      10,284      9,851     12,762
  Total stockholders' equity.....................        981      1,252        599         305      13,901     12,128      9,834


                                                     1999
                                                   ---------

STATEMENT OF OPERATIONS DATA:
  Net sales......................................  $  84,045
  Cost of sales..................................     75,178
                                                   ---------
  Gross profit...................................      8,867
                                                   ---------
  Operating costs and expenses:
    Selling, marketing, general and
      administrative expenses....................      5,293
    Stock compensation expense...................         --
    Goodwill write off...........................         --
                                                   ---------
  Operating income (loss)........................      3,574
                                                   ---------
  Other (income) expenses:
    Interest expense, net........................      1,271
    Other, net...................................       (185)
                                                   ---------
  Income (loss) before income taxes..............      2,488
  Income tax expense (benefit)...................        945
                                                   ---------
  Net income (loss)..............................  $   1,543
                                                   ---------
                                                   ---------
  Net income (loss) per share--basic.............  $    0.24
                                                   ---------
                                                   ---------
  Net income (loss) per share--diluted...........  $    0.13
                                                   ---------
                                                   ---------
  Weighted average common shares
  outstanding--basic.............................      6,489
  Weighted average common shares
  outstanding--diluted...........................     11,592
BALANCE SHEET DATA:
  Cash...........................................  $   2,715
  Working capital................................      3,036
  Total assets...................................     57,031
  Total debt.....................................     15,933
  Total stockholders' equity.....................     16,598

                       UNAUDITED PRO FORMA FINANCIAL DATA

    The following unaudited pro forma combined financial statements as of and for the nine months ended March 31, 1999 and for the twelve months ended June 30, 1998 give effect to the acquisition of Amitek Corporation and this offering. The pro forma combined balance sheet presents our financial position as if the acquisition of Amitek and the offering had occurred on March 31, 1999. The pro forma combined statements of operations present results for us as if the acquisition of Amitek and the offering had occurred on July 1, 1997 for the year ended June 30, 1998 results and July 1, 1998 for the nine months ended March 31, 1999 results.

    The pro forma combined financial statements include, in management's opinion, all material adjustments necessary to reflect the acquisition of Amitek. The pro forma combined financial statements do not represent the actual historical results of our operations, or of Amitek, nor do they purport to predict or indicate our financial position or results of operations at any future date or for any future period. The pro forma combined financial statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and notes to those statements and Amitek's financial statements and notes to those statements included elsewhere in the prospectus.

PRO FORMA COMBINED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             FOR THE YEAR ENDED JUNE 30, 1998
                                   -------------------------------------------------------------------------------------
                                                                                  PRO FORMA                   PRO FORMA
                                                                    PRO FORMA        FOR        OFFERING         AS
                                   CENTURY ACTUAL  AMITEK ACTUAL   ADJUSTMENTS   ACQUISITION   ADJUSTMENTS    ADJUSTED
                                   --------------  -------------  -------------  -----------  -------------  -----------
Net sales........................    $   69,945      $  37,044             --     $ 106,989            --     $ 106,989
Cost of sales....................        65,079         33,847         (1,138)(d)     97,788           --        97,788
                                   --------------  -------------  -------------  -----------  -------------  -----------
Gross profit.....................         4,866          3,197          1,138         9,201            --         9,201
                                   --------------  -------------  -------------  -----------  -------------  -----------

Operating costs and expenses:
  Selling, marketing, general and
    administrative expenses......         6,007          2,125            544(d)      8,676            --         8,676
  Stock compensation expense.....         1,186             --             --         1,186            --         1,186
  Goodwill write off.............         7,489             --             --         7,489            --         7,489
  Goodwill amortization..........            --             --          1,864(e)      1,864            --         1,864
                                   --------------  -------------  -------------  -----------  -------------  -----------
Operating (loss) income..........        (9,816)         1,072         (1,270)      (10,014)           --       (10,014)
                                   --------------  -------------  -------------  -----------  -------------  -----------
Other (income) expenses:
  Interest expense, net..........         1,136            453          1,226(c)      2,815        (1,717)(i)        941
                                                                                                     (157)(j)
  Other income, net..............          (280)            --             --          (280)           --          (280)
                                   --------------  -------------  -------------  -----------  -------------  -----------
Income (loss) before income
  taxes..........................       (10,672)           619         (2,496)      (12,549)        1,874       (10,675)

Income tax expense (benefit).....          (218)            --             (5)(h)       (223)         750(h)        527
                                   --------------  -------------  -------------  -----------  -------------  -----------
Net income (loss)................    $  (10,454)     $     619      $  (2,491)    $ (12,326)    $   1,124     $ (11,202)
                                   --------------  -------------  -------------  -----------  -------------  -----------
                                   --------------  -------------  -------------  -----------  -------------  -----------
Net income (loss) per share
  (basic and diluted)............    $    (1.33)                                  $   (1.23)                  $   (0.64)
                                   --------------                                -----------                 -----------
                                   --------------                                -----------                 -----------
Weighted average common shares
  outstanding....................         7,870                                       9,998                      17,404

                                                         FOR THE NINE MONTHS ENDED MARCH 31, 1999
                                   -------------------------------------------------------------------------------------
                                                                                  PRO FORMA                   PRO FORMA
                                                                    PRO FORMA        FOR        OFFERING         AS
                                   CENTURY ACTUAL  AMITEK ACTUAL   ADJUSTMENTS   ACQUISITION   ADJUSTMENTS    ADJUSTED
                                   --------------  -------------  -------------  -----------  -------------  -----------
Net sales........................    $   84.045      $  37,081             --     $ 121,126            --     $ 121,126
Cost of sales....................        75,178         34,470         (1,143)(d)    108,505           --       108,505
                                   --------------  -------------  -------------  -----------  -------------  -----------
Gross profit.....................         8,867          2,611          1,143        12,621            --        12,621
                                   --------------  -------------  -------------  -----------  -------------  -----------

Operating costs and expenses:
  Selling, marketing, general and
    administrative expenses......         5,293          1,212            408(d)      6,913            --         6,913
  Goodwill amortization..........            --             --          1,398(e)      1,398            --         1,398
                                   --------------  -------------  -------------  -----------  -------------  -----------
Operating income.................         3,574          1,399           (663)        4,310            --         4,310
                                   --------------  -------------  -------------  -----------  -------------  -----------

Other (income) expenses:
Interest expense, net............         1,271            695          1,129(c)      3,095        (1,760)(i)      1,217
                                   --------------  -------------  -------------  -----------  -------------  -----------
Other income, net................          (185)            --             --          (185)         (118)(j)       (185)
                                   --------------  -------------  -------------  -----------  -------------  -----------
Income before income taxes.......         2,488            704         (1,792)        1,400         1,878         3,278

Income tax expense...............           945             --            124(h)      1,069           751(h)      1,820
                                   --------------  -------------  -------------  -----------  -------------
Net income.......................    $    1,543      $     704      $  (1,916)    $     331     $   1,127     $   1,458
                                   --------------  -------------  -------------  -----------  -------------  -----------
                                   --------------  -------------  -------------  -----------  -------------  -----------
Net income per share--basic......    $     0.24                                   $    0.04                   $    0.09
                                   --------------                                -----------                 -----------
                                   --------------                                -----------                 -----------
Net income per share--diluted....    $     0.13                                   $    0.02                   $    0.08
                                   --------------                                -----------                 -----------
                                   --------------                                -----------                 -----------
Weighted average common shares
  outstanding--basic.............         6,489                                       8,617                      16,954
Weighted average common shares
  outstanding--diluted...........        11,592                                      13,720                      17,720

PRO FORMA COMBINED BALANCE SHEET
(IN THOUSANDS)

                                                                         AS OF MARCH 31, 1999
                                         ------------------------------------------------------------------------------------
                                                                                       PRO FORMA                   PRO FORMA
                                            CENTURY                      PRO FORMA        FOR        OFFERING         AS
                                            ACTUAL      AMITEK ACTUAL   ADJUSTMENTS   ACQUISITION   ADJUSTMENTS    ADJUSTED
                                         -------------  -------------  -------------  -----------  -------------  -----------
ASSETS
Current assets:
  Cash.................................    $   2,715      $     930      $  (5,654)(a)  $   3,645    $   4,027(g)  $   7,672
                                                                             5,654(c)
  Accounts receivable, less allowance
    for doubtful accounts..............       22,110          9,275             --        31,385            --        31,385
  Inventories..........................       12,717         10,307           (339)(d)     22,685           --        22,685
  Prepaid expenses.....................          777             --             --           777            --           777
  Receivable from stockholders and
    affiliates.........................          323          1,556         (1,556)(l)        323           --           323
  Deferred income taxes................           99             --             --            99            --            99
  Other................................           --             14             --            14            --            14
                                         -------------  -------------  -------------  -----------  -------------  -----------
    Total current assets...............       38,741         22,082         (1,895)       58,928         4,027        62,955
Property, plant, equipment and land....       16,756          4,530             --        21,286            --        21,286
Goodwill, net..........................          461             --         27,955(a)     28,416            --        28,416
Other assets...........................        1,073            168             --         1,241            --         1,241
                                         -------------  -------------  -------------  -----------  -------------  -----------
Total assets...........................    $  57,031      $  26,780      $  26,060     $ 109,871     $   4,027     $ 113,898
                                         -------------  -------------  -------------  -----------  -------------  -----------
                                         -------------  -------------  -------------  -----------  -------------  -----------
CURRENT LIABILITIES:
  Revolving notes payable..............       10,098         13,123          2,154(c)     25,375       (13,123)(g)      4,141
                                                                                                        (8,111)(g)
  Note payable.........................           --             --          3,500(c)      3,500                       3,500
  Payable to affiliates................           --          7,121         (7,121)(d)         --           --            --
  Current portion of long term debt....          472             62             --           534            --           534
  Current portion of capital leases....        1,093            667             --         1,760            --         1,760
  Accounts payable.....................       22,159            785          6,782(d)     29,726            --        29,726
  Income taxes payable.................          373             --             --           373            --           373
  Accrued expenses and other current
    liabilities........................        1,510             --          3,000(a)      4,510            --         4,510
                                         -------------  -------------  -------------  -----------  -------------  -----------
    Total current liabilities..........       35,705         21,758          8,315        65,778       (21,234)       44,544
Long term portion of bank term note....        3,305            443                        3,748            --         3,748
Notes payable to stockholder...........           --          1,641          7,219 ( )(c      7,304      (7,219)(g)         85
                                                                            (1,556)(l)
Capital leases payable, net of current
  installments.........................          965            999             --         1,964            --         1,964
Deferred income taxes..................          458             --             --           458            --           458
                                         -------------  -------------  -------------  -----------  -------------  -----------
                                              40,433         24,841         13,978        79,252       (28,453)       50,799

STOCKHOLDERS' EQUITY
Series A preferred stock...............       13,300             --             --        13,300       (13,300)(k)         --
Series B preferred stock...............        4,000             --             --         4,000        (4,000)(k)
Common stock...........................           63              1             21(a)         84            40(f)        168
                                                                                (1)(b)                      44(k)
Additional paid-in capital.............       11,696          2,678         13,276(a)     25,696        17,256(k)     75,392
                                                                               724(a)
                                                                            (2,678)(b)                  32,440(f)
                                                                                              --                          --
Accumulated deficit....................      (12,372)          (740)           740(b)    (12,372)           --       (12,372)
Foreign currency translation loss......          (89)            --             --           (89)           --           (89)
                                         -------------  -------------  -------------  -----------  -------------  -----------
Total stockholders' equity.............       16,598          1,939         12,082        30,619        32,480        63,099
                                         -------------  -------------  -------------  -----------  -------------  -----------
Total liabilities and stockholders'
  equity...............................    $  57,031      $  26,780      $  26,060     $ 109,871     $   4,027     $ 113,898
                                         -------------  -------------  -------------  -----------  -------------  -----------
                                         -------------  -------------  -------------  -----------  -------------  -----------

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

(a) We acquired Amitek for aggregate merger consideration of approximately $27,000, subject to adjustment. The acquisition is expected to result in an excess of the purchase price over the historical net assets to be acquired as follows:

Purchase price:
  Cash.....................................................................  $   5,654
  Issuance of 2,127,548 shares of common stock, par value $0.01
    Common stock...........................................................         21
    Additional paid-in capital.............................................     13,276
  Value of vested options issued...........................................        724
  Notes payable to former stockholders.....................................      7,219
                                                                             ---------
                                                                             $  26,894
                                                                             ---------
                                                                             ---------
Historical carrying value of net assets:
  Total net assets.........................................................  $   1,939
  Less: accrued transaction costs..........................................     (3,000)
                                                                             ---------
  Historical carrying value of net assets acquired.........................     (1,061)
                                                                             ---------
Excess of net purchase over assets acquired................................  $  27,955
                                                                             ---------
                                                                             ---------

   The allocation of the Amitek purchase price is based on preliminary estimates of fair value of the assets and liabilities. Final determination of the allocation of the purchase price is currently being completed. Accordingly, final amounts could differ from those used in those statements. However, the impact of any differences is not anticipated to have a material effect on our financial statements.

(b) To eliminate the historical net book value of Amitek:

Common stock...............................................................  $      (1)
Additional paid-in capital.................................................     (2,678)
Accumulated deficit........................................................        740
                                                                             ---------
                                                                             $  (1,939)
                                                                             ---------
                                                                             ---------

(c) We incurred additional debt to finance our acquisition of Amitek. The terms of the debt and adjustments are as follows:

                                                                                  INTEREST EXPENSE
                                                                           ------------------------------
                                                                           FOR THE YEAR    FOR THE NINE
                                                                               ENDED       MONTHS ENDED
                                                                           JUNE 30, 1998  MARCH 31, 1999
                                                                           -------------  ---------------
Term note-Suntrust
  ($3,500 at Prime +1%)..................................................    $     333       $     306
Line of credit
  ($2,154 at Prime +1%)..................................................          209             193
Note payable to former stockholders
  ($7,219 at Prime +1%)..................................................          684             630
                                                                                ------          ------
                                                                             $   1,226       $   1,129
                                                                                ------          ------
                                                                                ------          ------

(d) Prior to its acquisition, Amitek purchased all of its inventory from an affiliated company which charged a fee equal to 5% of material cost. This affiliated company was not acquired as part of the Amitek acquisition. As of the date of the acquisitions; all of the employees of the affiliated company's purchasing department became employees of Amitek.

    These pro forma adjustments eliminate the effects of the 5% charge from the affiliated company from Amitek's financial statements and recognize the cost of the purchasing department.

                                                                          FOR THE YEAR    FOR THE NINE
                                                              AS OF           ENDED       MONTHS ENDED
                                                          MARCH 31, 1999  JUNE 30, 1998  MARCH 31, 1999
                                                          --------------  -------------  --------------
Inventories.............................................    $     (339)            --              --
Payables to affiliate...................................        (7,121)            --              --
Accounts payable........................................         6,782             --              --
Cost of sales...........................................            --      $  (1,138)     $   (1,143)
Selling, marketing, general and administrative..........            --            544             408

(e) To reflect the pro forma adjustments as follows:

                                                                                     FOR THE YEAR    FOR THE NINE
                                                                                         ENDED       MONTHS ENDED
                                                                                     JUNE 30, 1998  MARCH 31, 1999
                                                                                     -------------  --------------
           Amortization (over a period of 15 years) of goodwill established in the
           acquisition.............................................................    $   1,864      $    1,398

(f)        To reflect the par value and anticipated additional paid-in capital as a result of this offering, based upon an offering price of $9.00 per share

           Common stock, par value $0.01 per share; 4,000,000 shares...............                   $       40
           Additional paid-in capital (net proceeds of $32,480 less $40 par
           value)..................................................................                       32,440
                                                                                                         -------
                                                                                                      $   32,480
                                                                                                         -------
                                                                                                         -------

(g) To reflect the application of the anticipated net proceeds from this offering:

           Repayment of note payable to Amitek former stockholder....                   $   7,219
           Repayment of Amitek's line of credit......................                      13,123
           Repayment of Century's line of credit.....................                       8,111
           Increase in cash and cash equivalents.....................                       4,027
                                                                                      -------------
                                                                                        $  32,480
                                                                                      -------------
                                                                                      -------------

(h)        To reflect the income tax provision based on applying the pro forma estimated marginal effective income tax rate of the combined companies.

(i)        The offering adjustments reflect the use of proceeds to pay off existing debt:

                                                                                     INTEREST EXPENSE REDUCTION
                                                                                 ----------------------------------
                                                       PRO-FORMA                  FOR THE YEAR      FOR THE NINE
                                        HISTORICAL     PRINCIPAL     OFFERING         ENDED         MONTHS ENDED
CENTURY                                   AMOUNT      ADJUSTMENTS   ADJUSTMENTS   JUNE 30, 1998    MARCH 31, 1999
--------------------------------------  -----------  -------------  -----------  ---------------  -----------------
Revolving note payable................   $  10,098     $   2,154     $  (8,111)     $     730         $     547
Note payable--stockholder.............          --         7,219        (7,219)           684               630
Note payable--Suntrust................          --         3,500            --             --                --
Bank note.............................       3,777            --            --             --                --
Capital lease obligation..............       2,058            --            --             --                --

                                                                                     INTEREST EXPENSE REDUCTION
                                                                                 ----------------------------------
                                                       PRO-FORMA                  FOR THE YEAR      FOR THE NINE
                                        HISTORICAL     PRINCIPAL     OFFERING         ENDED         MONTHS ENDED
AMITEK                                    AMOUNT      ADJUSTMENTS   ADJUSTMENTS   JUNE 30, 1998    MARCH 31, 1999
--------------------------------------  -----------  -------------  -----------  ---------------  -----------------
Revolving note payable................   $  13,123            --     $ (13,123)     $     303         $     583
Bank term note........................         505            --            --             --                --
Note payable--stockholder.............       1,641     $  (1,556)           --             --                --
Capital lease obligation..............       1,666            --            --             --                --
                                        -----------  -------------  -----------        ------            ------
Total debt outstanding................   $  32,868     $  11,317     $ (28,453)     $   1,717         $   1,760
                                        -----------  -------------  -----------        ------            ------
                                        -----------  -------------  -----------        ------            ------

(j) To reflect interest income from the anticipated cash proceeds of this offering utilizing the interest rate we receive on overnight funds (3.9%):

                                                                                    INTEREST INCOME
                                                                           ----------------------------------
                                                                            FOR THE YEAR      FOR THE NINE
                                                                                ENDED         MONTHS ENDED
                                                                            JUNE 30, 1998    MARCH 31, 1999
                                                                           ---------------  -----------------
Interest income from the anticipated cash proceeds from offering.........     $     157         $     118
                                                                                  -----             -----
                                                                                  -----             -----

(k) To reflect the one for one conversion of the series A and series B preferred stock to common stock.

(l) To offset the Amitek receivable from affiliate against the Amitek note payable to stockholder in accordance with the merger agreement.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH THE "SELECTED CONSOLIDATED FINANCIAL DATA" SECTION OF THIS PROSPECTUS AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE INDICATES, THIS DISCUSSION RELATES SOLELY TO OUR OPERATIONS AND DOES NOT REFLECT THE OPERATIONS OF AMITEK. THE FORWARD-LOOKING STATEMENTS IN THIS DISCUSSION REGARDING THE ELECTRONICS MANUFACTURING SERVICES INDUSTRY, OUR EXPECTATIONS REGARDING OUR FUTURE PERFORMANCE, LIQUIDITY AND CAPITAL RESOURCES AND OTHER NON-HISTORICAL STATEMENTS IN THIS DISCUSSION INCLUDE NUMEROUS RISKS AND UNCERTAINTIES, AS DESCRIBED IN THE "RISK FACTORS" SECTION OF THIS PROSPECTUS. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN ANY FORWARD-LOOKING STATEMENTS. REFERENCES TO "FISCAL 1998" REFER TO THE FISCAL YEAR ENDED JUNE 30, 1998 AND REFERENCES TO "FISCAL 1997" REFER TO THE FISCAL YEAR ENDED JUNE 30, 1997.

OVERVIEW

    We are a worldwide provider of electronics manufacturing services to leading OEMs in the communications and networking markets. Our headquarters are in Marlborough, Massachusetts and we have local manufacturing operations in Marlborough, Massachusetts, Santa Clara, California, St. Albans and Hemel Hempstead, United Kingdom, Bangkok, Thailand, and Boca Raton, Florida (Amitek Corporation). We have established manufacturing facilities in several of the world's major electronics markets, to serve the increasing international needs of our OEM customers. We have grown primarily through internal growth and strategic acquisitions. Most of the increase in our revenues is due to the overall growth of the electronics manufacturing services industry, primarily due to the increasing number of OEMs who have outsourced their manufacturing requirements.

    Most of our net sales are derived from the manufacture of products for OEM customers. Sales, net of estimated product returns and warranty costs, are recognized at the time of product shipment.

    Our cost of sales includes the cost of raw materials and components that comprise the manufactured products, the cost of labor and manufacturing overhead, and provisions for excess and obsolete inventory adjustments.

COMPANY HISTORY

    On July 10, 1996, Centennial Technologies, Inc. and a group of investors acquired all of the outstanding common stock of Design Circuits, Inc., or DCI, and redeemed all of the outstanding preferred stock, common stock warrants, and common stock options of DCI. A portion of the total consideration paid by Centennial and the other investors in the acquisition was paid to DCI's employees in consideration for the cancellation of their outstanding DCI stock options. As a result of these transactions, Centennial acquired approximately 75% of DCI.

    On July 24, 1996, Centennial formed Century Manufacturing, Inc., a Delaware corporation, now known as Century Electronics Manufacturing, Inc. In October 1996, Centennial and the other investors exchanged their shares in DCI for shares of Century. As a result, Century became the parent company of DCI. DCI was later renamed Century Electronics Manufacturing (NE) Inc.

    In November 1996, we acquired all of the outstanding capital stock of TRIAX Technology Group, Ltd. in exchange for 2,119,500 shares of our common stock, valued at approximately $4.5 million, and approximately $5.0 million in cash, including transaction costs. This transaction was accounted for under the purchase method of accounting.

    In July 1997, we acquired from Centennial a 51% interest in a company now known as Century Electronics Manufacturing (Thailand) Limited for $1,250,000. As part of this transaction, we repurchased 3,000,000 shares of common stock held by Centennial and Centennial's ownership in us was reduced below 50%. To effect our repurchase, we issued Centennial a 6% convertible debenture due in 2007 in a face amount of $6.0 million. Centennial transferred 928,000 shares of common stock to employees and others who were former stockholders of TRIAX to settle potential litigation against Centennial. In November 1997, we purchased the remaining 49% of Century Thailand from the minority owner for 750,000 shares of our common stock and 100,000 warrants to purchase our common stock at $5.00 per share. Both of these transactions were accounted for under the purchase method of accounting.

    In April 1998, we acquired all of the outstanding capital stock of Quality Manufacturing Services, Inc., an electronics manufacturing service provider located in California, for a total purchase price of $300,000 in cash and the issuance of 200,000 common stock options at an exercise price of $4.00 per share. In connection with the transaction, we assumed approximately $500,000 of outstanding indebtedness. This transaction was recorded under the purchase method of accounting.

    In August 1998, we acquired all of the outstanding capital stock of YMC Manufacturing Inc., an electronics manufacturing service provider located in California, for a total purchase price of approximately $250,000 in cash. In connection with the transaction, we assumed approximately $2.2 million of outstanding indebtedness. This transaction was recorded under the purchase method of accounting.

    Finally in July 1999, we acquired all of the outstanding capital stock of Amitek Corporation, a Florida electronics manufacturing service provider, for a total purchase price of approximately $27 million, subject to adjustment, of which we paid $5.6 million in cash, $7.2 million in notes, $724,000 in vested stock options and 2,127,548 shares of our common stock valued at approximately $14 million. In connection with the Amitek acquisition, we recorded $28 million as goodwill. Goodwill will be amortized as a non-cash charge to the income statement over a period of 15 years. The pro forma impact of this amortization expense is approximately $1.9 million per year.

    Please also refer to "Certain Relationships and Related Transactions" for more information about these transactions.

RESULTS OF OPERATIONS

    The following table presents certain information concerning our results of operations, including certain information presented as a percentage of net sales:

                                 EIGHT MONTHS ENDED
                                                      YEAR ENDED JUNE 30,   YEAR ENDED JUNE 30,
                                      JUNE 30,                                                      NINE MONTHS ENDED MARCH 31,
                                --------------------  --------------------  --------------------  -------------------------------
                                        1996                  1997                  1998                  1998            1999
                                --------------------  --------------------  --------------------  --------------------  ---------
                                                    (IN THOUSANDS, EXCEPT FOR PER SHARE AND PERCENTAGE DATA)
Net sales.....................  $  11,450      100.0% $  70,744      100.0% $  69,945      100.0% $  49,619      100.0% $  84,045
Cost of sales.................     10,782       94.2     63,428       89.7     65,079       93.0     46,426       93.6     75,178
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit..................        668        5.8      7,316       10.3      4,866        7.0      3,193        6.4      8,867
Operating costs and expenses:
  Selling, marketing, general
    and administrative
    expenses..................      1,109        9.7      2,493        3.5      6,007        8.6      4,282        8.6      5,293
  Stock compensation
    expense...................     --         --          1,775        2.5      1,186        1.7      1,186        2.4     --
  Goodwill write off..........     --         --         --         --          7,489       10.7      7,489       15.1     --
  Goodwill amortization.......     --         --            788        1.1     --         --         --         --         --
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss).......       (441)      (3.9)     2,260        3.2     (9,816)     (14.0)    (9,764)     (19.7)     3,574
Other expense, net............        199        1.7        532        0.8        856        1.2        636        1.3      1,086
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) before
  income tax..................       (640)      (5.6)     1,728        2.4    (10,672)     (15.2)   (10,400)     (21.0)     2,488
Income tax expense
  (benefit)...................         --         --      1,451        2.0       (218)      (0.3)      (209)       (.4)       945
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss).............       (640)      (5.6)       277        0.4    (10,454)     (14.9)   (10,191)     (20.6)     1,543
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) per share--
  basic.......................  $   (0.10)            $    0.03             $   (1.33)            $   (1.14)            $    0.24
                                ---------             ---------             ---------             ---------             ---------
                                ---------             ---------             ---------             ---------             ---------
Weighted average common
  shares--basic...............      6,256                 9,889                 7,870                 8,956                 6,489

Net sales.....................      100.0%
Cost of sales.................       89.5
                                ---------
Gross profit..................       10.5
Operating costs and expenses:
  Selling, marketing, general
    and administrative
    expenses..................        6.3
  Stock compensation
    expense...................     --
  Goodwill write off..........     --
  Goodwill amortization.......     --
                                ---------
Operating income (loss).......        4.2
Other expense, net............        1.3
                                ---------
Net income (loss) before
  income tax..................        2.9
Income tax expense
  (benefit)...................        1.1
                                ---------
Net income (loss).............        1.8
                                ---------
Net income (loss) per share--
  basic.......................
Weighted average common
  shares--basic...............

NINE MONTHS ENDED MARCH 31, 1999 COMPARED TO NINE MONTHS ENDED MARCH 31, 1998

NET SALES

    Net sales for the nine months ended March 31, 1999 increased $34.4 million, or 69.4%, to $84.0 million from $49.6 million for the nine months ended March 31, 1998. The increase in net sales was primarily attributable to growth in sales to a customer in the broadband networking technology industry from $20.7 million in the nine months ended March 31, 1998 to $62.1 million in the nine months ended March 31, 1999 and sales of $3.1 million generated by our West Coast operations acquired in April and August 1998. This increase was partially offset by a reduction in sales of approximately $12.3 million because of the loss of production of a product for a large customer of TRIAX. We believe that this loss was principally due to a combination of the end of a product lifecycle for the initial product and the OEM's decision to utilize a different electronic manufacturing service provider for the next generation of that product.

COST OF SALES

    Cost of sales for the nine months ended March 31, 1999 increased $28.8 million, or 61.9%, to $75.2 million from $46.4 million for the nine months ended March 31, 1998. Cost of sales as a percentage of net sales decreased to 89.5% for the nine months ended March 31, 1999 from 93.6% for the nine months ended March 31, 1998, primarily as a result of changes in customer mix and increased utilization of our production facilities.

OPERATING EXPENSES

    Operating expenses for the nine months ended March 31, 1999 decreased $7.7 million, or 59.1%, to $5.3 million from $13.0 million for the nine months ended March 31, 1998. The decrease in operating expenses was primarily due to the writeoff of goodwill of $7.5 million in the nine months ended March 31, 1998 associated with our acquisition of TRIAX. Such goodwill was written off due to the loss of production of a product for a significant customer of TRIAX. Also in the nine months ended March 31, 1998, Centennial transferred 928,000 shares of our stock to several of our employees who were the former owners of TRIAX in exchange for a mutual release. We recorded stock compensation expense of $1.2 million related to this transfer. Operating expenses as a percentage of net sales were 6.3% for the nine months ended March 31, 1999 compared to 26.1%, 8.6% excluding the two charges, for the nine months ended March 31, 1998. Excluding the two charges, operating expenses as a percentage of sales for the nine months ended March 31, 1999 decreased compared to the nine months ended March 31, 1998 because our fixed costs did not increase proportionally with sales.

OTHER EXPENSE, NET

    Other expense, net for the nine months ended March 31, 1999 increased $0.5 million to $1.1 million from $0.6 million for the nine months ended March 31, 1998, primarily due to the higher interest costs resulting from increased borrowings under our revolving credit facility.

INCOME TAX EXPENSE (BENEFIT)

    Income tax expense for the nine months ended March 31, 1999 increased $1.1 million to $0.9 million from a benefit of $0.2 million for the nine months ended March 31, 1998. The effective tax rate for the nine months ended March 31, 1999 of 38.0% was 4.0% higher than the federal statutory rate of 34.0% due to state income taxes with an effective tax rate of 6.0%, offset by a decrease in our valuation allowance for deferred taxes reducing the effective tax rate by 2.0%. The effective tax rate for the nine months ended March 31, 1998 was 2.0% compared to the federal statutory rate of 34.0% due to the write off of non-deductible goodwill and an increase in our valuation allowance for deferred tax assets.

NET INCOME (LOSS)

    For reasons set forth above, net income for the nine months ended March 31, 1999 increased $11.7 million to $1.5 million, or $0.24 per share, from a loss of $10.2 million, or ($1.14) per share, for the nine months ended March 31, 1998.

PRO FORMA RESULTS OF OPERATIONS

    After the inclusion of Amitek and the application of the anticipated net proceeds from this offering, pro forma net sales were $121.1 million and pro forma net income for the nine months ended March 31, 1999 was $1.5 million, or $0.09 per share--basic, compared to our actual results of net sales of $84.0 million and net income of $1.5 million, or $0.24 per share--basic for the same period.

    The results of operations on a pro forma basis include the amortization of goodwill that results from the net difference between the purchase price of Amitek and the fair value of the net assets of Amitek on the date of acquisition. See "Unaudited Pro Forma Financial Data." These results are not necessarily indicative of the results that would have been achieved had the Amitek acquisition occurred on July 1, 1997.

YEAR ENDED JUNE 30, 1998 COMPARED TO YEAR ENDED JUNE 30, 1997

NET SALES

    Net sales for fiscal 1998 decreased $0.8 million, or 1.1%, to $69.9 million from $70.7 million for fiscal 1997. The decrease in the net sales was attributable to a reduction in sales of approximately $18.1 million from $41.2 million in fiscal 1997 to $23.1 million in fiscal 1998 from the loss of production by our UK operations offset by increases in sales of $8.5 million to a major customer in the broadband technology industry and net increases of $8.8 million to other OEM customers.

COST OF SALES

    Cost of sales for fiscal 1998 increased $1.7 million, or 2.6%, to $65.1 million from $63.4 million for fiscal 1997. Cost of sales as a percentage of net sales increased to 93% for fiscal 1998 from 89.7% for fiscal 1997 primarily as a result of changes in customer mix combined with a decrease in utilization of our UK production facilities related to the loss of production of a product for a significant customer.

OPERATING EXPENSES

    Operating expenses for fiscal 1998 increased $9.6 million, to $14.7 million from $5.1 million for fiscal 1997. The increase in operating expenses was primarily due to the writeoff of goodwill of $7.5 million in fiscal 1998 associated with our UK operation due to the loss of production of a product for a significant customer. Also in fiscal 1998, Centennial transferred 928,000 shares of our stock to several of our employees who were the former owners of TRIAX in exchange for a mutual release. We recorded stock compensation expense of $1.2 million related to this transfer. Operating expenses as a percentage of net sales were 21% for fiscal 1998 compared to 7.1% for fiscal 1997. Excluding the two charges in fiscal 1998, operating expenses as a percentage of net sales were 8.6% for fiscal 1998.

OTHER EXPENSE, NET

    Other expense, net for fiscal 1998 increased $0.4 million to $0.9 million from $0.5 million for fiscal 1997.

INCOME TAX EXPENSE (BENEFIT)

    Income tax expense for fiscal 1998 decreased $1.7 million to an income tax benefit of $0.2 million from an expense of $1.5 million for fiscal 1997. Our effective tax rate for fiscal 1998 of 2.0% was 32.0% less than the federal statutory tax rate of 34.0% due to the write off of non-deductible goodwill, an increase in our valuation allowance for deferred tax assets and losses from foreign losses for which no benefit was taken. Our effective tax rate for fiscal 1997 of 84.0% was 50.0% higher than the federal statutory tax rate of 34.0% due primarily to non-deductible goodwill amortization and an increase in the valuation allowance for deferred tax assets.

NET INCOME (LOSS)

    For reasons set forth above, net income for fiscal 1998 decreased $10.7 million to a net loss of $10.4 million, or $(1.33) per share, from net income of $0.3 million, or $0.03 per share, for fiscal 1997.

YEAR ENDED JUNE 30, 1997 COMPARED TO ANNUALIZED EIGHT MONTHS ENDED JUNE 30, 1996

NET SALES

    Net sales for fiscal 1997 increased $53.5 million, to $70.7 million from $17.2 million for the annualized eight months ended June 30, 1996. The increase in net sales was primarily due to the acquisition of TRIAX in November 1996, which accounted for an increase of approximately $38.0 million in sales; the remainder related to increased domestic production of communication products.

COST OF SALES

    Cost of sales for fiscal 1997 increased $47.2 million, to $63.4 million from $16.2 million for the annualized eight months ended June 30, 1996. Cost of sales as a percentage of net sales decreased to 89.7% for fiscal 1997 from 94.2% for the annualized eight months ended June 30, 1996 primarily as a result of changes in customer mix and increased absorption of fixed costs.

OPERATING EXPENSES

    Operating expenses for fiscal 1997 increased $3.4 million, to $5.1 million from $1.7 million for the annualized eight months ended June 30, 1996. Operating expenses increased primarily due to the acquisition of TRIAX in November 1996 and the recognition of stock compensation expense of approximately $1.8 million for the buy out of employee stock options in connection with Centennial's acquisition of DCI. Operating expenses as a percentage of net sales were 7.1% for fiscal 1997 compared to 9.7% for the annualized eight months ended June 30, 1996.

OTHER EXPENSE, NET

    Other expense, net for fiscal 1997 increased $0.2 million to $0.5 million from $0.3 million for the annualized eight months ended June 30, 1996.

INCOME TAX EXPENSE (BENEFIT)

    Income tax expense for fiscal 1997 increased $1.5 million to $1.5 million from $0 for the annualized eight months ended June 30, 1996. Our effective tax rate for fiscal 1997 of 84.0% was 50.0% higher than the federal statutory tax rate of 34.0% due primarily to non-deductible goodwill amortization and an increase in our valuation allowance for deferred tax assets. Our effective tax rate of 0% for the eight month period ended June 30, 1996 was lower than the expected effective income tax benefit of 34% due to an increase in the valuation allowance of deferred tax assets.

NET INCOME (LOSS)

    For reasons set forth above, net income for fiscal 1997 increased $0.9 million to $0.3 million, or $0.03 per share, from a net loss of $0.6 million, or $(0.10) per share, for the eight months ended June 30, 1996.

LIQUIDITY AND CAPITAL RESOURCES

    During fiscal years 1997 and 1998 and the nine months ended March 31, 1999 we primarily funded operations through borrowings under credit facilities with banks, and debt and equity investments by shareholders. We generated negative cash flow from operations of $1.6 million for fiscal 1997, $1.9 million for fiscal 1998, and $1.6 million for the nine months ended March 31, 1999.

    Cash used in investing activities was $7.3 million for fiscal 1997, $1.6 million for fiscal 1998 and $3.0 million for the nine months ended March 31, 1999. Cash was paid (assumed) in connection with our acquisitions of $4.5 million for fiscal 1997, ($0.9 million) for fiscal 1998 and $0.3 million for the nine months ended March 31, 1999. Capital expenditures were $2.7 million for fiscal 1997, $2.5 million for fiscal 1998 and $2.6 million for the nine months ended March 31, 1999.

    Cash provided by financing activities was $2.6 million for fiscal 1998, $11.1 million for fiscal 1997 and $5.8 million for the nine months ended March 31, 1999. In fiscal 1997, we raised $5.0 million from the issuance of common stock to fund the acquisition of TRIAX, $3.9 million in capital contributions was received from shareholders to repurchase employee stock options and to repay existing debt, and $4.1 million was received from shareholder notes to fund operations. In fiscal 1998, we received $9.9 million from the issuance of preferred stock, $2.0 million from the issuance of convertible notes, and $4.7 million from borrowings under our credit facility. These amounts were utilized to repurchase and retire $5.7 million of common stock from Centennial, to repay the $4.1 million of notes payable to Centennial, to pay $3.6 million of capital lease obligations and to fund operating and capital expenditures. Also, in fiscal 1998, the $2.0 million in convertible notes were converted into 705,424 shares of common stock. During the nine months ended March 31, 1999, we received $6.4 million of net proceeds from borrowings under credit facilities and $3.4 million for the issuance of preferred stock, offset by $3.9 million of principal payments on capital lease obligations and debt. In addition, we received $1.0 million of bridge financing, which was paid off upon the issuance of the preferred stock.

    During the nine months ended June 30, 1999, we experienced significant growth in operations. As a result we used cash from operations, vendor trade payables and our revolving credit facility to finance increases in our inventory and accounts receivable. In the event that we experience significant growth in the future, we may need to finance such growth and any corresponding working capital needs with additional borrowings as well as additional public and private offerings of our debt and equity, including this offering. However, we currently do not know if such funds will be available to us in the future on terms that would be favorable to us, or at all.

    In December 1998, we entered into a three-year, $14.0 million loan facility with Fidelity Funding, Inc. The credit facility provides for a $2.0 million term loan and a $12.0 million revolving credit facility. The amount of credit available under the revolving credit facility is based upon the levels of eligible receivables and inventory. Loans under this facility bear interest at prime plus 1% and are secured by substantially all of our assets of our United States operations. This facility includes conditions to borrowing, certain financial and other affirmative and negative covenants, including, among others, limits on the incurrence of indebtedness, covenants concerning financial ratios, restrictions on dividends, and events of default. As of March 31, 1999, we had borrowed $1.9 million on the term loan and $10.1 million on the revolving loan.

    As of March 31, 1999, we had outstanding 3,671,233 shares of series A preferred stock and 666,667 shares of series B preferred stock. Series A preferred stock is convertible into common stock on a one for one basis and has a liquidation preference of $26.8 million. Series B preferred stock is convertible into common stock on a one for one basis and has a liquidation preference of $4.0 million which is subordinate to the series A shareholders. All preferred shares will be automatically converted into common stock in the event of an initial public offering.

    In July 1999, we acquired Amitek in a merger. The acquisition will be accounted for using the purchase method of accounting. The purchase price, which is subject to adjustment, was $5.7 million in cash, $7.2 million in notes, $724,000 in vested options and 2.1 million shares of our common stock. In connection with the acquisition we assumed approximately $13.6 million of indebtedness (based on Amitek's March 31, 1999 balance sheet). The notes payable to former Amitek shareholders bear interest at prime plus 1% and are payable on a quarterly basis over a five-year period or, if sooner, at the time of closing of this offering. The indebtedness assumed is under a $14.0 million revolving credit agreement with National Bank of Canada that will remain in place to fund the operations of Amitek. We have agreed to guaranty all of Amitek's obligations under the revolving credit facility. The amount of credit available under the revolving credit facility is based upon the levels of eligible receivables and inventory. Borrowings under the facility bear interest at prime plus 1.5% and are secured by substantially all of the assets of Amitek. This facility includes conditions to borrowing, certain financial and other affirmative and negative covenants, including, among others, limits on the incurrence of indebtedness, covenants concerning financial ratios, restrictions on dividends, and events of default.

    Also in July 1999, in connection with the acquisition of Amitek, we amended our loan facility with Fidelity Funding to increase the revolving credit facility to $15.0 million. We anticipate that upon this offering the limit on the revolving credit facility will be reduced to $12.0 million. In addition, we entered into a $3.5 million term loan with Suntrust Bank. The term loan bears interest at prime plus 1%, is payable over five years and contains covenants and restrictions substantially identical to those under the Amitek revolving credit facility. Proceeds from the term loan and additional borrowings on the revolving credit facility were utilized to make the cash payment for the acquisition.

    We intend to continue pursuing attractive acquisition opportunities. The timing, size or success of any acquisition and the associated potential capital commitments are unpredictable. We currently plan to fund future acquisitions primarily through a combination of working capital, including the proceeds from this offering, cash flow from operations and borrowings, as well as the issuances of debt and/or equity securities. However, we currently do not know if such funds will be available to us in the future at terms that would be favorable to us. We believe that our cash flows from operations, cash on hand and cash from the net proceeds of this offering, together with the availability under our credit facilities, will be sufficient to meet our working capital and capital expenditure requirements and provide us with adequate liquidity to meet our anticipated operating needs for at least the next 12 months. Although operating activities are expected to provide cash, to the extent we grow significantly in the future, our operating and investing activities may use cash and, consequently, this growth may require us to obtain additional sources of financing. There can be no assurance that any necessary additional financing will be available to us on commercially reasonable terms, if at all.

YEAR 2000

GENERAL

    The year 2000 issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the fact that certain computer systems, embedded systems and hardware use two digits, rather than four, to define the applicable year. On January 1, 2000, these systems and programs may recognize the date as January 1, 1900 and may process data incorrectly or stop processing data altogether. We rely upon vendor-supplied technology and recognize the potential business risk to our assets and systems associated with the arrival of the year 2000.

STATUS OF REMEDIATION

    We have identified three phases in our year 2000 project: identify, test and validate. The identification phase involves the collection and validation of an inventory of computer related devices and an evaluation and assessment of each inventoried item. The testing phase includes remediation (repair, replace or retire) and various levels of testing for compliance. The validation phase includes the verification that the system or process will continue to function in the year 2000 and beyond.

    In addressing the year 2000 issues and risks, we have focused on our mission critical systems, including our information systems used in manufacturing, sales and finance, and have begun converting these systems to systems that are certified to be year 2000 compliant by the vendors providing the new or upgraded systems. Conversion efforts, including testing, will be completed by the end of September 1999.

    We expect to complete all year 2000 remediation for these projects by the end of September 1999. The failure to complete the remedial actions on a timely basis could have a material adverse effect on our business, results of operations and financial condition.

THIRD PARTY COMPLIANCE

    Our year 2000 project scope extends to assessing issues affecting suppliers' and customers' products, services, systems and operations. In early 1999, we sent questionnaires to our principal vendors and suppliers requesting information regarding their year 2000 compliance, and we are following up on all unsatisfactory responses. Based on information available to us at August 1, 1999, we believe that approximately 45% of our suppliers are year 2000 compliant.

    In addition to these formal inquiries, we have been working closely on year 2000 issues with those third parties with which we have significant relationships, including, in particular, significant customers and suppliers. Mutual testing of electronic data interfaces between us and our significant customers and suppliers is being performed in an effort to ensure their year 2000 compliance.

CONTINGENCY PLANS

    We are developing contingency plans for potential year 2000 failures. We intend to develop, where practicable, contingency plans for all mission critical processes. We plan to complete these contingency plans by the end of October 1999.

ESTIMATED COSTS

    We currently estimate that the total costs for our year 2000 remediation projects will be approximately $1.0 million. As of August 1, 1999, we had incurred $0.7 million for year 2000 projects. Year 2000 expenditures are financed through funds generated from operations, and are capitalized to the extent they enhance the capabilities and useful life of the underlying systems. We have not deferred any major information technology projects as a result of our year 2000 remediation efforts.

    We have not assessed the financial impact of not being year 2000 compliant. Failure to be year 2000 compliant could have a material adverse effect on our business, results of operations and financial condition.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued SFAS 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Under this concept, all revenues, expenses, gains and losses recognized during the period are included in income, regardless of whether they are considered to be results of operations of the period. SFAS 130, which becomes effective for us in our year ending June 30, 1999, is not expected to have a material impact on our consolidated financial statements.

    In June 1997, the Financial Accounting Standards Board issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report selected information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131, which becomes effective for us in our year ending June 30, 1999, is currently not expected to have a material impact on our consolidated financial statements and footnote disclosures.

    In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Financial Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and hedging, requiring recognition of all derivatives as either assets or liabilities in the statement of financial position measured at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The effects of adopting SFAS 133 are not expected to have a material impact on our financial condition, results of operations or cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We have financial instruments which are subject to interest rate risk, principally debt obligations under our credit facilities. Historically, we have not experienced significant fluctuations in operating results due to interest rate changes. The carrying value of our long-term debt, including current maturities, was approximately $5.8 million at March 31, 1999. We also have borrowings under a revolving note payable with a carrying value of approximately $10.1 million at March 31, 1999. After giving effect to the use of the anticipated net proceeds from this offering, the pro forma as adjusted carrying value of our long-term debt would have been $8.0 million at March 31, 1999 and the carrying value at borrowings under our revolving note payable would have been $4.1 million at March 31, 1999. Due to the nature of the debt instruments, management has determined that the fair value was not materially different from carrying value. Based upon a hypothetical ten-percent increase in interest rates, the potential losses in future earnings before taxes would be immaterial to us.

    We are subject to foreign currency exchange rate risk primarily for the operations in the United Kingdom and Thailand. We currently do not enter into any derivative financial instruments to either hedge our foreign currency risk or for trading purposes. Based upon the size of the operations outside the United States, and our corresponding exposure to changes in exchange rates, we do not consider our exposure relating to currency exchange to be material.

                                    BUSINESS

BACKGROUND

    We are a worldwide provider of electronics manufacturing services to leading original equipment manufacturers, or OEMs, primarily in the communications and networking markets. We have established manufacturing facilities in several of the world's major electronics markets to meet the requirements of our OEM customers. Our strategy is to focus on the manufacture of complex, high-density electronic assemblies and products in low- to medium-volume production runs. We offer a broad range of manufacturing services from product design and prototyping through volume production and order fulfillment. In addition we have substantial expertise in manufacturing and testing radio frequency, or RF, assemblies. Our customers include industry leaders, such as Nortel, Motorola, Lucent and 3Com.

RECENT DEVELOPMENTS

    On July 30, 1999 we acquired Amitek Corporation, a Florida-based electronics manufacturing services provider, for aggregate consideration of approximately $27 million, subject to adjustment, in cash, notes, and stock and options in a transaction accounted for as a purchase. Amitek had net sales of $45.2 million for the year ended December 31, 1998 and $14.2 million for the three months ended March 31, 1999. From 1995 to 1998, Amitek achieved a compound annual growth rate of net sales of 78%. Amitek's largest customer is Motorola. Motorola represented 88% of Amitek's net sales in 1998 and has been a customer since 1994. Amitek supports Motorola locations in Florida, Illinois, Iowa, and Georgia domestically, and Brazil, Ireland, Israel, Malaysia and Germany, internationally. The Amitek acquisition has provided us with a new regionally-focused manufacturing operation.

    After giving effect to the Amitek acquisition, our pro forma combined net sales were $121.1 million for the nine-month period ended March 31, 1999.

OVERVIEW OF THE ELECTRONICS MANUFACTURING SERVICES INDUSTRY

    The electronic manufacturing services industry provides a range of manufacturing services to OEMs in the electronics industry. According to Technology Forecaster's estimates, the electronics manufacturing services industry grew from $10 billion in 1988 to $89.6 billion in 1998, a compound annual growth rate of 25%. Technology Forecasters forecasts that the EMS industry will continue to grow annually at approximately 25.0% into the next decade, with industry revenue projected at $178.0 billion by 2001.

                  ELECTRONICS MANUFACTURING SERVICES REVENUES

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              BILLIONS OF
                DOLLARS
1996                     59.3
1997 (1)                 72.6
1998 (1)                 89.6
1999 (1)                112.0
2000 (1)                140.5
2001 (1)                178.0

(1)  Estimated

Source: Technology Forecasters

    OEMs are increasingly outsourcing their manufacturing requirements. In some instances, OEMs have sold their manufacturing operations to electronics manufacturing service providers, while at the same time establishing contractual manufacturing relationships. Technology Forecasters estimates that by 2001, outsourcing by OEMs to electronics manufacturing service providers will increase to 26% of the projected cost of goods sold for the electronics industry:
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                           OUTSOURCING OPPORTUNITY
(ESTIMATED ELECTRONICS MANUFACTURING SERVICES DEMAND AS A PERCENTAGE OF THE ELECTRONICS INDUSTRY COST OF GOODS
SOLD)
                                                                                                                   Total Electronics
                                                                                                                Cost of Goods Sold -
                                                                                                                      $554.0 billion
1998                                                                                                                          $554.0
                                                                                                                   Total Electronics
                                                                                                                Cost of Goods Sold -
                                                                                                                      $682.0 billion
2001                                                                                                                          $682.0

                                           OUTSOURCING OPPORTUNITY
(ESTIMATED ELECTRONICS MANUFACTURING SERVICES DEMAND AS A PERCENTAGE OF THE ELECTRONICS INDUSTRY COST OF GOODS
SOLD)

                                                                                                                 16% $89.6 billion

1998                                                                                                                         $89.6

                                                                                                                26% $178.0 billion

2001                                                                                                                        $178.0


    Outsourcing allows OEMs to take advantage of the manufacturing expertise and capital investments of the electronics manufacturing service providers. It also enables OEMs to concentrate on their core competencies, such as product development, marketing and sales. We believe that an electronics manufacturing service provider can enhance an OEM's competitive position by:

    - reducing overall production costs;

    - accelerating product time-to-market and time-to-volume;

    - providing access to advanced manufacturing capabilities;

    - improving inventory management and purchasing power; and

    - reducing capital investment in equipment and facilities.

    In order to meet the evolving needs of OEMs, electronic manufacturing service providers are focused on establishing manufacturing facilities around the world that can shorten and simplify an OEM's supply chain and significantly reduce the time it takes to bring products to market. In addition, electronic manufacturing service providers are locating facilities in regions such as Mexico, Asia and Central Europe in order to expand their services offerings to include a low cost manufacturing solution.

    The electronics content of many of today's commercial and consumer products has increased dramatically, with more and more products involving complex, high density assemblies in low to medium-volume production. The growth of the Internet and the increased usage of personal communications systems have spawned development of a multitude of complex electronics products addressing these trends, which is also helping to drive the growth of the electronic manufacturing services industry. For many users of the Internet, particularly those seeking broadband access, the cable modem has become a desired method of connecting to the Internet. According to Kinetic Strategies Inc., a Phoenix, Arizona, based consulting firm specializing in the emerging broadband Internet market, the number of cable modem subscribers in North America is expected to reach 3 million in 2001, up from approximately 500,000 in 1998, representing more than an 80% compound annual growth rate. Wireless communications is one of the fastest growing sectors of the communications industry. Nokia, a leading wireless communications equipment provider, expects the number of wireless subscribers worldwide to reach 1 billion in 2005, up from an estimated 300 million subscribers at the end of 1998, representing approximately a 20% compound annual growth rate. These trends are proving favorable for providers of electronics manufacturing services, particularly those with the ability to effectively meet the production requirements of these markets as well as those with RF expertise. We believe that the diversity of electronics products provides significant opportunities for low- to medium-volume manufacturers to capture substantial production opportunities.

OUR BUSINESS STRATEGY

    Our goal is to be the leading global provider of complex, high-density electronic assemblies. To achieve this, we are implementing the following business strategy:

    - PROVIDE MANUFACTURING SERVICES THROUGH REGIONALLY FOCUSED OPERATIONS ON A GLOBAL BASIS. Global manufacturing capabilities are becoming increasingly more important as many OEMs expand their international revenues. We believe our strategy of establishing regionally focused operations on a global basis will enable us to increase penetration with our existing OEM customers as we have the ability to manufacture the same product in multiple locations. Furthermore, in the United States and the United Kingdom, we have manufacturing operations that are strategically positioned close to our customers. This local presence enables us to be more responsive to our customers requirements, while reducing costs and accelerating time to market. We believe this global strategy will enable us to increase our penetration with existing OEM customers and establish new relationships with leading OEMs in our targeted markets.

    - PROVIDE A BROAD RANGE OF MANUFACTURING SERVICES. In an effort to meet the increasing needs of our OEM customers, we offer a broad range of services from product design through prototyping and volume production. We also have significant expertise in manufacturing and testing RF assemblies. In recent years we have expanded our service offering to include distribution and repair and warranty services.

    - ATTRACT PROMISING EMERGING COMPANIES. Our expertise in manufacturing complex products for the communications and networking industries and our proximity to several of the world's technology centers makes us an attractive manufacturing partner for emerging companies. Emerging companies present us with opportunities to maintain our technological expertise, which helps strengthen our competitive position, while providing attractive growth opportunities as their products gain market acceptance.

    - PROVIDE A BROAD RANGE OF MANUFACTURING SERVICES. We offer services from initial product design, electromechanical and printed circuit board assemblies and testing to final product assembly. In recent years, we have increased our service offerings to include distribution to the OEMs' distribution channels, distributors, warranty return and repair services and testing services.

    - PURSUE STRATEGIC ACQUISITIONS. Growth through selective acquisitions is an important element in our strategy. We have completed three acquisitions since April 1998, including the recent acquisition of Amitek, and will continue to selectively seek other opportunities that will further our strategy of locating operations near existing and potential customers. We may also seek acquisition opportunities similar to our facility in Thailand that will provide a lower-cost manufacturing option for our OEM customers. We believe that acquisitions can strengthen our market position by, among other things:

       - Expanding our geographic presence to serve our current and future OEM customers;

       - Enlarging our target OEM customer base;

       - Broadening our service offerings; and/or

       - Adding experienced management.

There can be no assurance that our strategies will be successful or will reduce the risks associated with our business. See "Risk Factors--Risks Related to Our Business and Industry."

OUR SERVICES

    We provide a broad range of electronics manufacturing services with advanced production capabilities on three continents. The services we offer include:

    ASSEMBLY AND MANUFACTURING SERVICES. Our assembly and manufacturing services include printed circuit board assembly, electromechanical assembly and final product assembly. A substantial portion of our sales are derived from the manufacture and assembly of complete products (rather than components). As OEMs seek to provide greater functionality in smaller products, they increasingly require more sophisticated manufacturing technologies and processes. We have invested in advanced manufacturing equipment and have experience in packaging and interconnect technologies, such as ball grid array, micro ball grid arrays, x-ray analysis, bare die attach and chip-on-board. We view our ability to provide manufacturing services using our expertise in these advanced technologies as one of our core strengths.

    MATERIAL PROCUREMENT AND MANAGEMENT. Materials procurement and management involves planning, purchasing and expediting the delivery of components and materials used in the manufacturing process. We employ various inventory management techniques such as just-in-time, ship-to-stock, and autoreplenish programs. We have developed direct relationships with component suppliers that reduce our customers' material acquisition costs. We have also established distribution relationships with Avnet Electronics, Arrow Electronics, and Future Electronics in the United Stated and Pioneer in the United

Kingdom. These relationships help to protect us from price fluctuations, as a portion of the risk is typically borne by our customers and/or the distributors. In addition, we have established in-house stores at our facilities which effectively shorten the supply chain between component suppliers and our customers.

    DESIGN AND ENGINEERING SERVICES. Our engineers collaborate with customers to refine and complete product design. We coordinate our design, prototype and other engineering capabilities to design for manufacturability and design for test requirements. We also offer mechanical design and metal forming capabilities from our St. Albans, U.K. facility. We believe this collaborative approach strengthens our relationships with our customers.

    TESTING SERVICES. We provide testing services for assembled printed circuit boards, subsystems and systems, which enable us to deliver high-quality products on a consistent basis. We also work with our customers to develop product-specific test strategies. Our test capabilities include manufacturing defect analysis, in-circuit tests, functional tests, accelerated stress and life tests, and environmental stress tests of board or system assemblies. Our capabilities include custom design test equipment and software. We have also developed an expertise in radio frequency testing protocols to meet customer needs. Radio frequency technology involves the wireless transmission and reception of electromagnetic radiation in the radio frequency range through the use of a transmitter and a receiver. Advanced applications of radio frequency technology include analog and digital mobile phone communications, paging services and wireless data transmission services such as e-mail, facsimile and wireless connections to computer networks.

    DISTRIBUTION AND FULFILLMENT SERVICES. We offer our customers flexible, just-in-time delivery programs allowing product shipments to be closely coordinated with customers' requirements. We also offer direct order fulfillment services and increasingly deliver final products we assemble for our customers directly into customers' distribution channels or directly to the end-user. We believe that these services provide our customers with a comprehensive solution and enable them to be more responsive to market demands.

    DEPOT REPAIR SERVICES. We have full product testing and diagnostic capabilities and depot repair services of product, including system upgrades, in and out of warranty repair services.

CUSTOMERS

    We target leading OEMs in the communications and networking industries and other growing sectors of the electronics industry. A small number of customers and industry segments have historically comprised a major portion of our net sales. Our customers include industry leaders Nortel, Motorola, Lucent and 3Com. During the first nine months of fiscal 1999, giving effect to the Amitek acquisition, Nortel represented 54.7% of total pro forma net sales, and Motorola represented 27.3% of total pro forma net sales. For fiscal 1998, Nortel represented 27.8% of our pro forma net sales, and Motorola represented 31.2% of pro forma net sales.

SALES AND MARKETING

    We market our services through a direct sales force and through independent marketing representatives. In addition, our divisional and executive management teams are an integral part of our relationships with customers. We seek to develop our business by participating in product design and development, leveraging relationships with existing customers and executing formal marketing efforts. Each of our salespeople has been carefully selected for his/her knowledge of the local market around his/her particular facility. We believe this knowledge of a specific marketplace is key to understanding who the customers are and where the business development opportunities exist.

    We recognize the importance of customer relationships. We cooperate with existing and potential customers to transform their ideas into finished products. Once a marketable product is conceived, we work with a client to design a manufacturable product that meets desired specifications. We then prototype the design and produce a small quantity of assemblies for the customer. During this "start up" phase, we will assemble a customer specific team consisting of:

    - a program manager;

    - a manufacturing/test engineer;

    - a quality engineer; and

    - a materials/purchasing manager.

    Our teams manage all phases of the product development and production process for the customer. As the product matures, we meet with our customer to evaluate on-going needs and respond to customer concerns.

COMPETITION

    The electronic manufacturing services industry is extremely competitive. We compete against numerous domestic and foreign electronics manufacturing service providers, including companies such as ACT Manufacturing, Benchmark Electronics, Jabil Circuit, Sanmina, and Solectron Corporation. Many of these companies are substantially larger than us and have greater financial, operating, manufacturing and marketing resources than we do. Some of our competitors have broader geographic breadth, broader ranges of services and more established overseas operations than we do. In addition, some of our customers may have broader relationships with our customers than we do. We also face competition from the manufacturing operations of our current and potential customers, who continually evaluate the relative benefits of internal manufacturing versus outsourcing. As more OEMs dispose of their manufacturing assets, we face increasing competitive pressures to grow our business. We believe that the principal competitive factors in our target markets are product quality, flexibility and timeliness in responding to design and schedule changes, reliability in meeting product delivery schedules, pricing, technological sophistication, and geographic location. To remain competitive, we believe we must continue to provide technologically advanced manufacturing services, maintain quality levels, offer flexible delivery schedules, deliver finished products on a reliable basis and compete effectively on the basis of price. Please see "Risk Factors."

SUPPLIERS

    Many of the products we manufacture require one or more components that are ordered from only one source. In addition, many assemblies require components that are available from only a single source. Some of these components are allocated in response to supply shortages. We attempt to ensure continuity of supply of these components. One way we have done this is by establishing in-house stores with a select group of component suppliers to improve their ability to effectively meet our customers' short lead times. In cases where unanticipated customer demand or supply shortages occur, we attempt to arrange for alternative sources of supply, where available, or defer planned production to meet the anticipated availability of the critical component. In some cases, supply shortages will substantially curtail production of all assemblies using a particular component. In addition, at various times there have been industry wide shortages of electronic components. Please see "Risk Factors."

EMPLOYEES

    As of June 30, 1999, including Amitek, we had 835 full-time employees, of whom 728 worked in manufacturing and 107 worked in sales and administration. Two hundred forty employees joined us as a result of the Amitek acquisition. We consider our relations with our employees to be good.

GEOGRAPHIC SALES

    For the nine month period ended March 31, 1999, we had net sales of approximately $12.4 million in Europe, $107.6 million in North America, and $1.1 million in Asia. In fiscal 1998, we had net sales of approximately $23.3 million in Europe, $45.7 million in North America, and $0.9 million in Asia. In fiscal 1997, we had net sales of approximately $41.2 million in Europe, $29.5 million in North America and none in Asia. In fiscal 1996, all of our net sales were in North America.

FACILITIES

    Our principal executive offices are located in Marlborough, Massachusetts, under a lease that expires in July 31, 2007. We also lease manufacturing and warehouse space in the following locations and employ the following number of persons at such locations:

LOCATION                                                              SPACE        EMPLOYEES
-----------------------------------------------------------------  -----------  ----------------
                                                                   (SQ. FEET)
Marlborough, Massachusetts.......................................      70,000      245 employees
Santa Clara, California..........................................      50,000      152 employees
Boca Raton, Florida..............................................      51,000      240 employees
Hemel Hempstead, United Kingdom..................................      70,000       88 employees
Bangkok, Thailand................................................      10,000       70 employees

    We own a 45,000 square foot facility in St. Albans, United Kingdom where we have 40 employees. Our operations at the St. Albans facility consist of mechanical design and metal forming and processing.

    The leases for these locations expire between 2000 and 2013. All of our manufacturing facilities, except Florida, are ISO 9002 certified. Amitek's Florida location has a QSR rating from Motorola and Amitek is in the process of applying for ISO 9002 certification.

BACKLOG

    Although we obtain firm purchase orders from our customers, OEM customers typically do not make firm orders for delivery of products more than 30 to 90 days in advance. We do not believe that the backlog of expected product sales covered by firm purchase orders is a meaningful measure of future sales since orders may be rescheduled or cancelled.

LEGAL PROCEEDINGS

    We are party to certain lawsuits in the ordinary course of business. We do not believe that these proceedings individually or in the aggregate will have a material adverse effect on our financial position, results of operations and cash flows.

GOVERNMENT REGULATION

    We are subject to extensive environmental, health and safety laws and regulations, including measures relating to the release, use, storage, treatment, transportation, discharge, disposal and remediation of contaminants, hazardous substances and wastes, as well as practices and procedures applicable to the construction and operation of our plants. We believe that we comply in all material respects with current environmental laws.

    Our operations, and the operations of businesses that we acquire, are subject to certain federal, state and local regulatory requirements relating to environmental, waste management and health and safety matters. There can be no assurance that material costs and liabilities will not be incurred or that past or future operations will not result in exposure to injury or claims of injury by employees or the public. Although some risk of costs and liabilities related to these matters is inherent in our business, as with many similar businesses, we believe that our business is operated in substantial compliance with applicable regulations. However, new, modified or more stringent requirements or enforcement policies could be adopted, which could adversely affect us.

    We periodically generate and temporarily handle limited amounts of materials that are considered hazardous waste under applicable law. We contract for the off-site disposal of these materials and have implemented a waste management program to address related regulatory issues.

    We are not presently aware of any facts or circumstances that would cause us to incur significant costs or liabilities in the future.

                                   MANAGEMENT

    Our executive officers and directors and their respective ages and positions as of the date of this prospectus are as follows:

NAME                                                AGE      TITLE(S)
----------------------------------------------      ---      ------------------------------------------------------------
Leslie J. Sainsbury                                     48   President and Chief Executive Officer; Director
Louis Gaviglia                                          53   Senior Vice President of Operations
Ian McEwan                                              44   President, New England Operations; Director
Mark A. Lombardo                                        35   President, Amitek Operations
Paul Wilson                                             35   Managing Director, United Kingdom Operations
Walter J. Conroy                                        63   President, West Coast Operations; Director
Robert F. Wennerstrand                                  44   Vice President, Business Development
James M. Roller                                         47   Vice President of Finance
Ofer Nemirovsky                                         41   Director

    MR. SAINSBURY joined us in November 1996 and has held the position of President of Century Electronics since that time. Prior to joining us, Mr. Sainsbury served as a director and Managing Director of Stanley Precision Ltd. from July 1993 until January 1995 when it was placed in receivership under the laws of the United Kingdom. At the time Mr. Sainsbury joined Stanley, Stanley had financial problems and Mr. Sainsbury was brought in to help turn around the company. In February 1995, TRIAX, of which Mr. Sainsbury was a director and shareholder, purchased the assets of Stanley Precision out of receivership. Mr. Sainsbury served as Managing Director of TRIAX from February 1995 to October 1996. Before joining TRIAX, Mr. Sainsbury had over 9 years of experience in electronics manufacturing management. Mr. Sainsbury spent over two years as the Sales and Marketing Director of Welwyn Systems Ltd. in England where he was responsible for developing and implementing strategic marketing, sales and profit, customer care and service, and new corporate identity plans. Mr. Sainsbury's previous experience also includes serving as a Managing Director of Interactive Electronics Ltd. and as General Sales and Customer support Manager for Marconi Instruments.

    MR. GAVIGLIA will join us in September 1999. Prior to joining us, Mr. Gaviglia was President and General Manager of Madison Cable Corporation from 1993 to 1999. From 1967 to 1993, Mr. Gaviglia was employed in various positions of increasing responsibility at Digital Equipment Corporation, including Vice President, US Manufacturing, Logistics & Administration, and Vice President & Group Manager, Computer Systems Manufacturing.

    MR. MCEWAN joined us in November 1996 and serves as President of our New England Operations. Prior to joining us, Mr. McEwan served as Materials / Operations Director of Stanley Precision from September 1993 to January 1995 when it was placed in receivership under the laws of the United Kingdom. In February 1995, TRIAX, of which Mr. McEwan was a director and shareholder, purchased the assets of Stanley Precision out of receivership. Mr. McEwan served as a director and Materials/ Operations Director of TRIAX from February 1995 to November 1996. He was Managing Director of Century U.K. from November 1996 to February 1998. Mr. McEwan has 20 years experience in the electronics industry and was Materials Director at Welwyn Systems for three years prior to joining Stanley Precision. His experience also includes tenures with Philips Communications, Wang Computers and Mitsubishi Video covering the following management disciplines: materials, distribution and manufacturing.

    MR. LOMBARDO joined us in July 1999 and serves as President of our Amitek operations. Prior to joining us, Mr. Lombardo was co-founder of Amitek in 1992 and served as its Vice President from September 1992 until July 1999. Mr. Lombardo has 17 years experience in the electronics industry ranging from robotics engineering, manufacturing engineering operations, and sales and marketing.

Prior to starting at Amitek, Mr. Lombardo was the Director of Engineering and Operations for Megassembly, Inc. Prior to this, Mr. Lombardo served in senior level engineering positions at Racal Corporation and Universal Instrument Corporation.

    MR. WILSON joined us in September 1997 as Managing Director of United Kingdom Operations. Prior to joining us, he had over eleven years experience in electronics manufacturing. He was Materials Director, responsible for manufacturing, materials and engineering at Welwyn Systems Ltd. from 1995 to 1997. From 1993 to 1995, Mr. Wilson was Factory Manager at Samsung Electronics Manufacturing UK Ltd. Other positions Mr. Wilson held at Welwyn included Production Manager, Manufacturing Manager and Technical Manager, with responsibilities for Production, Test, Quality and Maintenance Engineering.

    MR. CONROY joined us in October 1996 and serves as President of our West Coast Operations. Previously, Mr. Conroy served as our President of New England Operations. Prior to joining us Mr. Conroy served as President and CEO of Design Circuits, Inc., Mr. Conroy co-founded SACON Industries, a contract manufacturing company, in 1990. Mr. Conroy was a Senior Vice President and General Manager with Flextronics International from 1988 to 1991, and served in several Vice President and General Manager positions for SCI Manufacturing from 1983 to 1988, including Vice President of the Business Machines Group designing and manufacturing custom products.

    MR. WENNERSTRAND joined us in January 1997 and has served as our Vice President of Business Development since that time. Prior to joining us, Mr. Wennerstrand was New England Director of Sales for Matco Electronics Group, a contract manufacturer of high technology products, where he managed accounts such as 3Com, Monarch Marching Systems, Telxon Corp. and G.A.P. Technologies from March 1996 to January 1997. Prior to his experience at Matco, Mr. Wennerstrand spent twelve years as a Senior Account Manager with Pagg Corporation.

    MR. ROLLER joined us in September 1998 as Vice President of Finance. Prior to joining us, Mr. Roller was the Corporate Controller for Openroute Networks, Inc., a publicly traded manufacturer of networking products designed for the Internet, from July 1996 to September 1998. From August 1995 to July 1996, Mr. Roller served as CFO for Old Neighborhood Foods, a private food processing company. From December 1991 to May 1995, he served as Director of Product Engineering for Town & Country Fine Jewelery Group, a publicly traded jewelry manufacturer. Mr. Roller also previously served as an Assistant Corporate Controller for a New York-based private investment company. Mr. Roller began his career as a CPA working twelve years for Arthur Andersen in its New York, Johannesburg and Cape Town offices. As part of his public accounting experience, Mr. Roller spent two years as a Project Manager at the FASB, heading up its project on Consolidations and Joint Ventures.

    MR. NEMIROVSKY has served as a director since March 1998. Mr. Nemirovsky has been a Managing Director of HarbourVest Partners since January 1997. HarborVest Partners, LLC was formed by the management team of Hancock Venture Partners, Inc., where Mr. Nemirovsky served in various capacities from 1986. Prior to joining Hancock. Mr. Nemirovsky held various computer sales and marketing positions at Hewlett-Packard Company, a measurement, computation and communications company. He is currently a director of Ultimate Software Group, Inc., a vendor of human resource management and payroll software solutions, Primix Solutions, Inc. (formerly OneWave, Inc.), an Internet software and services company, and Paradigm Geophysical, a software company engaged in the provision of seismic data processing and interpretation services to facilitate the exploration and development of oil and gas reserves, as well as several privately-held companies.

COMMITTEES

    Prior to this offering, we had not established any committees. Historically, the board of directors has made compensation decisions. We intend for the board of directors to establish a compensation committee and an audit committee. The compensation committee will have the authority to approve salaries and bonuses and other compensation matters for our officers, to approve employee health and benefit plans and to administer our stock plans. The audit committee will have the authority to recommend the appointment of our independent auditors and to review the results and scope of audits, internal accounting controls and tax and other accounting related matters.

DIRECTOR COMPENSATION

    No director receives separate compensation for services rendered as a director.

EXECUTIVE COMPENSATION

    The following table shows the cash compensation paid or accrued for the year ended June 30, 1999, to our Chief Executive Officer and to each of our three highest paid executive officers other than the Chief Executive Officer who received more than $100,000 in salary and bonus during the year ended June 30, 1999.

                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                                                                    -----------------
                                                                                        SHARES OF
                                                             ANNUAL COMPENSATION      COMMON STOCK       ALL OTHER
                                                            ----------------------     UNDERLYING      COMPENSATION
NAME AND PRINCIPAL POSITION                                 SALARY($)    BONUS($)      OPTIONS (#)          ($)
----------------------------------------------------------  ----------  ----------  -----------------  -------------
Leslie J. Sainsbury,
  PRESIDENT AND CHIEF EXECUTIVE OFFICER...................  $  202,266  $       --             --       $        --
Walter J. Conroy
  PRESIDENT, WEST COAST OPERATIONS........................     178,978          --             --                --
Ian McEwan,
  PRESIDENT, NEW ENGLAND OPERATIONS.......................     140,000          --             --                --
Robert F. Wennerstrand,
  VICE PRESIDENT, BUSINESS DEVELOPMENT....................     115,000          --             --                --

OPTION GRANTS IN LAST FISCAL YEAR

    We did not grant any stock options or stock appreciation rights to the named executive officers during the year ended June 30, 1999.

FISCAL YEAR-END OPTION VALUES

    The table below sets forth information for the named executive officers with respect to options held as of June 30, 1999. There was no public trading market for our common stock as of June 30, 1999. Accordingly, the values in the table have been calculated on the basis of an initial public offering price of $9.00 per share less the applicable exercise price, multiplied by the number of shares underlying the options.

                                              NUMBER OF SHARES OF COMMON STOCK         VALUE OF UNEXERCISED
                                              UNDERLYING UNEXERCISED OPTIONS AT      IN-THE-MONEY OPTIONS AT
                                                       FISCAL YEAR END                   FISCAL-YEAR-END
                                              ---------------------------------  --------------------------------
                                               EXERCISABLE                        EXERCISABLE     UNEXERCISABLE
NAME                                               (#)        UNEXERCISABLE (#)       ($)              ($)
--------------------------------------------  --------------  -----------------  --------------  ----------------
Leslie J. Sainsbury.........................       275,000                0       $  1,925,000               0
Walter J. Conroy............................       191,000                0          1,353,500               0
Ian McEwan..................................       150,000                0          1,050,000               0
Robert F. Wennerstrand......................        30,000           10,000            210,000          70,000

EMPLOYMENT CONTRACTS

    We have entered into executive employment agreements with Messrs. Sainsbury, Lombardo and Park.

    Mr. Sainsbury's employment agreement provides for a base salary of $200,000 per year, and an initial stock option to purchase 25,000 shares of our common stock at the fair market value determined by our board of directors upon signing of the agreement, which was $2.00 per share. He is also entitled to participate in our health, group insurance plan, or pension insurance and benefits plan. Mr. Sainsbury's employment agreement terminates on November 5, 1999, but is subject to earlier termination. Mr. Sainsbury's employment agreement provides that if he is terminated by us without cause, he will be entitled to receive from us as severance pay an amount equal to:

    - his base salary for a period equal to the lesser of:

       - six months or

       - the amount of time remaining in the term of the agreement at the time of termination, but in any event not less than three months, less;

    - applicable taxes and other required withholdings, and less;

    - any amounts he may owe us.

    Mr. Sainsbury will also be entitled to receive all health and insurance benefits paid for by us that he enjoyed at the time of termination for a period equal to the lesser of:

       - six months or

       - the amount of time remaining in the term of the agreement at the time of termination, but in any event not less than three months.

Mr. Sainsbury's employment agreement prohibits him from doing any business for a period of two years from the date of his termination of employment with any person, firm or company who was a client, customer, supplier, agent or distributor of us or any of our subsidiaries during the period of one year prior to the end of his employment and with whom he had contact during the period of one year prior to the end of his employment. In addition, he is prohibited from rendering services similar or related to those he has rendered during the period of one year prior to the end of his employment to any person or entity which competes with us or any of our subsidiaries in any line of business engaged in by us or any of our subsidiaries.

    Mr. Lombardo's employment agreement provides for a base salary of $150,000 per year and the granting of an option to purchase 30,000 shares of our common stock at its fair market value as determined by our board of directors, which was $6.34 per share. The employment agreement also provides that Mr. Lombardo may receive as a performance bonus every year $50,000 and up to 30,000 additional stock options. The employment agreement also provides that he will be reimbursed in the amount of $650.00 per month for motor vehicle costs. He is also entitled to participate in our health, group insurance plan, or pension insurance plan and benefit program. Mr. Lombardo's employment agreement terminates on July 31, 2002, but is subject to earlier termination. Mr. Lombardo's employment agreement provides that if he is terminated without cause, he will be entitled to receive from us as severance pay an amount equal to:

    - his base salary for a period equal to the greater of:

       - six months or

       - the amount of time remaining in the term of the agreement at the time of termination, but in any event not less than three (3) months, less;

       - applicable taxes and other required withholdings, and less;

       - any amounts he may owe to us.

    - Mr. Lombardo will also be entitled to receive all health and insurance benefits paid for by us that he enjoyed at the time of termination for a period equal to the greater of:

       - six months or

       - the amount of time remaining in the term of the agreement at the time of termination, but in any event not less than three (3) months.

Mr. Lombardo's employment agreement prohibits him from doing any business or having any dealings with, for a period of two years after the termination of his employment, any person, firm, or company who was a client, customer, supplier, agent, or distributor of ours or any of our subsidiaries during the period of one year prior to the end of his employment and with whom he had contact during the period of one year prior to the end of his employment. In addition, he is prohibited, for a period of two years after the termination of his employment, from rendering services similar to those which he has rendered during the one year period prior to the end of his employment to any person which competes with us or any of our subsidiaries in any line of business engaged in by us or any of our subsidiaries. Mr. Lombardo's employment agreement prohibits him, for a period of one year following the termination of his employment, from enticing or encouraging any then-current employees of us or any of our subsidiaries to leave his or her employment, and he also may not assist any company, entity, recruitment firm, employment agency, or other organization in the hiring of any of our then-current employees.

STOCK OPTION PLANS

    1996 STOCK OPTION PLAN

    Our 1996 Stock Option Plan was adopted by our board of directors on August 4, 1996 and approved by our stockholders on August 4, 1996. A total of 750,000 shares of common stock were originally authorized for issuance under the 1996 Stock Option Plan. The number of shares of common stock available for issuance under the 1996 Plan has subsequently been increased to 2,000,000.

    Under the 1996 Plan, eligible individuals in our employ or service may, at the discretion of the plan administrator, be granted options to purchase shares of common stock at an exercise price determined by the plan administrator. Eligible individuals include all employees, consultants, directors and other non-employees.

    The 1996 Plan is administered by our board of directors or any one or more committees that the board of directors may, from time to time, delegate any of its functions to under the Plan. As plan administrator, the board and/or any committee has complete discretion to determine which eligible individuals are to receive option grants, the time or times when option grants are to be made, the number or shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

    The exercise price for the shares of common stock subject to option grants made under the 1996 Plan may be paid partly or completely in shares of our stock valued at fair market value, or by any such other lawful consideration as the board may determine.

    The board of directors may terminate, amend or modify the 1996 Plan at any time, subject to required stockholder approval for amendments affecting certain subject matter. The 1996 Plan will terminate on the earliest of the date determined by the board or September 30, 2006. Options under the 1996 Plan, however, will remain outstanding in accordance with their term.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 13, 1999 and as adjusted to reflect the sale of the shares offered by us in this offering for:

    - each person who is known by us to own beneficially more than 5% of our outstanding shares of common stock,

    - each director and named executive officer, and

    - all directors and named executive officers as a group.

    As of August 13, 1999, there were 12,787,325 shares of outstanding common stock prior to giving effect to the shares to be sold in this offering and the conversion of all outstanding convertible preferred stock. Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated below, each entity or person listed below maintains a mailing address of c/o Century Electronics Manufacturing, Inc., 274 Cedar Hill Road, Marlborough, Massachusetts 01752.

                                                                 SHARES              PERCENTAGE OF COMMON STOCK
                                                              BENEFICIALLY     --------------------------------------
NAME OF BENEFICIAL OWNER(1)                                       OWNED        PRIOR TO OFFERING    AFTER OFFERING
----------------------------------------------------------  -----------------  -----------------  -------------------
HarbourVest Partners V-Direct Fund, L.P.(2)...............       3,698,630             28.86%              22.00%
Ofer Nemirovsky(3)........................................       3,698,630             28.86%              22.00%
Leslie J. Sainsbury(4)....................................       1,230,600              9.42%               7.21%
Yoon Jung Park(5).........................................       1,709,168             13.37%              10.18%
Myung Ho Park(6)..........................................       1,709,168             13.37%              10.18%
Thomas DePetrillo(7)......................................         893,533              6.99%               5.32%
Ian McEwan(8).............................................         880,600              6.81%               5.20%
Century Electronics Manufacturing Limited(9)..............         850,000              6.60%               5.03%
Centennial Technologies, Inc.(10).........................         666,667              5.21%               3.97%
Walter J. Conroy, Jr.(11).................................         251,000              1.93%               1.48%
Robert F. Wennerstand(12).................................          30,000                 *                   *
All Directors and Executive Officers as a Group (9
  persons)................................................       6,229,603             45.81%              35.40%

------------------------

* Indicates beneficial ownership of less than 1% of the issued and outstanding common stock.

(1) The number of shares beneficially owned by each stockholder is determined in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock that the stockholder has sole or shared voting or investment power and any shares of common stock that the stockholder has a right to acquire within sixty (60) days after August 13, 1999 through the exercise of any option, warrant or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of common stock.

(2) c/o HarborVest Partners, L.L.C., One Financial Center, 44th Floor, Boston, Massachusetts 02111. Includes 3,671,233 share of series A preferred stock convertible into shares of common stock and 27,397 shares of series A preferred stock subject to a warrant exercisable within 60 days. The sole general partner of HarbourVest Partners V-Direct Fund L.P. is HVP-Direct Associates L.L.C., the managing member of which is HarbourVest Partners, L.L.C. Mr. Nemirovsky is a Managing

    Director of HarbourVest Partners, L.L.C. as well as a member of HVP-Direct Associates L.L.C. The members of HVP-Direct Associates L.L.C. and HarbourVest Partners, L.L.C., including Mr. Nemirovsky, may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares beneficially owned by HarbourVest Partners V-Direct Fund L.P. Such members disclaim beneficial ownership of these shares within the meaning of Rule 13d-3 of the Exchange Act.

(3) c/o HarborVest Partners, L.L.C., One Financial Center, 44th Floor, Boston, Massachusetts 02111. Consists of 3,671,233 shares of series A preferred stock held by HarbourVest Partners V-Direct Fund L.P. and 27,397 shares of series A preferred stock subject to a warrant exercisable within 60 days. Mr. Nemirovsky is a member of the general partner of Fund V and a member of the managing member of the general partner of Fund V. As such, he may be considered to share beneficial ownership of the shares held by Fund V. Mr. Nemirovsky disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 of the Exchange Act.

(4) Includes 275,000 shares of common stock subject to options exercisable within 60 days.

(5) c/o Amitek Corporation, 1701 Clint Moore Road, Boca Raton, Florida 33487. Includes 624,119 shares held by Myung Ho Park, Mrs. Park's spouse.

(6) c/o Amitek Corporation, 1701 Clint Moore Road, Boca Raton, Florida 33487. Includes 1,085,049 shares held by Yoon Jung Park, Mr. Park's spouse.

(7) 2 Charles Street, Providence, Rhode Island 02904. Includes 200,000 shares owned by Kellygreen Ltd., a wholly-owned corporation of Mr. DePetrillo, 50,000 shares held by Carol Keefe, Mr. DePetrillo's wife, and 18,000 shares held by other family members.

(8) Includes 150,000 shares of common stock subject to options exercisable within 60 days.

(9) Includes 100,000 shares of common stock subject to a warrant exercisable within 60 days.

(10) 7 Lopez Road, Wilmington, Massachusetts. Includes 666,667 shares of series B preferred stock convertible into shares of common stock.

(11) Includes 191,000 shares of common stock subject to options exercisable within 60 days.

(12) Includes 30,000 shares of common stock subject to options exercisable within 60 days.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In October 1996, all of the stockholders of Design Circuits Inc., or DCI, exchanged their shares in DCI for an aggregate of 6,256,332 shares of our common stock. Consequently, we became the parent company of DCI. As a result of this transaction, Thomas DePetrillo and members of his family exchanged 6,300 shares of DCI stock for 315,000 shares of our common stock and Centennial Technologies, Inc., or Centennial, exchanged 94,270.08 shares of DCI stock for 4,713,504 shares of our common stock. Mr. DePetrillo and Centennial became 5% stockholders as a result of this transaction.

    In November 1996, we purchased all of the outstanding capital stock of TRIAX Technology Group, Ltd. from the TRIAX shareholders for a purchase price of $3,760,600 in cash and 2,119,500 shares of our common stock. Of those shares of our common stock issued in connection with such purchase to the selling shareholders of TRIAX, Messrs. Sainsbury, McEwan and Stanley each received 605,600 shares of our common stock. As a result of this transaction, Messrs. Sainsbury and McEwan each became a 5% stockholder and each currently serves as an officer and director of Century. In addition, to help finance the cash portion of the purchase price and certain transaction costs, we issued 3,073,130 shares of our common stock, for an aggregate of $5.0 million, to Centennial. In addition, as a brokers' fee for his services in connection with the transaction, Mr. DePetrillo received 120,000 shares of our common stock and 25,000 shares of Centennial common stock.

    In November 1996, we and DCI entered into guaranties pursuant to which we guaranteed the payment of all obligations of Centennial to BankBoston, N.A. pursuant to a revolving credit agreement. To secure our guaranties, we and DCI granted a security interest in all of our assets to BankBoston. BankBoston released us and DCI of our guarantees and its security interest in our assets in July 1997. At this time, we also purchased certain assets under capital subleases between us and Centennial valued at $2.2 million.

    In March 1997, DCI issued a promissory note to Centennial in the aggregate principal amount of $4,129,099 payable on demand at a rate of 8.25%. This note was satisfied in July 1997.

    In July 1997, we repurchased 3,000,000 shares of our common stock from Centennial in exchange for a convertible subordinated debenture in the amount of $6,000,000 at a rate of 6% due June 25, 2007. As a result, we reduced Centennial's ownership of our common stock to below 50%. In order to secure payment of that $6,000,000 debenture, DCI granted a security interest in certain of its assets to Centennial pursuant to a Security Agreement dated June 1997. At the same time, Centennial transferred 928,000 shares of common stock to former owners of TRIAX in exchange for their delivery of a Mutual General Release executed by them, TRIAX, DCI, and us. As a result, Centennial and its officers and directors were released from any claims or suits by any of the parties executing the mutual release. Also, we entered into an Indemnification Agreement with Centennial acknowledging that three of our stockholders failed to sign the mutual release and agreeing to indemnify Centennial for any adverse consequences which occurred as a result of that breach. Of the 928,000 shares sold by Centennial to former owners of TRIAX, 350,000 are beneficially owned by Mr. Sainsbury, 150,000 are beneficially owned by Mr. McEwan, 200,000 are beneficially owned by Mr. DePetrillo through Kellygreen Ltd., 50,000 are beneficially owned by Ray Stanley and 50,000 are beneficially owned by Mr. Conroy. Mr. Conroy is both an officer and director of Century. In addition, we issued 75,000 shares of our common stock to Mr. DePetrillo as a brokers' fee for his services in connection with these transactions.

    In July 1997, we purchased a majority of the stock of Centennial Technologies (Thailand) Limited (now, Century Electronics Manufacturing (Thailand) Limited) from Centennial Technologies, Inc. for $1,250,000. To finance the transaction, we issued to Centennial a promissory note in the face amount of $1,891,125 at an interest rate of 9% due January 1999 and a warrant to purchase 250,000 shares of our common stock at $3.00 per share. In November 1997, we purchased the remaining 49% interest in Centennial Technologies (Thailand) Limited from CTN Thailand Holdings Limited in exchange for

750,000 shares of our common stock and a warrant to purchase 100,000 shares of our common stock at $5.00 per share at any time prior to September 2000.

    In February 1998, we issued 666,667 shares of series B preferred stock to Centennial for a purchase price of $6.00 per share (an aggregate purchase price of $4,000,000) and paid approximately $7.42 million in cash in exchange for the redemption of 3,683,635 shares of our common stock owned by Centennial, cancellation of the $6,000,000 convertible subordinated debenture due on June 25, 2007, cancellation of the promissory note issued by us to Centennial on July 1, 1997 in the face amount of $1,891,125, and cancellation of the warrant to purchase 250,000 shares of our common stock at $3.00 per share. In addition, Thomas DePetrillo received 175,000 shares of our common stock as a brokers' fee for his services in connection with the transaction.

    In February 1998, we also sold 2,739,726 shares of series A preferred stock to HarbourVest Venture Partners V--Direct Fund, L.P. for a purchase price of $3.65 per share (an aggregate purchase price of $10,000,000). As a result of this transaction, HarbourVest became a 5% stockholder. In August 1998, we also issued a 10% promissory note due September 30, 1998 to HarbourVest in the aggregate principal amount of $400,000. In November 1998, we issued a 10% promissory note due November 1, 1999 or earlier to HarbourVest in the aggregate principal amount of $1,000,000 and a warrant to purchase 27,397 shares of series A preferred stock at an exercise price of $3.65 per share at any time on or before December 31, 2003. Both notes were repaid in December 1998 as part of the purchase price when we sold an additional 931,507 shares of series A preferred stock to HarbourVest Partners V--Direct Fund, L.P. for a purchase price of $3.65 per share (an aggregate purchase price of approximately $3,400,001). Mr. Nemirovsky, one of our directors, is a member of the general partner of HarbourVest Partners V--Direct Fund L.P., and a member of the managing member of the general partner of Direct Fund.

    In February 1998, Mr. DePetrillo purchased the securities of several companies owned by Centennial. In order to finance part of the transaction, we loaned Mr. DePetrillo $410,000 evidenced by a note to us which accrues interest at the IRS safe harbor imputed interest rate. The note is collateralized by 175,000 shares of our common stock owned by Mr. DePetrillo. There is currently outstanding $310,000 on the note due to us.

    In January 1999, we repurchased 200,000 shares of our common stock from Mr. Stanley for an aggregate purchase price of $400,000. Prior to this time, Mr. Stanley had been a 5% stockholder since the TRIAX transaction.

    In July 1999, we purchased all of the outstanding capital stock of Amitek for a purchase price, which is subject to adjustment, of $5,654,000 cash, 7,219,000 in notes and 2,127,548 shares of our common stock. Of those shares of our common stock issued in connection with such purchase to the selling shareholders of Amitek, Myung Ho Park received 624,119 shares of our common stock and Yoon Jung Park received 1,085,049 shares of our common stock. As of result of this transaction, Myung Ho Park and Yoon Jung Park each became 5% stockholders.

    Mr. Park's employment agreement provides for a base salary of $210,000 per year. He is entitled to participate in our health, group insurance plan, or pension insurance and benefits program, and all other employee benefit plans from time to time in effect for our employees generally. He is also entitled to the reimbursement of all reasonable business expenses incurred or paid for by Mr. Park in the performance of his duties and responsibilities for us. Mr. Park's employment agreement terminates on December 1, 1999, but is subject to earlier termination. Mr. Park's employment agreement provides that if he is terminated by us, whether or not for cause, we will pay him on the date of termination a lump sum severance payment equal to his base salary for the remainder of the term of his employment agreement. His employment agreement provides that if he terminates his employment for good reason, we will pay him on the date of termination a lump sum severance payment equal to his base salary for the remainder of the term of his employment agreement. In the event Mr. Park terminates his employment without good reason, his employment agreement provides that we will pay him on the date of termination any base salary earned but not paid through the date of termination and pay for any vacation time accrued but not used to that date. After the date of termination of Mr. Park's employment by either party for any reason until December 31, 1999, we will continue, at our expense, his participation, and, that of his eligible dependents, in all benefit plans, programs and perquisites in which he, or they, were eligible to participate immediately prior to the termination of his employment.

    We will require that all future transactions with parties affiliated with us, including loans between us and our officers, directors, principal stockholders and their affiliates, be approved by a majority of the board of directors, including a majority of independent and disinterested directors, and that such transactions will need to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                           DESCRIPTION OF SECURITIES

GENERAL

    Our amended and restated certificate of incorporation, which will become effective upon the closing of this offering, authorizes the issuance of up to 22,500,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share, the rights and preferences of which may be established from time to time by our board of directors. As of June 30, 1999, 8,449,425 shares of common stock were outstanding, held of record by 66 stockholders.

COMMON STOCK

    Under our certificate of incorporation, holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. They do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding series of preferred stock, holders of our common stock are entitled to share ratably in any dividends that may be declared by the board of directors out of legally available funds. In case of a liquidation, dissolution or winding up of Century, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders, in each case after payment of all of our liabilities and subject to preferences that may be applicable to any series of preferred stock then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. After the closing of this offering, there will be no shares of preferred stock outstanding.

PREFERRED STOCK

    Under our certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue from time to time, shares of preferred stock in one or more series. The board of directors may fix the number of shares, designations, preferences, powers and other special rights of the preferred stock. The preferences, powers, rights and restrictions of different series of preferred stock may differ. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock. The issuance may also have the effect of discouraging, delaying or preventing a change in control of Century, regardless of whether the transaction may be beneficial to stockholders. We have no current plans to issue any additional shares of preferred stock.

WARRANTS

    In July 1999, we granted Guaranty Business Credit Corporation a warrant to purchase 60,000 shares of our common stock at an exercise price of $6.00 per share. The warrant is immediately exercisable at any time prior to July 30, 2004, and may be put to us at any time prior to July 30, 2004 for $500,000. The warrant is subject to anti-dilution protection and includes piggyback registration rights.

    We have also granted other warrants to acquire our equity which are described under the section entitled "Certain Relationships and Related Transactions."

LIABILITY OF DIRECTORS

    Our certificate of incorporation provides that our directors shall not be liable to us or our stockholders for monetary damages for any breach of fiduciary duty, except to the extent otherwise required by the Delaware General Corporation Law. This provision will not prevent our stockholders from obtaining injunctive or other relief against our directors. This provision also does not shield our directors from liability under federal or state securities laws.

REGISTRATION RIGHTS

    In connection with the private placement of an aggregate of 3,698,630 shares of series A preferred stock in February 1998 and December 1998, we granted HarbourVest registration rights. At any time after this offering, if demanded by the holders of more than 50% of the common stock issued upon conversion of our series A preferred stock, we must use our diligent best efforts to effect a registration statement under the Securities Act covering all registrable shares requested to be included. We are required to effect up to two such demand registrations. Also, if one of our directors or officers holding other securities request inclusion in any such registration initiated by the investor, or if a holder of our securities is entitled by contract to have securities included in such registration, the investor shall include the securities of such officers, directors and other shareholders in the underwriting. In addition, such holders have piggyback registration rights. If we propose to register any of our securities under the Securities Act, then such holders may have the right to include all or a portion of their shares in such registration. The underwriter of any such offering has the right to limit the number of shares in such registration. We will bear all registration expenses in connection with any registration, excluding underwriting discounts, selling commissions and transfer taxes applicable to the sale of registrable securities. We have agreed to indemnify the holders in connection with the registration of their shares of common stock.

    In connection with our private placement of an aggregate of 666,667 shares of series B preferred stock in February 1998, we granted the investor, Centennial Technologies, Inc., registration rights. At any time after this offering of our securities, if requested by the holders of more than 50% of the common stock issued upon conversion of our series B preferred stock, then we must use our diligent best efforts to effect a registration statement under the Securities Act covering all registrable shares requested to be included by such holders. We are required to effect up to two such demand registrations. Also, if one of our directors or officers holding other securities request inclusion in any such registration initiated by the investor, or if a holder of our securities is entitled by contract to have securities included in such registration, the investor shall include the securities of such officers, directors and other shareholders in the underwriting. In addition, such holders have piggyback registration rights. If we propose to register any of our securities under the Securities Act then such holders may require us to include all or a portion of their shares in such registration. The underwriter of any such offering has the right to limit the number of shares in such registration. All registration expenses incurred by us in connection with any registration shall generally be borne by us, except underwriting discounts, selling commissions and transfer taxes applicable to the sale of registrable securities. We have agreed to indemnify the holders in connection with the registration of their shares of common stock.

    In connection with the issuance of notes that were converted into 705,424 shares of our common stock, we granted the holders of such notes demand registration rights. At any time after six months after this offering, the holders of at least 20% of these converted securities may collectively demand only one registration of these securities. In addition, we granted the holders of such notes piggyback registration rights. At any time we register any securities after this offering, then such holders may require us to include all or a portion of their shares in such registration. The managing underwriter of any such piggyback registration has the right to limit the number of shares in such registration. We have agreed to bear all registration expenses incurred in connection with any registration, excluding underwriting discounts or commissions and filing fees related to the securities to be registered. We have also agreed to indemnify the holders in connection with the registration of their shares of common stock.

    In connection with our acquisition of Amitek, we granted Myung Ho Park, Yoon Jung Park and Sung Woo Kwon registration rights with respect to 1,709,168 shares of our common stock owned by them. At any time after six months after this offering, one or more investor holding at least 50% of the securities issued in connection with the acquisition may request registration of such securities. We are required to effect only one such demand registration. The managing underwriter has the right to limit the number of shares included in such registration. Additionally, at any time after we become eligible to file a registration statement on Form S-3, any of the investors may request us to effect the registration on Form S-3 of such number of their securities having a market value of not less than $100,000, but we are not required to effect more than one such registration per year. We may postpone for a period of up to 60 days the filing of any such registration if our board of directors in good faith determines that such registration is likely to have an adverse effect on any present or future financing, acquisition, recapitalization, reorganization, or other material transaction. The managing underwriter of any such registration has the right to limit the number of shares included in such registration. We have also granted the investors piggyback registration rights. If we propose to register any of our securities under the Securities Act, then the investors may have the right to include all or a portion of their shares in such registration. The managing underwriter of any such registration has the right to limit the number of shares in such registration. We shall bear all registration expenses incurred by us in connection with any registration, including the fees and disbursements of one counsel for the investors, but excluding underwriting discounts, applicable transfer taxes, and commissions and filing fees related to the securities to be registered. We have agreed to indemnify the investors in connection with the registration of their securities.

    In connection with our grant of a warrant to Guaranty Business Credit Corporation, we granted Guaranty piggyback registration rights. If we propose to register any of our securities under the Securities Act, Guaranty may have the right to include all or a portion of the shares underlying their warrant. The underwriter of any such offering has the right to limit the number of shares included in such offering. We have agreed to cover all registration expenses, excluding underwriting discounts and commissions and fees and expenses of Guaranty's counsel. We have agreed to indemnify Guaranty in connection with the registration of its common stock in a registration statement filed by us.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

    Certain provisions of the Delaware General Corporation Law and our certificate of incorporation and by-laws may be deemed to have an anti-takeover effect and may discourage, delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

    BUSINESS COMBINATIONS

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to limited exceptions, an "interested stockholder" is:

    - a person who together with affiliates and associates owns 15% or more of the voting stock of the corporation or,

    - an affiliate or associate of the corporation who within the three years preceding the date of the proposed transaction owned 15% or more of the voting stock of the corporation.

    CLASSIFIED BOARD OF DIRECTORS

    Our board of directors is divided into three classes of directors, as nearly equal in size as possible, serving staggered three-year terms. Upon expiration of the term of a class of directors, the directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which the term for that class of directors expires. In addition, our certificate of incorporation and by-laws provide that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of capital stock entitled to vote. Under our certificate of incorporation and the by-laws, any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board of directors, may only be filled by vote of a majority of the directors then in office. The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us.

    CUMULATIVE VOTING

    Our certificate of incorporation expressly denies stockholders the right to cumulate votes in the election of directors.

    STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS

    Our certificate of incorporation eliminates the ability of stockholders to act by written consent. It further provides that special meetings of our stockholders may be called only by the chairman of the board of directors, the chief executive officer or, if none, the president, or a majority of the board of directors. These provisions could have the effect of delaying until the next annual meeting of stockholders those actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person from making a tender offer for our common stock, because that person, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called meeting of stockholders and not by written consent.

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTORS
     NOMINATIONS

    Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be received at our principal executive offices not less than sixty (60) days nor more than ninety
(90) days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the annual meeting is called for a date that is not within thirty (30) days before or after the anniversary date, in order to be timely, notice from the stockholder must be received no later than the tenth day following the date on which notice of the annual meeting was mailed to stockholders or made public, whichever occurred earlier. In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the day on which notice was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. Our amended and restated bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

    AUTHORIZED BUT UNISSUED SHARES

    The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

    AMENDMENTS; SUPERMAJORITY VOTE REQUIREMENTS

    The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation imposes supermajority vote requirements in connection with the amendment of provisions of our amended and restated certificate of incorporation and amended and restated by-laws, including those provisions relating to the classified board of directors and the ability of our stockholders to take action by written consent or to call special meetings.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is EquiServe, L.P.

LISTING OF COMMON STOCK

    We have applied to list our common stock on the Nasdaq National Market under the trading symbol "CEMI."

                        SHARES ELIGIBLE FOR FUTURE SALE

    The sale of a substantial amount of our common stock in the public market after this offering could adversely affect the prevailing market price of our common stock. Furthermore, because no shares will be available for sale shortly after this offering due to the contractual and legal restrictions on resale described below, the sale of a substantial amount of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

    Upon completion of this offering, we will have outstanding an aggregate of 16,120,658 shares of our common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act. The remaining shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are summarized below.

    Upon the expiration of the lock-up agreements described below and subject to
the provisions of Rule 144 and Rule 701, restricted shares totaling       will
be available for sale in the public market ninety (90) days after the date of this prospectus. The sale of these restricted securities is subject, in the case of shares held by affiliates, to the volume restrictions contained in those rules.

LOCK-UP AGREEMENTS

    We, our directors and executive officers and some of our stockholders, who
own in the aggregate      shares of our common stock, have entered into lock-up
agreements with the underwriters. Under those agreements, neither we nor any of our directors or executive officers nor any of those stockholders may dispose of or hedge any shares of common stock or securities convertible into or exchangeable for shares of common stock. These restrictions will be in effect for a period of one hundred eighty (180) days after the date of this prospectus. At any time and without notice, Advest may, in its sole discretion, release all or some of the securities from these lock-up agreements. Transfers or dispositions can be made sooner, provided the transferee becomes bound to the terms of the lockup:

    - with the prior written consent of Advest;

    - in the case of some transfers to affiliates;

    - as a bona fide gift; or

    - to any trust.

RULE 144

    In general, under Rule 144 as currently in effect, beginning ninety (90) days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year from the later of the date those shares of common stock were acquired from us or from an affiliate of ours would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - one percent of the number of shares of common stock then outstanding, which will equal approximately 167,872 shares immediately after this offering; or

    - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale of any shares of common stock.

    The sales of any shares of common stock under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

    Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years from the later of the date such shares of common stock were acquired from us or from an affiliate of ours, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted pursuant to the lock-up agreements or otherwise, those shares may be sold immediately upon the completion of this offering.

RULE 701

    In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchased shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell those shares ninety (90) days after the effective date of this offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

    No precise prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. We are unable to estimate the number of our shares that may be sold in the public market pursuant to Rule 144 or Rule 701 because this will depend on the market price of our common stock, the personal circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of our common stock in the public market could adversely affect the market price of our common stock.

STOCK PLANS

    We intend to file a registration statement under the Securities Act covering 2,000,000 shares of common stock reserved for issuance under our 1996 Stock Option Plan. This registration statement is expected to be filed as soon as practicable after the effective date of this offering.

    Currently, there are options to purchase 1,135,500 shares outstanding under our 1996 Stock Option Plan and otherwise. All of these shares will be eligible for sale in the public market from time to time, subject to vesting provisions, Rule 144 volume limitations applicable to our affiliates and, in the case of some of the options, the expiration of lock-up agreements.

                                  UNDERWRITING

    Advest, Inc., J.C. Bradford & Co. and Needham & Company, Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase from us, the number of shares of our common stock set forth opposite its name below.

                                                                                        NUMBER OF
UNDERWRITER                                                                              SHARES
----------------------------------------------------------------------------------  -----------------
Advest, Inc.......................................................................
J.C. Bradford & Co................................................................
Needham & Company, Inc............................................................
                                                                                                -
    Total.........................................................................
                                                                                                -
                                                                                                -

    In the underwriting agreement, the several underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of common stock being sold pursuant to the underwriting agreement if any of the shares of common stock being sold pursuant to such agreements are purchased. In some circumstances the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

    The underwriters propose initially to offer the shares of our common stock in part directly to the public at the offering price set forth on the cover page of this prospectus and in part to some securities dealers at such price less a
concession not in excess of $               per share of common stock. The
underwriters may allow, and such dealers may reallow, a discount not in excess
of $               per share of common stock on sales to some other securities dealers. After the offering, the offering price, concession and discount may be changed.

    We have granted options to the underwriters, exercisable for thirty (30) days after the date of this prospectus, to purchase up to an aggregate of 600,000 additional shares of common stock at the offering price set forth on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise these options solely to cover over-allotments, if any, made on the sale of the common stock offered hereby. If the underwriters exercise these options, each underwriter will be obligated, subject to some conditions, to purchase a number of additional shares of common stock proportionate to such underwriter's initial amount reflected in the foregoing table.

    The following table shows the per share and total underwriting discounts to be paid by us to the underwriters and the proceeds before expenses to us. The
expenses of the offering are estimated at $               and are payable by us.
This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment options.

                                                                                WITHOUT      WITH
                                                                  PER SHARE     OPTION      OPTION
                                                                 -----------  -----------  ---------
Public offering price..........................................   $            $           $
Underwriting discount..........................................   $            $           $
Proceeds, before expenses, to Century..........................   $            $           $

    The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of some legal matters by counsel for the underwriters and some other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

    We, our directors and executive officers and some of our stockholders have entered into lock-up agreements with the underwriters. Under those agreements, neither we nor any of our directors or executive officers nor any of those stockholders may dispose of or hedge any shares of common stock or securities convertible into or exchangeable for shares of common stock. These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without notice, Advest may, in its sole discretion, release all or some of the securities from these lock-up agreements.

    The underwriters do not expect sales of the common stock to any accounts over which they exercise discretionary authority to exceed five percent of the number of shares being offered in this offering.

    We have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.

    In connection with the offering, the underwriters may purchase and sell the common stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the common stock; and syndicate short positions involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase from us in the offering. The underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by the underwriters if such shares of common stock are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain, or otherwise affect the market price of the common stock, which may be higher than the price that may otherwise prevail in the open market; and these activities, if commenced, may be discounted at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

    Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

    Advest provided investment banking services to Amitek in connection with its acquisition by us for which Advest received customary fees. The underwriters or their affiliates may provide investment or commercial banking services to us in the future for which they will receive customary fees and commissions.

                            VALIDITY OF COMMON STOCK

    The validity of the common stock offered hereby will be passed upon for Century by Ropes & Gray, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the underwriters by Choate, Hall & Stewart, Boston, Massachusetts.

                                    EXPERTS

    KPMG LLP, independent auditors, have audited our consolidated financial statements at June 30, 1997 and 1998 and the year ended October 31, 1995, the eight months ended June 30, 1996 and the years ended June 30, 1997 and 1998 as set forth in their report. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on KPMG LLP's report, given on their authority as experts in accounting and auditing.

    The financial statements of Amitek as of December 31, 1998 and 1997 and for the years then ended included in this prospectus have been so included in reliance on the report (which includes a paragraph of emphasis regarding Amitek's transactions and relationships with affiliates as described in Notes 5 and 7 to the financial statements) of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

    Lawrence N. Legg, CPA, PA, independent auditors, have audited Amitek Corporation's financial statements as of and for the year ended December 31, 1996 as set forth in his report dated March 20, 1997, except for notes J and K, as to which the date is June 30, 1999. We have included required financial statements in the prospectus in reliance on Lawrence N. Legg, CPA, PA's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules which are part of the registration statement. Any statements made in this prospectus as to the contents of any contract, agreement or other document are necessarily incomplete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement we refer you to the exhibit for a more complete description of the matter involved, and each statement in this prospectus shall be deemed qualified in its entirety by this reference.

    You may read and copy all or any portion of the Registration Statement or any reports, statements or other information in the files at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee by writing to the Commission. You may call the Commission at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the Registration Statement, will also be available to you on the Internet site maintained by the Commission at http://www.sec.gov.

    We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors and to make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
CENTURY ELECTRONICS MANUFACTURING, INC.

Independent Auditors Report................................................................................        F-2
Consolidated Balance Sheets at June 30, 1997, 1998 and March 31, 1999 (Unaudited)..........................        F-3
Consolidated Statements of Operations for the year ended October 31, 1995, the eight month period ended
  June 30, 1996, the years ended June 30, 1997 and 1998 and the nine month periods ended March 31, 1998 and
  1999 (Unaudited).........................................................................................        F-4
Consolidated Statements of Stockholders' Equity and Comprehensive Income for the year ended October 31,
  1995, the eight month period ended June 30, 1996, the years ended June 30, 1997 and 1998 and the nine
  month period ended March 31, 1999 (Unaudited)............................................................        F-5
Consolidated Statements of Cash Flows for the year ended October 31, 1995, the eight month period ended
  June 30, 1996, the years ended June 30, 1997 and 1998 and the nine month periods ended March 31, 1998 and
  1999 (Unaudited).........................................................................................        F-6
Notes to Consolidated Financial Statements.................................................................        F-7

AMITEK CORPORATION

Report of Independent Certified Public Accountants.........................................................       F-23
Independent Auditor's Report...............................................................................       F-24
Balance Sheets as of December 31, 1997, 1998 and March 31, 1999 (Unaudited)................................       F-25
Statements of Operations for the years ended December 31, 1996, 1997 and 1998 and three months ended March
  31, 1999 (Unaudited).....................................................................................       F-26
Statement of Changes in Stockholders' Equity for the years ended December 31, 1996, 1997 and 1998 and three
  months ended March 31, 1999 (Unaudited)..................................................................       F-27
Statements of Cash Flows for the years ended December 31, 1996, 1997 and 1998 and three months ended March
  31, 1999 (Unaudited).....................................................................................       F-28
Notes to Financial Statements..............................................................................       F-29

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Century Electronics Manufacturing, Inc.

We have audited the accompanying consolidated balance sheets of Century Electronics Manufacturing, Inc. and subsidiaries as of June 30, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the year ended October 31, 1995, the eight months ended June 30, 1996, and the years ended June 30, 1997 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Century Electronics Manufacturing, Inc. and subsidiaries as of June 30, 1997 and 1998, and the results of their operations and their cash flows, for the year ended October 31, 1995, the eight months ended June 30, 1996, and the years ended June 30, 1997 and 1998 in conformity with generally accepted accounting principles.

                                          KPMG LLP

November 13, 1998

Boston, Massachusetts

                    CENTURY ELECTRONICS MANUFACTURING, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                          JUNE 30,     JUNE 30,     MARCH 31,
                                                            1997         1998         1999
                                                         -----------  -----------  -----------
                                                                                    UNAUDITED
                        ASSETS
Current assets:
  Cash.................................................  $ 2,556,345  $ 1,629,655  $ 2,715,334
  Trade accounts receivable, net of allowance for
    doubtful receivables of approximately $680,000,
    $320,000 and $165,618 in 1997, 1998 and 1999,
    respectively (note 10).............................   10,127,021   11,526,110   22,110,172
  Other receivables....................................      306,940           --           --
  Inventories (notes 2 and 5)..........................   13,780,971    6,433,521   12,717,350
  Prepaid expenses.....................................      131,438      520,514      777,399
  Related party note receivable........................       60,978      451,346      322,830
  Deferred income taxes (note 7).......................       60,713       98,622       98,622
                                                         -----------  -----------  -----------
    Total current assets...............................   27,024,406   20,659,768   38,741,707
Property, plant and equipment, net of accumulated
  depreciation and amortization (notes 3, 5 and 6).....   11,077,549   15,143,382   16,755,686
Goodwill, net of accumulated amortization (note 11)....    7,488,942      123,678      460,666
Other assets (note 5)..................................      756,713      893,884    1,073,070
                                                         -----------  -----------  -----------
    Total assets.......................................  $46,347,610   36,820,712   57,031,129
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Revolving note payable (note 5)......................  $        --  $ 3,811,798  $10,098,261
  Related party note payable (note 13).................    4,129,099           --           --
  Current portion of term notes payable, bank (note
    5).................................................           --      200,000      472,122
  Current portion of capital leases (notes 6 and 13)...    2,061,915    1,860,341    1,092,853
  Accounts payable.....................................   17,412,535   11,843,200   22,158,233
  Income taxes payable (note 7)........................    1,082,080      718,162      373,417
  Accrued expenses and other current liabilities (note
    4).................................................    3,430,357    1,823,243    1,510,753
                                                         -----------  -----------  -----------
    Total current liabilities..........................   28,115,986   20,256,744   35,705,639

Long-term note payable (note 5)........................    1,934,981    2,556,200    3,304,578
Capital lease payable, less current installments (notes
  6 and 13)............................................    2,158,248    1,422,178      964,827
Deferred income taxes (note 7).........................      237,153      457,968      457,968
                                                         -----------  -----------  -----------
    Total liabilities..................................   32,446,368   24,693,090   40,433,012
                                                         -----------  -----------  -----------
Stockholders' equity (notes 9 and 13):
  Series A preferred stock, $.01 par value, 2,739,726
    and 3,671,233 shares issued and outstanding at June
    30, 1998 and March 31, 1999, respectively.
    Aggregate liquidation value of $20,000,000.........           --    9,900,000   13,300,001
  Series B preferred stock, $.01 par value, 666,667
    shares issued and outstanding at June 30, 1998.
    Aggregate liquidation value of $4,000,000..........           --    4,000,000    4,000,000
  Common stock $.01 par value. Authorized 20,000,000
    shares, 11,595,088, 6,521,877 and 6,321,877 issued
    and outstanding in 1997, 1998 and 1999,
    respectively.......................................      115,951       65,219       63,219
  Additional paid-in capital...........................   17,195,458   12,093,574   11,695,574
  Accumulated deficit..................................   (3,460,535) (13,914,396) (12,371,920)
  Accumulated other comprehensive income...............       50,368      (16,775)     (88,757)
                                                         -----------  -----------  -----------
    Total stockholders' equity.........................   13,901,242   12,127,622   16,598,117
                                                         -----------  -----------  -----------
Commitments and contingencies (notes 6, 8, 10 and 12)
Subsequent events (note 14)

    Total liabilities and stockholders' equity.........  $46,347,610  $36,820,712  $57,031,129
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------

          See accompanying notes to consolidated financial statements

                    CENTURY ELECTRONICS MANUFACTURING, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                       NINE MONTHS ENDED
                                           YEAR ENDED     NOVEMBER 1,       YEAR ENDED JUNE 30,            MARCH 31,
                                          OCTOBER 31,       1995 TO      -------------------------  ------------------------
                                              1995       JUNE 30, 1996      1997          1998         1998         1999
                                          ------------   -------------   -----------  ------------  -----------  -----------
                                                                                                          (UNAUDITED)
Net sales...............................  $ 9,069,993     $11,450,016    $70,744,344  $ 69,944,592  $49,619,308  $84,045,144
Cost of sales...........................    8,814,282      10,782,440     63,427,776    65,078,570   46,425,764   75,178,422
                                          ------------   -------------   -----------  ------------  -----------  -----------
    Gross Profit........................      255,711         667,576      7,316,568     4,866,022    3,193,544    8,866,722
Selling, marketing, general and
  administrative expenses...............    1,244,165       1,108,575      3,281,061     6,006,707    4,282,375    5,293,429
Stock compensation (notes 1, 9 and
  13)...................................       98,000              --      1,775,000     1,186,000    1,186,000           --
Write-off of goodwill (note 11).........           --              --             --     7,488,942    7,488,942           --
                                          ------------   -------------   -----------  ------------  -----------  -----------
                                           (1,086,454)       (440,999)     2,260,507    (9,815,627)  (9,763,773)   3,573,293
Other deductions (income):
  Interest expense, net.................      347,042         201,845        557,926     1,136,782      769,749    1,271,279
  Other, net............................         (219)         (2,459)       (26,049)     (280,109)    (133,776)    (185,851)
                                          ------------   -------------   -----------  ------------  -----------  -----------
    Income (loss) before income tax
      expense (benefit).................   (1,433,277)       (640,385)     1,728,630   (10,672,300) (10,399,746)   2,487,865
Income tax expense (benefit) (note 7)...      (15,603)             --      1,451,445      (218,439)    (208,995)     945,389
                                          ------------   -------------   -----------  ------------  -----------  -----------
    Net income (loss)...................  $(1,417,674)    $  (640,385)   $   277,185  $(10,453,861) $(10,190,751) $ 1,542,476
                                          ------------   -------------   -----------  ------------  -----------  -----------
                                          ------------   -------------   -----------  ------------  -----------  -----------
Net income (loss) per share-basic.......  ($     0.23)    ($     0.10)   $      0.03  $      (1.33) $     (1.14) $      0.24
                                          ------------   -------------   -----------  ------------  -----------  -----------
                                          ------------   -------------   -----------  ------------  -----------  -----------
Net income (loss) per share-diluted.....  ($     0.23)    ($     0.10)   $      0.03  $      (1.33) $     (1.14) $      0.13
                                          ------------   -------------   -----------  ------------  -----------  -----------
                                          ------------   -------------   -----------  ------------  -----------  -----------
Weighted average common shares
  outstanding-basic.....................    6,256,000       6,256,000      9,889,000     7,870,000    8,956,000    6,489,000
                                          ------------   -------------   -----------  ------------  -----------  -----------
                                          ------------   -------------   -----------  ------------  -----------  -----------
Weighted average common shares
  outstanding-diluted...................    6,256,000       6,256,000      9,889,000     7,870,000    8,956,000   11,592,000
                                          ------------   -------------   -----------  ------------  -----------  -----------
                                          ------------   -------------   -----------  ------------  -----------  -----------

          See accompanying notes to consolidated financial statements

                    CENTURY ELECTRONICS MANUFACTURING, INC.

                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME

                                               PREFERRED   PREFERRED   PREFERRED               ADDITIONAL
                                                 STOCK       STOCK       STOCK       COMMON      PAID-IN
                                                SERIES A    SERIES B    SERIES C     STOCK       CAPITAL
                                               ----------  ----------  ----------  ----------  -----------
Balance at October 31, 1994..................  $       --           2          --           3    3,254,377
  Series C preferred stock issued in private
    offering net of issuance cost (note
    13)......................................          --          --           4          --      969,822
  Issuance of compensatory employee stock
    options..................................          --          --          --          --       98,000
  Exercise of common stock options...........          --          --          --          --          925
  Acquisitions of treasury stock.............          --          --          --          --           --
  Comprehensive income
    Net loss.................................          --          --          --          --           --
    Foreign currency translation
     adjustment..............................          --          --          --          --           --
                                               ----------  ----------  ----------  ----------  -----------
  Total comprehensive income.................          --          --          --          --           --
                                               ----------  ----------  ----------  ----------  -----------
Balance at October 31, 1995..................          --           2           4           3    4,323,124
  Issuance of Class C preferred (note 13)....          --          --           1          --      199,999
  Re-purchase of treasury shares.............          --          --          --          --           --
  Comprehensive income
    Net loss.................................          --          --          --          --           --
    Foreign currency translation
     adjustment..............................          --          --          --          --           --
                                               ----------  ----------  ----------  ----------  -----------
  Total comprehensive income.................          --          --          --          --           --
                                               ----------  ----------  ----------  ----------  -----------
Balance at June 30, 1996.....................          --           2           5           3    4,523,123
  Capital contributions by stockholder to
    fund payment of stock options buy out and
    debt repayment...........................          --          --          --          --    3,868,455
  Recapitalization of DCI into Century.......          --          (2)         (5)     62,560     (689,621)
  Issuance of common stock to Centennial
    (note 1).................................          --          --          --      30,732    4,991,439
  Issuance of common stock for acquisition of
    Triax (note 1)...........................          --          --          --      22,395    4,456,605
  Exercise of options........................          --          --          --         261       45,457
  Comprehensive income
    Net income...............................          --          --          --          --           --
    Foreign currency translation
     adjustment..............................          --          --          --          --           --
                                               ----------  ----------  ----------  ----------  -----------
  Total comprehensive income.................          --          --          --          --           --
                                               ----------  ----------  ----------  ----------  -----------
Balance as of June 30, 1997..................          --          --          --     115,951   17,195,458
  July 1, 1997 repurchase and retirement of
    3,000,000 shares of common stock
    including legal costs of $61,364 and
    75,000 common shares issued to a
    financial intermediary (note 13).........          --          --          --     (29,250)  (3,498,741)
  Issuance of common stock in connection with
    acquisition of Century Thailand (note
    13)......................................          --          --          --       7,500    1,856,500
  Issuance of 80,000 common shares in
    settlement of legal claim................          --          --          --         800      223,200
  February 1998 repurchase and retirement of
    3,683,635 shares of common stock (note
    13)......................................          --          --          --     (36,836)  (1,792,039)
  Issuance of 2,739,726 shares of Series A
    preferred stock net of issuance costs of
    $100,000 (note 13).......................   9,900,000          --          --          --           --
  Issuance of 666,767 shares of Series B
    preferred stock in connection with
    February 1998 repurchase and retirement
    of common stock (note 13)................          --   4,000,000        --(4)         --   (4,000,000)
  Conversion of notes payable to 705,424
    shares of common stock (note 13).........          --          --          --       7,054    2,109,196
  Comprehensive income
    Net loss.................................          --          --          --          --           --
    Foreign currency translation
     adjustment..............................          --          --          --          --           --
                                               ----------  ----------  ----------  ----------  -----------
  Total comprehensive income.................          --          --          --          --           --
                                               ----------  ----------  ----------  ----------  -----------
Balance as of June 30, 1998..................   9,900,000   4,000,000          --      65,219   12,093,574
  Issuance of Series A preferred stock.......   3,400,001          --          --          --           --
  Pay-off of 200,000 shares of Common Stock
    to Ray Stanley and Ian McEwan at $2 per
    share                                              --          --                  (2,000)    (398,000)
  Comprehensive income
    Net income...............................          --          --          --          --           --
    Foreign currency translation
     adjustment..............................          --          --          --          --           --
                                               ----------  ----------  ----------  ----------  -----------
  Total comprehensive income.................          --          --          --          --           --
                                               ----------  ----------  ----------  ----------  -----------
Balance as of March 31, 1999.................  13,300,001   4,000,000          --      63,219   11,695,574
                                               ----------  ----------  ----------  ----------  -----------
                                               ----------  ----------  ----------  ----------  -----------

                                                             ACCUMULATED
                                                                OTHER
                                               ACCUMULATED  COMPREHENSIVE   TREASURY
                                                 DEFICIT       INCOME         STOCK       TOTAL
                                               -----------  -------------   ---------  -----------
Balance at October 31, 1994..................  (1,679,661 )         --       (322,500)   1,252,221
  Series C preferred stock issued in private
    offering net of issuance cost (note
    13)......................................          --           --             --      969,826
  Issuance of compensatory employee stock
    options..................................          --           --             --       98,000
  Exercise of common stock options...........          --           --             --          925
  Acquisitions of treasury stock.............          --           --       (304,252)    (304,252)
  Comprehensive income
    Net loss.................................  (1,417,674 )         --             --   (1,417,674)
    Foreign currency translation
     adjustment..............................          --           --             --           --
                                               -----------  -------------   ---------  -----------
  Total comprehensive income.................          --           --             --   (1,417,674)
                                               -----------  -------------   ---------  -----------
Balance at October 31, 1995..................  (3,097,335 )         --       (626,752)     599,046
  Issuance of Class C preferred (note 13)....          --           --             --      200,000
  Re-purchase of treasury shares.............          --           --           (316)        (316)
  Comprehensive income
    Net loss.................................    (640,385 )         --             --     (640,385)
    Foreign currency translation
     adjustment..............................          --           --             --           --
                                               -----------  -------------   ---------  -----------
  Total comprehensive income.................          --           --             --     (640,385)
                                               -----------  -------------   ---------  -----------
Balance at June 30, 1996.....................  (3,737,720 )         --       (627,068)     158,345
  Capital contributions by stockholder to
    fund payment of stock options buy out and
    debt repayment...........................          --           --             --    3,868,455
  Recapitalization of DCI into Century.......          --           --        627,068           --
  Issuance of common stock to Centennial
    (note 1).................................          --           --             --    5,022,171
  Issuance of common stock for acquisition of
    Triax (note 1)...........................          --           --             --    4,479,000
  Exercise of options........................          --           --             --       45,718
  Comprehensive income
    Net income...............................     277,185           --             --      277,185
    Foreign currency translation
     adjustment..............................          --       50,368             --       50,368
                                               -----------  -------------   ---------  -----------
  Total comprehensive income.................          --           --             --      327,553
                                               -----------  -------------   ---------  -----------
Balance as of June 30, 1997..................  (3,460,535 )     50,368             --   13,901,242
  July 1, 1997 repurchase and retirement of
    3,000,000 shares of common stock
    including legal costs of $61,364 and
    75,000 common shares issued to a
    financial intermediary (note 13).........          --           --             --   (3,527,991)
  Issuance of common stock in connection with
    acquisition of Century Thailand (note
    13)......................................          --           --             --    1,864,000
  Issuance of 80,000 common shares in
    settlement of legal claim................          --           --             --      224,000
  February 1998 repurchase and retirement of
    3,683,635 shares of common stock (note
    13)......................................          --           --             --   (1,828,875)
  Issuance of 2,739,726 shares of Series A
    preferred stock net of issuance costs of
    $100,000 (note 13).......................          --           --             --    9,900,000
  Issuance of 666,767 shares of Series B
    preferred stock in connection with
    February 1998 repurchase and retirement
    of common stock (note 13)................          --           --             --           --
  Conversion of notes payable to 705,424
    shares of common stock (note 13).........          --           --             --    2,116,250
  Comprehensive income
    Net loss.................................  (10,453,861)         --             --  (10,453,861)
    Foreign currency translation
     adjustment..............................          --      (67,143)            --      (67,143)
                                               -----------  -------------   ---------  -----------
  Total comprehensive income.................          --           --             --  (10,521,004)
                                               -----------  -------------   ---------  -----------
Balance as of June 30, 1998..................  (13,914,396)    (16,775)            --   12,127,622
  Issuance of Series A preferred stock.......          --           --             --    3,400,001
  Pay-off of 200,000 shares of Common Stock
    to Ray Stanley and Ian McEwan at $2 per
    share                                              --           --             --     (400,000)
  Comprehensive income
    Net income...............................   1,542,476           --             --    1,542,476
    Foreign currency translation
     adjustment..............................          --      (71,982)            --      (71,982)
                                               -----------  -------------   ---------  -----------
  Total comprehensive income.................          --           --             --    1,470,494
                                               -----------  -------------   ---------  -----------
Balance as of March 31, 1999.................  (12,371,920)    (88,757)            --   16,598,117
                                               -----------  -------------   ---------  -----------
                                               -----------  -------------   ---------  -----------

          See accompanying notes to consolidated financial statements

                    CENTURY ELECTRONICS MANUFACTURING, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                         NINE MONTHS ENDED
                                           YEAR ENDED     NOVEMBER 1       YEARS ENDED JUNE 30,              MARCH 31,
                                          OCTOBER 31,       1995 TO      -------------------------  ---------------------------
                                              1995       JUNE 30, 1996      1997          1998          1998           1999
                                          ------------   -------------   -----------  ------------  ------------   ------------
                                                                                                            (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).....................  $(1,417,674)     $(640,385)    $   277,185  $(10,453,861) $(10,432,436)  $  1,542,475
  Adjustments to reconcile net income
    (loss) to net cash used in operating
    activities
  Depreciation and amortization.........      346,184        246,998       1,846,575     2,218,416     1,461,965      2,279,404
  Write-off of Triax goodwill (note
    11).................................           --             --              --     7,488,942     7,488,942             --
  Provision for doubtful accounts.......       45,000         57,197              --        40,000        40,000         64,860
  Loss (gain) on disposal of assets.....         (218)       169,022
  Change in assets and liabilities, net
    of effects of acquisition:
    (Increase) decrease in accounts
      receivable........................      163,674       (331,416)     (2,456,658)   (1,144,068)     (590,478)   (10,657,046)
    Increase in other receivables.......           --             --        (250,631)           --            --             --
    Decrease (increase) in
      inventories.......................   (1,784,509)       294,669      (3,408,811)    7,418,379     5,005,065     (6,328,026)
    (Increase) decrease in prepaid
      expenses and other assets.........       47,084          1,895         (99,001)     (260,015)     (126,899)      (758,019)
    Increase (decrease) in accounts
      payable...........................    1,720,188        339,755        (148,804)   (5,484,810)   (4,154,931)    12,718,613
    (Decrease) increase in income taxes
      payable...........................     (132,256)        (2,237)      1,077,573      (759,596)     (288,743)      (331,826)
    Increase (decrease) in accrued
      expenses and other current
      liabilities.......................      217,531        (70,943)      1,258,688    (1,331,496)     (734,807)      (158,878)
    Change in deferred taxes............      100,000             --         304,786       326,591       251,885          7,592
                                          ------------   -------------   -----------  ------------  ------------   ------------
      Net cash used in operating
        activities......................     (694,996)        64,555      (1,599,098)   (1,941,518)   (2,080,437)    (1,620,851)
                                          ------------   -------------   -----------  ------------  ------------   ------------
Cash flows from investing activities
  Capital expenditures..................      (71,875)       (72,324)     (2,680,900)   (2,523,384)   (2,542,767)    (2,616,919)
  Proceeds from sale of assets..........        3,250             --                                          --             --
  Cash paid for acquisition of Triax,
    less cash acquired..................           --             --      (4,483,383)           --            --             --
  Cash assumed from acquirees, net of
    cash paid for acquisitions..........           --             --              --       891,076     1,160,274       (306,631)
  Increase (decrease) in other long-term
    assets..............................        5,704             --        (183,473)       (7,188)       (8,040)      (104,302)
                                          ------------   -------------   -----------  ------------  ------------   ------------
    Net cash used in investing
      activities........................      (62,921)       (72,324)     (7,347,756)   (1,639,496)   (1,390,533)    (3,027,852)
                                          ------------   -------------   -----------  ------------  ------------   ------------
Cash flows from financing activities:
  Net proceeds (payments) from revolving
    note payable........................     (109,179)       256,460      (1,936,655)    3,731,298     5,876,286      6,366,963
  Net proceeds from term and convertible
    notes payable.......................           --             --              --     3,000,000     2,000,000        402,334
  Principal payments on notes payable...           --             --              --      (238,576)           --       (137,490)
  Proceeds from subordinated notes
    payable.............................      235,052        350,000              --            --
  Repayments of subordinated notes
    payable.............................      (60,771)      (235,052)             --            --
  Principal payments on capital lease
    obligation..........................     (175,936)      (116,536)             --    (3,578,499)   (3,408,898)    (2,122,266)
  Proceeds from issuance of preferred
    stock
    (note 13)...........................      969,826        200,000              --     9,900,000     9,900,000      3,400,001
  Repurchase and retirement of common
    stock (note 13).....................           --           (316)             --    (5,663,875)   (5,663,875)      (400,000)
  Change in note receivable from
    officer.............................           --             --         (60,978)     (397,958)     (413,959)       102,116
  Collection of notes
    receivable--related parties.........       90,015          6,508
  Principal repayments on long-term
    debt................................     (217,732)       (73,815)             --            --            --     (1,783,712)
  Proceeds from issuance of (payment of)
    related party note payable..........           --             --       4,129,099    (4,129,099)   (4,129,099)            --
  Capital contributions from shareholder
    (note 1)............................           --             --       3,868,455            --            --             --
  Issuance of common stock to Centennial
    for acquisition of Triax (note 1)...           --             --       5,025,190            --            --             --
  Proceeds from issuance of common
    stock...............................          925             --          45,718            --            --             --
                                          ------------   -------------   -----------  ------------  ------------   ------------
    Net cash provided by financing
      activities........................      732,200        387,249      11,070,829     2,623,291     4,160,455      5,827,946
                                          ------------   -------------   -----------  ------------  ------------   ------------
Effect of exchange rate changes on
  cash..................................           --             --          50,368        31,033       130,533        (93,564)
                                          ------------   -------------   -----------  ------------  ------------   ------------
  Net (decrease) increase in cash.......      (25,717)       379,480       2,174,343      (926,690)      820,018      1,085,679
Cash at beginning of year...............       28,239          2,522         382,002     2,556,345     2,556,345      1,629,655
                                          ------------   -------------   -----------  ------------  ------------   ------------
Cash at end of year.....................  $     2,522        382,002       2,556,345     1,629,655     3,376,363      2,715,334
                                          ------------   -------------   -----------  ------------  ------------   ------------
                                          ------------   -------------   -----------  ------------  ------------   ------------
Supplemental disclosures of cash flow
  information:
  Cash paid during the year for:
    Interest............................  $   312,416             --     $   629,838  $    870,430  $    448,670   $  1,004,233
                                          ------------   -------------   -----------  ------------  ------------   ------------
                                          ------------   -------------   -----------  ------------  ------------   ------------
    Income taxes........................  $    32,256             --              --  $    107,279  $     75,139   $  1,376,539
                                          ------------   -------------   -----------  ------------  ------------   ------------
                                          ------------   -------------   -----------  ------------  ------------   ------------
    Property, plant and equipment;
      acquired through capital lease....  $   423,516        167,346              --  $  1,140,770  $  1,932,545             --
                                          ------------   -------------   -----------  ------------  ------------   ------------
                                          ------------   -------------   -----------  ------------  ------------   ------------

          See accompanying notes to consolidated financial statements

                    CENTURY ELECTRONICS MANUFACTURING, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  (INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) ORGANIZATION AND BUSINESS

    The consolidated financial statements present the operations of Century Electronics Manufacturing, Inc. ("Century"), formerly known as Century Industries, Inc., and its wholly-owned subsidiaries Century Electronics Manufacturing (NE) Inc. ("Century New England"), formerly known as Design Circuits, Inc. ("DCI"), TRIAX Technology Group, Ltd. ("TRIAX"), Century Thailand (see note 13), Quality Manufacturing Services, Inc. (see note 13) ("QMS") and YMC Manufacturing Services, Inc. (see note 13) ("YMC"), collectively referred to as the "Company". The Company is a worldwide provider of electronics manufacturing services to leading original equipment manufacturers principally in the communications and networking markets. The Company offers a broad range of integrated electronics manufacturing services from product design and prototyping through volume production and order fulfillment.

    The financial results for 1997 include the results of operations of Century from July 24, 1996 (date of inception) to June 30, 1997, as well as the results of operations of DCI for the year ended June 30, 1997. The financial statements of DCI for the eight month period ended June 30, 1996 and the year ended October 31, 1995 have been provided as the financial statements of Century prior to its creation and its acquisition by Centennial Technologies, Inc. ("Centennial") as discussed below.

    On July 10, 1996, Centennial and other outside investors acquired all of the outstanding common stock of DCI, and redeemed all of the outstanding preferred stock, common stock warrants, and common stock options then outstanding. A portion of the total consideration paid by Centennial and the other outside investors for the DCI acquisition was paid to DCI employees by DCI in consideration for their stock options. The cash for these payments, approximating $1.8 million, was contributed by Centennial and the outside investors and has been included as additional paid-in capital and as stock compensation expense in the year ended June 30, 1997. Concurrent with and shortly after the acquisition of DCI, Centennial repaid a portion of DCI's third-party debt of approximately $2.1 million, which has been reflected as additional paid-in capital at July 10, 1996. As a result of these transactions, Centennial's ownership of DCI shares outstanding was approximately 75%.

    On July 24, 1996, Centennial formed Century and on October 18, 1996, Centennial and the outside investors transferred their shares in DCI to Century in exchange for shares of Century. Consequently, Century became the parent company of DCI. DCI was then later renamed Century Electronics Manufacturing
(NE) Inc.

    On November 5, 1996 Century purchased all of the outstanding class "A" ordinary stock of TRIAX in exchange for 2,239,500 shares of Century's common stock valued at approximately $4.5 million, and approximately $5.0 million in cash, including transaction costs. Century also purchased $492,400 of preferred stock in TRIAX. The cash to purchase TRIAX, as well as payment of certain transaction costs, was obtained from Centennial through the issuance of 3,073,130 shares of Century common stock to Centennial, valued at approximately $5.0 million. The transaction was accounted for under the purchase method of accounting and consequently goodwill of $8.3 million was recorded on the transaction. Amortization of goodwill was approximately $788,000 in 1997. There was no amortization recorded in 1998 as the goodwill was considered impaired and was written off entirely in July 1997. (See note 11). The results of operations of TRIAX have been included from its acquisition date.

                    CENTURY ELECTRONICS MANUFACTURING, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  (INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The following table presents pro forma summary results of operations as if the TRIAX acquisition had occurred on July 1, 1996, and accordingly, includes adjustments for additional goodwill amortization and related income taxes. It does not purport to be indicative of what would have actually occurred had the acquisition occurred on July 1, 1996 nor is it indicative of results which may occur in the future:

                                                                                        PRO FORMA
                                                                                   YEAR ENDED JUNE 30,
                                                                                          1997
                                                                                 -----------------------
                                                                                  (IN THOUSANDS EXCEPT
                                                                                     PER SHARE DATA)
Net sales......................................................................         $  80,861
Net income.....................................................................         $     487
Net income per share--basic and diluted........................................         $    0.05

    (b) BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of Century Electronics Manufacturing, Inc. and its wholly-owned subsidiaries, Century New England, TRIAX, Century Thailand, QMS and YMC. All intercompany balances and transactions have been eliminated in consolidation.

    The financial statements of the Company's non-U.S. subsidiaries are translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52, FOREIGN CURRENCY TRANSLATION. Net assets of non-U.S. subsidiaries whose "functional" currencies are other than the U.S. dollar are translated at current rates of exchange. Income and expense items are translated at the average exchange rate for the period. The resulting translation adjustments are recorded directly into a separate component of stockholders' equity.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (c) STATEMENT OF CASH FLOWS

    In accordance with Statement of Financial Accounting Standards No. 95, Statement of Cash Flows, cash flows from the Company's non-U.S. subsidiaries are calculated based on their reporting currency. As a result, amounts related to assets and liabilities reported on the statement of consolidated cash flows will not necessarily agree to changes in the corresponding balances on the statement of consolidated financial position. The effect of exchange rate changes on cash balances held in foreign currencies is reported on a separate line below cash from financing activities.

                    CENTURY ELECTRONICS MANUFACTURING, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  (INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (d) REVENUE RECOGNITION

    The Company recognizes revenue from product sales and accrues for anticipated warranty returns at time of shipment.

    (e) INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value).

    (f) PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment is provided over the estimated useful lives of the respective assets using the straight-line method. Amortization of leased capital equipment is provided for over the estimated useful life of the assets, or the lease term for assets under leases which do not provide for title to pass at the end of the lease, if shorter. Estimated useful lives are as follows:

Buildings.........................................................   50 years
Machinery and equipment...........................................       7-10
Furniture, fixtures and office equipment..........................        3-5
Leasehold improvements............................................          3
Motor vehicles....................................................        4-5

    (g) OTHER ASSETS

    Other assets consists primarily of the cash surrender value of an insurance policy in support of the long-term mortgage note on the building housing the TRIAX facility as well as various lease deposits on buildings and equipment as well as utility deposits.

    (h) INCOME TAXES

    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (i) GOODWILL

    Goodwill relating to the Company's acquisitions represents the excess of cost over the fair value of net assets acquired and is amortized on a straight-line basis over the period of expected benefit. Determination of the straight-line period is dependent on the nature of the operations acquired. For acquisitions completed to date, the Company is utilizing periods of five to fifteen years. The Company evaluates the recoverability of goodwill on a periodic basis to assure that changes in facts and

                    CENTURY ELECTRONICS MANUFACTURING, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  (INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) circumstances do not suggest that recoverability has been impaired. This analysis relies on a number of factors, including operating results, business plans, budgets, economic projections, and changes in management's strategic direction or market emphasis. The test of recoverability for goodwill is a comparison of the unamortized balance to expected forecasted undiscounted cash flows of the acquired business or enterprise over the remaining portion of the amortization period. If the book value of goodwill exceeds undiscounted future operating cash flows, the writedown is computed as the excess of the unamortized balance of the asset over the present value of operating cash flows discounted at the Company's weighted average cost of capital over the remaining amortization period.

    (j) LONG-LIVED ASSETS

    Long-lived assets are reviewed for impairment, based upon undiscounted future cash flows, and appropriate losses are recognized whenever the carrying amount of an asset may not be recovered in accordance with Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS TO BE DISPOSED OF. Impairment is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

    (k) NET INCOME (LOSS) PER SHARE

    Basic income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares and dilutive potential common shares outstanding, including convertible preferred stock assumed converted, during the period. Under the treasury stock method, unexercised options and warrants are assumed to be exercised at the beginning of the period or at issuance, if later. The assumed proceeds are then used to purchase common shares at the average market price during the period. Dilutive potential common shares outstanding at March 31, 1999 consisted of approximately 737,000 from unexercised options and warrants and 4.3 million of convertible preferred stock.

    Potential common shares for all other periods have been excluded from income
(loss) per share as their inclusion would have the effect of increasing or decreasing diluted income or loss, respectively, per share (i.e., anti-dilutive). The weighted average shares outstanding for periods prior to June 30, 1997 have been restated to reflect the recapitalization of DCI into Century on July 24, 1996, as discussed in note 1.

    (l) NEW ACCOUNTING PRONOUNCEMENTS

    On July 1, 1998, the Company adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and foreign currency translation adjustment and is presented in the consolidated statements of stockholder's equity and comprehensive income. The Statement requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations. Prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130.

                    CENTURY ELECTRONICS MANUFACTURING, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  (INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    In June 1997, the Financial Accounting Standards Board issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report selected information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131, which becomes effective for the Company in its year ending June 30, 1999, is currently not expected to have a material impact on the Company's consolidated financial statements and footnote.

    In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Financial Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and hedging, requiring recognition of all derivatives as either assets or liabilities in the statement of financial position measured at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The effects of adopting SFAS 133 are not expected to have a material impact on the Company's financial condition, results of operations or cash flows.

(2) INVENTORIES

    The components of inventories at June 30, 1997 and 1998 were as follows:

                                                                        1997          1998
                                                                    -------------  ----------
Finished goods....................................................  $          --      65,933
Work-in-process...................................................      4,374,383     933,083
Raw materials.....................................................      9,406,588   5,434,505
                                                                    -------------  ----------
                                                                    $  13,780,971   6,433,521
                                                                    -------------  ----------
                                                                    -------------  ----------

(3) PROPERTY, PLANT AND EQUIPMENT

    The components of property, plant and equipment at June 30, 1997 and 1998 were as follows:

                                                                       1997           1998
                                                                   -------------  ------------
Buildings........................................................  $   2,494,079     2,381,329
Machinery and equipment..........................................      9,903,060    14,597,210
Computer equipment...............................................        474,311       989,510
Furniture and fixtures...........................................        167,603       325,743
Leasehold improvements...........................................        182,543       953,422
Motor vehicles...................................................        199,429       217,244
                                                                   -------------  ------------
                                                                      13,421,025    19,464,458
Less accumulated depreciation and amortization...................      2,343,476     4,817,743
                                                                   -------------  ------------
                                                                   $  11,077,549    14,646,715
                                                                   -------------  ------------
                                                                   -------------  ------------

                    CENTURY ELECTRONICS MANUFACTURING, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  (INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

(4) ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

    Accrued expenses and other current liabilities at June 30, 1997 and 1998 were as follows:

                                                                         1997         1998
                                                                     ------------  ----------
VAT payable........................................................  $  1,549,795     116,739
Accrued expenses...................................................     1,313,475   1,216,281
Accrued payroll....................................................       221,312     490,223
Due to Centennial..................................................       345,775          --
                                                                     ------------  ----------
Total..............................................................  $  3,430,357   1,823,243
                                                                     ------------  ----------
                                                                     ------------  ----------

(5) LONG-TERM NOTES PAYABLE

    The Company has a long-term note payable to a lender in the United Kingdom with an outstanding balance converted in U.S. dollars of $1,939,534 at June 30, 1998, which is secured by the building housing one of the TRIAX facilities. Interest on the note is payable monthly at approximately 12% per annum. The note does not require monthly principal payments but is due in full in December 2007. The Company currently makes monthly payments into an insurance/investment vehicle designed to accumulate monthly payments and investment earnings thereon which are intended to be sufficient to retire the note in full upon its maturity. At June 30, 1997 and 1998, the accumulated cash value of the investment was approximately $595,000 and $732,000, respectively. In addition, TRIAX has a cash overdraft facility with a United Kingdom bank which provides for advances based upon eligible accounts receivable and inventory and is secured by substantially all the assets of TRIAX. The current loan agreement underlying this facility expired in October 1998. At June 30, 1998, the outstanding balance had exceeded the maximum borrowing limit. In December 1998, the outstanding balance on this facility was repaid.

    In July 1997 and as discussed in note 13, Century New England entered into a loan facility with Congress Financial (the "Loan Agreement") which provided for a $1.0 million term loan at prime plus 1.5%, payable in 60 installments, and a $6.0 million revolving facility at prime plus 1.5% and a $3.0 million letter of credit facility. The amount of credit available under the revolving facility was based upon the levels of eligible receivables and raw materials inventory. The total availability of the loans and letter of credit facility could not exceed $7.0 million, and the total of the revolving and letter of credit facilities could not exceed $6.75 million. At June 30, 1998, the amount outstanding on the revolving facility and the term loan were $3,731,298 and $816,666, respectively. The aggregate maturities of the term loan for the five years subsequent to June 30, 1998 were as follows: 1999, $200,000; 2000, $200,000; 2001, $200,000; 2002,
$200,000 and 2003, $16,666. The loan and credit facility was secured by substantially all the assets of Century and was cross collateralized and secured by substantially all assets of Century New England. However, the security did not extend to the assets of the other subsidiaries of Century. Also, the loan agreement contains various restrictive covenants which were measured at the Century New England level. At June 30, 1998, Century New England was not in compliance with a covenant to maintain at all times a certain level of adjusted net worth; however, a waiver was obtained from the bank through October 30, 1998. Effective October 31, 1998, the adjusted net worth covenant was revised and now requires Century New England to maintain minimum net worth of $3.25 million.

                    CENTURY ELECTRONICS MANUFACTURING, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  (INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

(5) LONG-TERM NOTES PAYABLE (CONTINUED)
    In December, 1998, Century New England, YMC and QMS collectively entered into a three year loan facility with Fidelity Funding, Inc., the proceeds of which were utilized to payoff the Congress Financial facility and provide further working capital. The Fidelity facility provides for up to a $2.0 million term loan at prime plus 1%, with all advances payable in 48 equal monthly principle installments with final payment of outstanding balances no later than November 30, 2001, and a $12.0 million revolving facility at prime plus 1%. The amount of credit available under the revolving facility is based upon the levels of eligible receivables and inventory. The total outstanding loans may not exceed $14.0 million. At March 31, 1999, the amounts outstanding on the revolving facility and the term loan were approximately $10.1 million and $1.9 million, respectively. The facility is secured by substantially all the assets of Century, YMC and QMS. In addition, the loan agreement contains various restrictive covenants with respect to net worth, debt service coverage and net profit requirements which are measured against Century New England, YMC and QMS collectively. At March 31, 1999, the Company was in compliance with these covenants.

    As of June 30, 1998, one of the Company's subsidiaries, QMS, had a line of credit agreement with a bank that is guaranteed by the Small Business Administration. The line provides for a maximum credit availability of $50,000 with interest on the outstanding balance charged at the bank's prime rate plus 2.25%. The rate of interest charged on the outstanding balance of $37,500 at June 30, 1998 was 10.9%. The credit agreement expires in November 2002 and is secured by all the assets of QMS and is personally guaranteed by the officers of QMS. Additionally, QMS has another line of credit facility at June 30, 1998 with an outstanding balance of $43,000. Under this facility, QMS has a total availability of $60,000. Interest is charged at the bank's prime rate plus 2.25%. During the nine months ended March 31, 1999, both of the QMS facilities were paid off and canceled.

(6) LEASES

    The Company leases various machinery and equipment pursuant to capital leases. As of June 30, 1997, certain machinery and equipment was sub-leased from Centennial for a three year term at lease rates which approximated fair market rates. These sub-leases were bought out by the Company on July 1, 1997 as discussed in note 13. The Company has also entered into operating leases for plant and office space. The lease commitments for the plant and office space are for terms of up to 15 years at aggregate annual costs as shown below.

                    CENTURY ELECTRONICS MANUFACTURING, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  (INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

    The future minimum lease payments related to these leases are as follows:

                                                                                          CAPITAL      OPERATING
YEAR ENDED JUNE 30:                                                                        LEASES        LEASES
--------------------------------------------------------------------------------------  ------------  ------------
      1999............................................................................  $  2,169,946       984,000
      2000............................................................................     1,312,711     1,016,000
      2001............................................................................       302,080     1,033,000
      2002............................................................................        50,774     1,051,000
      2003............................................................................         1,569     1,067,000
      Thereafter......................................................................            --     8,638,000
                                                                                        ------------  ------------
Total minimum lease payments..........................................................     3,837,080    13,789,000
                                                                                                      ------------
                                                                                                      ------------
Less amount representing interest.....................................................       554,561
                                                                                        ------------
Net minimum lease payments............................................................     3,282,519
Less current installments.............................................................     1,860,341
                                                                                        ------------
Obligations under capital leases, excluding current installments......................  $  1,422,178
                                                                                        ------------
                                                                                        ------------

    The total cost capitalized and accumulated amortization for assets under capital leases at June 30, 1998 was approximately $6.5 million and $1.8 million, respectively.

    Total rent expense for the year ended October 31, 1995, the eight months ended June 30, 1996 and the years ended June 30, 1997 and 1998 was approximately $254,000, $167,00, $250,000 and $483,000, respectively.

                    CENTURY ELECTRONICS MANUFACTURING, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  (INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

(7) INCOME TAXES

    Income tax expense consists of:

                                                                               CURRENT      DEFERRED     TOTAL
                                                                             ------------  ----------  ----------
1995:
  Federal..................................................................  $   (115,603)    103,000     (12,603)
  State....................................................................            --      (3,000)     (3,000)
                                                                             ------------  ----------  ----------
                                                                             $   (115,603)    100,000     (15,603)
                                                                             ------------  ----------  ----------
                                                                             ------------  ----------  ----------
1996 (eight months):
  Federal..................................................................  $         --          --          --
                                                                             ------------  ----------  ----------
  State....................................................................            --          --          --
                                                                             ------------  ----------  ----------
1997:
  Federal..................................................................  $         --          --          --
                                                                             ------------  ----------  ----------
  State....................................................................            --          --          --
                                                                             ------------  ----------  ----------
  Foreign..................................................................     1,082,080     369,365   1,451,445
                                                                             ------------  ----------  ----------
                                                                             $  1,082,080     369,365   1,451,445
                                                                             ------------  ----------  ----------
                                                                             ------------  ----------  ----------
1998:
  Federal..................................................................  $    316,864          --     316,864
  State....................................................................       110,985          --     110,985
  Foreign..................................................................      (829,199)    182,911    (646,288)
                                                                             ------------  ----------  ----------
                                                                             $   (401,350)    182,911    (218,439)
                                                                             ------------  ----------  ----------
                                                                             ------------  ----------  ----------

    The effective tax rate differs from the "expected" tax rate (computed as the U.S. Federal corporate income tax rate of 34%) as follows:

                                                                   1995         1996        1997        1998
                                                                -----------  ----------  ----------  -----------
Computed "expected"...........................................  $  (487,314)   (217,731)    587,734   (3,628,582)
State tax, net of federal benefit.............................       (1,980)         --          --       73,250
Non-deductible goodwill amortization..........................           --          --     268,025    2,610,408
Stock Compensation............................................           --          --          --      403,240
Change in valuation allowance.................................      467,192     216,780     687,312     (248,856)
Foreign losses not benefited..................................           --          --          --      202,730
Difference in foreign statutory tax rate......................           --          --     (72,427)     246,097
Other, net....................................................        6,499         951     (19,199)     123,274
                                                                -----------  ----------  ----------  -----------
  Income tax expense (benefit)................................  $   (15,603)         --   1,451,445     (218,439)
                                                                -----------  ----------  ----------  -----------
                                                                -----------  ----------  ----------  -----------

                    CENTURY ELECTRONICS MANUFACTURING, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  (INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

(7) INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 1997, 1998 are presented below:

                                                                                             1997         1998
                                                                                         ------------  ----------
Deferred tax assets:
  Net operating loss carryforwards.....................................................  $  2,000,489   1,487,126
  Intercompany profit..................................................................            --     207,602
  Inventory reserves...................................................................       179,245     160,285
  Inventory principally due to additional cost for tax purposes........................       162,784      85,580
  Accounts receivable reserves.........................................................        30,364      60,000
  Accrued liabilities..................................................................        52,035      59,300
  Tax credits..........................................................................        98,254     145,256
  Other................................................................................           631      42,808
                                                                                         ------------  ----------
    Total gross deferred tax assets....................................................     2,523,802   2,247,957

Less valuation allowance...............................................................     2,163,284   1,600,589
                                                                                         ------------  ----------
Net deferred tax assets................................................................       360,518     647,368
                                                                                         ------------  ----------
Deferred tax liabilities:
  Property, plant and equipment, principally due to differences in depreciation........       536,953   1,006,714
                                                                                         ------------  ----------
    Total gross deferred tax liabilities...............................................       536,953   1,006.714
                                                                                         ------------  ----------
    Net deferred tax liability.........................................................  $    176,435     359,346
                                                                                         ------------  ----------
                                                                                         ------------  ----------

    The valuation allowance for deferred tax assets as of July 1, 1996 was approximately $1.5 million.

    On December 25, 1996 the Company's operation in Thailand, Century Thailand, was granted an exemption from income taxes for a period of seven years from the date operating income is first derived. For the year ended June 30, 1998, Century Thailand generated a net loss of approximately $600,000.

    In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which these temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over which the deferred tax assets are deductible, the Company believes that the ultimate realization of a portion of net deferred tax assets for federal and state tax purposes appear to be more likely than not.

    At June 30, 1998, the Company has net operating loss carryforwards for U.S. and state income tax purposes of approximately $3.9 million and $2.4 million, respectively, which are available to offset future taxable income, if any, through 2111 and 2001, respectively; however, the total amount that can be utilized on an annual basis is limited to approximately $516,000 per year due to a change in ownership of the Company.

                    CENTURY ELECTRONICS MANUFACTURING, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  (INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

(8) EMPLOYEE BENEFIT PLAN

    Beginning January 1, 1996, the Company sponsors a 401(k) Retirement Plan under which substantially all employees of the Company's U.S. subsidiaries are eligible to participate in the Plan. Under the Plan, employees may contribute up to the lesser of 15% of their compensation or $10,000. The Company, at its discretion, may contribute an amount up to 7 1/2% of employees' compensation, and may also, at its discretion, contribute a bonus, which would be determined using a uniform percentage of the compensation of each employee. No discretionary contributions were made by the Company in 1997 or 1998.

(9) STOCK OPTIONS

    During the year ended October 31, 1995, the Board of Directors of DCI approved the cancellation of all stock options under the 1994 Option Plan and reserved 40,000 shares of DCI common stock for issuance under the 1995 Option Plan. All option holders with vested options in the 1994 Plan received new options in the 1995 Plan. The 1995 Option Plan was a non-qualified compensatory stock option plan for certain employee groups. Options issued under the 1995 Option Plan vested immediately upon issuance and had an exercise price of $0.50 per share. The options expired ten years from the date of grant. Compensation expense related to the 1995 Option Plan charged to operations in 1995 was $98,000 and is included in the accompanying consolidated statements of operations.

    On July 10, 1996, all of the outstanding options issued pursuant to this option plan were repurchased by DCI in connection with the acquisition of all the outstanding common shares of DCI by Centennial and other outside investors as discussed in note 1. The total cost of buying out these options of approximately $1.8 million has been recorded as stock compensation expense in the accompanying consolidated statements of operations.

    Pursuant to an agreement ratified in August 1996, the Company established the 1996 Stock Option Plan (the "Plan"), which permits the grant of options to acquire common stock to officers and key employees of the Company. At June 30, 1997 and 1998, 1,450,000 shares of common stock were reserved for issuance pursuant to the Plan. The Plan includes various vesting criteria, including service time and change of control.

    During the period from July 1, 1996 to June 30, 1997, the Company granted 782,500 options with exercise prices of between $1.75 and $2.00, which approximated the fair value per share on the grant dates. 26,125 options were exercised and 6,875 options were canceled during the period from July 1, 1996 to June 30, 1997. During the year ended June 30, 1998, options to acquire 221,000 shares were granted to employees with exercise prices ranging from $2.00 to $4.00. 563,000 and 626,000 options were exercisable at June 30, 1997 and 1998, respectively.

    The Company applies Accounting Principles Board Opinion No 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES "APB 25"), and related Interpretations in accounting for its Plan.

    Had compensation expense for the options granted been determined based on the fair value of the options at the grant date consistent with the optional fair value based method of Statement of Financial Accounting Standards Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION "SFAS 123"), the Company's net income (loss) for the year ended June 30, 1997 and 1998 would have been approximately $107,000 and ($10,472,000) on a pro forma basis. The fair value of each option

                    CENTURY ELECTRONICS MANUFACTURING, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  (INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

(9) STOCK OPTIONS (CONTINUED)
grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: no dividend yield, risk-free interest rate of between 6.05% and 6.61%, expected life of options of 4 years, and fair value of the Company's shares between $1.75 and $2.00. The fair market value of options granted in 1997 and 1998 under this method was between $0.46 and $0.37 and between $0.45 and $0.40 per option, respectively.

(10) CONCENTRATION OF RISK

SUMMARY GEOGRAPHICAL INFORMATION

Information about the Company's operations in different geographic areas, determined by the location of the subsidiary or unit, for the fiscal years ended October 31, 1995, June 30, 1996, 1997 and 1998 follows. The Company's primary operations in areas outside the United States include the United Kingdom and Thailand.

                                                              1995           1996          1997          1998
                                                          -------------  ------------  ------------  -------------
Net revenues:
  United States.........................................  $   9,069,993    11,450,016    29,539,433     45,745,101
  International.........................................             --            --    41,204,911     24,199,491
                                                          -------------  ------------  ------------  -------------
                                                          $   9,069,993    11,450,016    70,744,344     69,944,592
                                                          -------------  ------------  ------------  -------------
                                                          -------------  ------------  ------------  -------------

Operating profit:
  United States.........................................  $  (1,433,277)     (640,385)   (1,462,170)       (32,300)
  International.........................................             --            --     3,190,800    (10,640,000)
                                                          -------------  ------------  ------------  -------------
                                                          $  (1,433,277)     (640,385)    1,728,630    (10,672,300)
                                                          -------------  ------------  ------------  -------------
                                                          -------------  ------------  ------------  -------------

Identifiable assets:
  United States.........................................  $   6,136,470     6,285,747    16,980,800     21,765,680
  International.........................................             --            --    29,366,810     15,055,032
                                                          -------------  ------------  ------------  -------------
                                                          $   6,136,470     6,285,747    46,347,610     36,820,712
                                                          -------------  ------------  ------------  -------------
                                                          -------------  ------------  ------------  -------------

OTHER INFORMATION

    In 1998, three customers (Nortel, 3Com and Polaroid), all of which are recognized as leading telecommunications technology companies, accounted for 42%, 31%, and 6%, respectively, of net worldwide sales. Accounts receivable from these three customers were approximately $6.5 million, $3.4 million and $351,000 at June 30, 1998, respectively.

    Of net worldwide sales, 55% and 33% of the revenue for fiscal 1997 and 1998, respectively, was generated by Triax, the Company's United Kingdom operation. Substantially all of these amounts represented sales under a contract with 3Com in Israel. In July of 1997, management of Triax was notified by 3Com that production of products for 3Com under this contract would be greatly reduced

                    CENTURY ELECTRONICS MANUFACTURING, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  (INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

(10) CONCENTRATION OF RISK (CONTINUED)
from fiscal 1997 levels and would end by March 1998. Shortly before June 30, 1998, such production for 3Com ended.

    In 1997 and 1998, certain Asia Pacific countries, including Thailand, the location for Century Thailand, were experiencing economic difficulties relating to currency devaluation and slowdown in growth. Accordingly, the Thai government sought assistance from the International Monetary Fund to alleviate the economic crisis and improve the economy over time. At June 30, 1998, total assets and equity for Century Thailand were approximately $4.6 million and $4.0 million, respectively. Sales and net loss for the year ended June 30, 1998 for Century Thailand were approximately $900,000 and $600,000, respectively.

(11) GOODWILL IMPAIRMENT

    Upon being notified in July 1997 of the loss of TRIAX's significant customer, 3Com, the Company performed an analysis of Triax's undiscounted future cash flows without this significant customer to determine if the reforecasted cash flows would be sufficient to cover all or part of the remaining carrying value of the goodwill. Based on this analysis, the Company concluded that the entire remaining carrying value of Triax goodwill of approximately $7.5 million was impaired. Consequently, the entire remaining carrying value of $7.5 million was written off in July 1997.

(12) CONTINGENCIES

    On February 11, 1998, the Company received a notice from the United Kingdom Inland Revenue ("Inland Revenue") stating that the Company's operation in St. Albans had violated various customs, duty and value-added tax ("VAT") regulations. The Inland Revenue claimed that the amounts due to be paid by the Company were approximately $740,000 and $3,300,000, plus interest for customs and duty, and for VAT, respectively, for the period from February 1996 to January 1998.

    During fiscal 1998, the Company conducted a detailed review of its import procedures with the help of its importer, its primary customer 3Com, and in conjunction with Inland Revenue as part of a process of determining the ultimate liability and negotiating a settlement with the Inland Revenue.

    Late in fiscal 1998, after completing a review of its import procedures and reviewing the results with Inland Revenue, the Company concluded that there was a liability to Inland Revenue for customs and duty. No final assessment has been made by Inland Revenue to date; however, based on negotiations with Inland Revenue, the Company estimates such liability to be approximately $623,000. This amount has been recorded in cost of sales in the June 30, 1998 consolidated statement of operations. However, the Company continues to appeal this amount.

    At this time, the Company continues to negotiate with Inland Revenue regarding the amount and payment of VAT. As the final amount payable has not been determined and because any amount paid to Inland Revenue would be refundable to the Company by Inland Revenue under the VAT regulations, no amount has been accrued.

                    CENTURY ELECTRONICS MANUFACTURING, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  (INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

(12) CONTINGENCIES (CONTINUED)

    During the nine months ended March 31, 1999, the Company was notified by Inland Revenue of the final assessment for customs and duty. Based on this final notification, the Company accrued additional liability of approximately $100,000.

    The Company is party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, all such matters are adequately covered by insurance or, if not so covered, are without merit or are of such kind, or involve such amounts, that unfavorable disposition would not have a material effect on the consolidated financial position of the Company.

(13) EQUITY TRANSACTIONS AND ACQUISITIONS

    In August 1995, the Board of Directors and stockholders of DCI authorized 50,000 shares of Series C convertible preferred stock, $.0001 par value per share. During 1995, DCI issued 39,711 shares of Series C convertible preferred stock in a private placement. Net proceeds total to $969,826, net of issuance costs of $22,937. The proceeds were used to make capital expenditures, to repay certain trade accounts payable, and to provide working capital. On November 6, 1995, DCI issued 8,000 shares of Series C convertible preferred stock for net proceeds of $200,000. The proceeds were used to provide working capital.

    Each share of Series C convertible preferred stock was convertible at any time into the number of shares of common stock of DCI obtained by dividing $25.00 by the conversion price in effect at the time of conversion. On July 10, 1996, all of the outstanding shares of Series C and Series B convertible preferred stock were repurchased as part of the acquisition of all the outstanding common shares of DCI by Centennial and other outside investors as discussed in note 1.

    On July 1, 1997, the Company consummated a series of related transactions pursuant to a Stock Purchase Agreement between the Company and Centennial dated May 6, 1997, and as amended on June 25, 1997 (the "Stock Agreement"). Pursuant to this agreement, the Company repurchased and retired 3,000,000 shares of Century common stock held by Centennial in exchange for a $6 million 6% convertible debenture due June 30, 2007 and acquired Centennial's 51% interest in Centennial Thailand, later renamed Century Thailand for a cash payment of $1,250,000. The Company also purchased certain assets under capital sub-leases between the Company and Centennial with an estimated fair market value of $2.2 million. An additional 928,000 shares of the Century stock was transferred directly from Centennial to former stockholders of TRIAX to settle potential litigation. A charge of approximately $1.2 million is included in the statement of operations for the year ended June 30, 1998. In addition, 75,000 shares of Century stock were issued to a shareholder acting as a financial intermediary for structuring the transaction. The value of these shares was recorded as a cost of the shares reacquired. Century also repaid its $4.13 million note to Centennial prior to the transaction.

    The acquisition of the 51% interest in Century Thailand was recorded under the purchase method of accounting and resulted in the consolidation of Century Thailand from the date of acquisition.

    To fund the cash requirements in the transaction, the Company entered into the following financing activities.

                    CENTURY ELECTRONICS MANUFACTURING, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  (INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

(13) EQUITY TRANSACTIONS AND ACQUISITIONS (CONTINUED)
    - The Company issued a note payable to Centennial with a face value of $1.89 million due December 31, 1998. The note carries interest at 9%, and has prepayment requirements based on certain future equity financings. In addition, the Company provided warrants to Centennial for the purchase of 250,000 Century common shares at $3 per share. The number of warrants is reduced based on pre-payment of the related note. These warrants were re-acquired by the Company in February 1998 as a part of the preferred stock transaction discussed below.

    - The Company issued $2.0 million of convertible notes to unrelated investors with an interest rate of 7.5% due at maturity, which was June 30, 1998. The notes were convertible into Century common shares at a conversion of $3 per share. As of June 30, 1998, the notes have been fully converted into common shares. A total of 705,424 shares have been issued as of June 30, 1998.

    - DCI entered into the Loan Agreement discussed in Note 5.

    In September 1997, the Company entered into a purchase and sales agreement to acquire the remaining 49% interest in Century Thailand for 750,000 shares of Century common stock and 100,000 warrants for the purchase of Century common stock at $5 per share. This transaction was accounted for under the purchase method of accounting.

    In February 1998, a venture fund invested $10 million for 2,739,726 shares of Series A Convertible Preferred stock ("Series A"). Series A stock has voting rights equal to the number of shares upon which the stock may convert into, as well as a liquidation preference of $20 million. Series A stock also has conversion priviledges upon any public offering of common stock of the Company.

    The Company utilized the proceeds of the Series A offering, as well as the issuance of 666,667 shares of Series B Convertible Preferred stock ("Series B") to Centennial, to repurchase and retire 3,683,635 shares of Century common stock held by Centennial. Also pursuant to this transaction, the Company repaid the $1.89 million note to Centennial, reacquired the related 250,000 common stock warrants, and repaid the $6 million convertible debenture to Centennial. Of the total 3,858,634 shares held by Centennial on the date of the transaction, 175,000 shares were distributed by Centennial to a shareholder acting as a financial intermediary as a brokerage fee.

    Subsequent to this transaction, Centennial held only Series B stock. Series B stock is convertible into common shares of the Company. The stock has no dividend, and is non-voting. It has liquidation preferences of $4 million senior to the common shareholders and subordinate to the Series A holders as well as conversion priviledges.

    On April 15, 1998, the Company completed the acquisition of all of the outstanding capital stock of Quality Manufacturing Services, Inc., a California contract manufacturing company. The total purchase price consists of $300,000 and the issuance of 200,000 common stock options at an exercise price of $4.00 per share. This transaction was recorded under the purchase method of accounting and the statement of operations includes the results of this entity's operations from the date of acquisition. Goodwill of approximately $140,000 was recorded from the transaction and will be amortized over a period of five years. The Company is contingently obligated to make additional payments to the former shareholders of QMS of no more than $400,000. Payment of this amount is contingent upon the value of the Company's common stock underlying stock options granted to the former shareholders and will

                    CENTURY ELECTRONICS MANUFACTURING, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  (INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

(13) EQUITY TRANSACTIONS AND ACQUISITIONS (CONTINUED) only be paid if these individuals are employees of the Company on the third anniversary of the QMS acquisition. These payments will be accounted for as compensation expense over the three year service period.

    On August 27, 1998, the Company completed the acquisition of all of the outstanding capital stock of YMC Manufacturing Inc., a contract manufacturing company located in California. The purchase price consists of approximately $250,000 cash. Goodwill of approximately $390,000 was recorded from the transaction and will be amortized over five years.

    In December 1998, the venture fund noted above invested an additional $3.4 million for an additional 931,507 shares of Series A Convertible Preferred stock. As noted above, Series A stock has voting rights equal to the number of shares upon which the stock may convert into, as well as a liquidation preference for these shares of $6.8 million, bringing the total liquidation value on Series A shares to $26.8 million. Series A stock also has preference in conversion upon any public offering of common stock of the Company. Proceeds of this offering were used to retire $1.4 million of bridge financing, plus accrued interest, provided by the venture fund to the Company in August and November 1998. The remaining proceeds were transferred to Triax as a capital contribution to fund this subsidiary's operations.

    During the nine months ended March 31, 1999, the Company repurchased and retired 200,000 of its common shares from two employees at a total cost of $400,000.

(14) SUBSEQUENT EVENT

    In July 1999, the Company acquired all of the outstanding common stock of Amitek Corporation ("Amitek"). The acquisition will be accounted for using the purchase method of accounting. The purchase price is $5.7 million in cash, $7.2 million in notes, $724,000 in vested options and 2.1 million shares of Century common stock, subject to adjustment in certain circumstances. In addition, the Company will assume approximately $13.6 million of indebtedness (based on Amitek's March 31, 1999 balance sheet). The notes payable to former Amitek shareholders bear interest at prime plus 1% and are payable on a quarterly basis over a 5 year period or, if sooner, upon the completion of an initial public offering by the Company. The indebtedness assumed is under a $14.0 million revolving credit agreement with National Bank of Canada that will remain in place to fund the operations of Amitek. The amount of credit available under the revolving credit facility is based upon the levels of eligible receivables and inventory. Borrowings under the facility bear interest at prime plus 1.5% and are secured by substantially all of the assets of Amitek. The loan agreement contains various restrictive covenants with respect to certain financial ratios and restrict the payment of dividends.

    Also in July, 1999, in connection with the acquisition of Amitek, the Company amended its loan facility with Fidelity Funding to increase the revolving credit facility to $15 million. In addition, the Company entered into a $3.5 million term loan with Suntrust Bank. The term loan bears interest at prime plus 1% and is payable over two years. Proceeds from the term loan and additional borrowings on the revolving credit facility were utilized to make the cash payment for the acquisition.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Amitek Corporation

    In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Amitek Corporation at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. The financial statements for the Company for the year ended December 31, 1996 were audited by other auditors, whose report dated March 20, 1997 expressed an unqualified opinion.

    The Company is a member of a group of affiliated entities and, as disclosed in Notes 5 and 7 to the accompanying financial statements, has extensive transactions and relationships with members of the group. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

/s/ PRICEWATERHOUSECOOPERS LLP
---------------------------------------------
PricewaterhouseCoopers LLP

June 15, 1999, except as to the fifth paragraph of Note 5, which is as of June 25, 1999

                          INDEPENDENT AUDITOR'S REPORT

To the Directors and Stockholders of
Amitek Corporation
Boca Raton, Florida

    I have audited the accompanying balance sheet of Amitek Corporation (an S Corporation) as of December 31, 1996, and the related statements of operations, accumulated deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

    I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

    In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amitek Corporation as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with general accepted accounting principles.

    The Company is a member of a group of affiliated entities and, as disclosed in Notes C and I to the financial statements, has extensive transactions and relationship with members of the group. Because of these relationships, it is possible that the terms of these relationships are not the same as those that would result from transactions among wholly unrelated parties.

    As discussed in Note J to the financial statements, the Company's December 31, 1996 inventory, as previously reported, was $1,080,667; however, this amount should have been $1,272,000. Additionally, the Company's previously reported accumulated deficit as of January 1, 1996 was $2,218,408; however, this amount should have been $2,043,408. This discovery was made subsequent to the issuance of the financial statements. The financial statements have been restated to reflect this correction.

/s/ Lawrence N. Legg CPA, PA
Hollywood, Florida
March 20, 1997, except for Notes J and K, as to which the date is June 30, 1999

                               AMITEK CORPORATION

                                 BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                  DECEMBER 31,
                                                                              --------------------  MARCH 31, 1999
                                                                                1997       1998      (UNAUDITED)
                                                                              ---------  ---------  --------------
ASSETS
Current assets:
  Cash and cash equivalents.................................................  $     277  $      --    $      930
  Accounts receivable, net of allowance for doubtful accounts of $64 in
    1997, 1998 and March 31, 1999...........................................      3,638      6,657         9,275
  Due from affiliates.......................................................        517      1,197         1,556
  Inventories...............................................................      2,137      3,100        10,307
  Prepaid expenses and other current assets.................................        161         71            14
                                                                              ---------  ---------  --------------
  Total current assets......................................................      6,730     11,025        22,082

Due from affiliates.........................................................        532         --            --
Property and equipment, net.................................................      2,393      4,182         4,530
Other.......................................................................         33        117           168
                                                                              ---------  ---------  --------------
  Total assets..............................................................  $   9,688  $  15,324    $   26,780
                                                                              ---------  ---------  --------------
                                                                              ---------  ---------  --------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses, including bank overdraft of $16 in
    1998....................................................................  $     672  $     702    $      785
  Due to affiliates.........................................................      2,155      4,872         7,121
  Borrowings under lines of credit..........................................      2,516      4,293        13,123
  Current portion of capital lease obligations..............................        630        709           667
  Current portion of long term debt.........................................         --         96            62
                                                                              ---------  ---------  --------------
  Total current liabilities.................................................      5,973     10,672        21,758

Long term debt..............................................................         --        267           443
Capital lease obligations...................................................        655      1,005           999
Note payable to stockholder.................................................      1,641      1,641         1,641
                                                                              ---------  ---------  --------------
  Total liabilities.........................................................      8,269     13,585        24,841
                                                                              ---------  ---------  --------------
Commitments and contingencies (Note 6)......................................         --         --            --
                                                                              ---------  ---------  --------------
Stockholders' equity:
  Common stock $1 par, 1,000 shares authorized issued and outstanding.......          1          1             1
  Additional paid in capital................................................      3,229      2,700         2,678
  Accumulated deficit.......................................................     (1,811)      (962)         (740)
                                                                              ---------  ---------  --------------
    Total stockholders' equity..............................................      1,419      1,739         1,939
                                                                              ---------  ---------  --------------
    Total liabilities and stockholders' equity..............................  $   9,688  $  15,324    $   26,780
                                                                              ---------  ---------  --------------
                                                                              ---------  ---------  --------------

    The accompanying notes are an integral part of the financial statements.

                               AMITEK CORPORATION

                            STATEMENTS OF OPERATIONS

                                FOR YEARS ENDED

                                 (IN THOUSANDS)

                                                                                                      THREE MONTHS
                                                                             DECEMBER 31,                ENDED
                                                                    -------------------------------  MARCH 31, 1999
                                                                      1996       1997       1998      (UNAUDITED)
                                                                    ---------  ---------  ---------  --------------
Net sales.........................................................  $   7,849  $  23,796  $  45,181    $   13,885
Costs of sales....................................................     (7,577)   (20,743)   (42,456)      (12,876)
                                                                    ---------  ---------  ---------       -------
Gross Profit......................................................        272      3,053      2,725         1,009
Selling, general and administrative expenses......................       (654)    (1,848)    (1,258)         (452)
                                                                    ---------  ---------  ---------       -------
(Loss) income from operations.....................................       (382)     1,205      1,467           557
Other income (expense):
  Interest expense................................................       (218)      (317)      (621)         (335)
  Other income (expense)..........................................        (54)        --          3            --
                                                                    ---------  ---------  ---------       -------
Net (loss) income.................................................  $    (654) $     888  $     849    $      222
                                                                    ---------  ---------  ---------       -------
                                                                    ---------  ---------  ---------       -------

    The accompanying notes are an integral part of the financial statements.

                               AMITEK CORPORATION

                  STATEMENT OF CHANGES IN STOCKHOLDERS EQUITY

                              FOR THE YEARS ENDED

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                    COMMON STOCK         ADDITIONAL
                                                             --------------------------     PAID      ACCUMULATED
                                                               SHARES        AMOUNT      IN CAPITAL     DEFICIT       TOTAL
                                                             -----------  -------------  -----------  ------------  ---------
Balance, December 31, 1995.................................        1000     $       1     $   3,368    $   (2,045)  $   1,324
Net Loss...................................................          --            --            --          (654)       (654)
Dividends and distributions................................          --            --            (1)           --          (1)
                                                                                   --
                                                                  -----                  -----------  ------------  ---------
Balance, December 31, 1996.................................       1,000             1         3,367        (2,699)        669
Net Income.................................................          --            --            --           888         888
Dividends and distributions................................          --            --          (138)           --        (138)
                                                                                   --
                                                                  -----                  -----------  ------------  ---------
Balance, December 31, 1997.................................       1,000             1         3,229        (1,811)      1,419
Net Income.................................................          --            --            --           849         849
Dividends and distributions................................          --            --          (529)           --        (529)
                                                                                   --
                                                                  -----                  -----------  ------------  ---------
Balance, December 31, 1998.................................       1,000             1         2,700          (962)      1,739
Net Income (Unaudited).....................................          --            --            --           222         222
Dividends and distributions (Unaudited)....................          --            --           (22)           --         (22)
                                                                                   --
                                                                  -----                  -----------  ------------  ---------
Balance, March 31, 1999 (Unaudited)........................       1,000     $       1     $   2,678    $     (740)  $   1,939
                                                                                   --
                                                                  -----                  -----------  ------------  ---------

    The accompanying notes are an integral part of the financial statements.

                               AMITEK CORPORATION

                            STATEMENTS OF CASH FLOWS

                              FOR THE YEARS ENDED

                                 (IN THOUSANDS)

                                                                                                     THREE MONTHS
                                                                            DECEMBER 31,                ENDED
                                                                   -------------------------------  MARCH 31, 1999
                                                                     1996       1997       1998      (UNAUDITED)
                                                                   ---------  ---------  ---------  --------------
Cash flows from operating activities:
  Net (loss) income..............................................  $    (654) $     888  $     849    $      222
  Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
    Depreciation and amortization................................        207        292        532           196
    Loss on disposal of fixed assets.............................         65         --         26            --
  Changes in operating assets and liabilities:
    (Increase) decrease in accounts receivable, net..............         40     (2,728)    (3,019)       (2,618)
    Increase in inventory, net...................................       (181)      (865)      (963)       (7,207)
    Increase in receivables from affiliated companies............        (61)      (502)      (148)         (359)
    Decrease (increase) in prepaid expenses and other assets.....         (7)      (116)         6             6
    Increase in accounts payable, accrued expenses and
      commissions payable........................................      1,250        541         30            83
    Increase in due to affiliates................................         44        214      2,717         7,390
                                                                   ---------  ---------  ---------       -------
Net cash provided by (used in) operating activities..............        703     (2,276)        30        (2,287)
                                                                   ---------  ---------  ---------       -------
Cash flows from investing activities:
Purchases of property and equipment..............................        (85)      (296)      (700)         (402)
                                                                   ---------  ---------  ---------       -------
Net cash used in investing activities............................        (85)      (296)      (700)         (402)
                                                                   ---------  ---------  ---------       -------
Cash flows from financing activities:
  Net increase (decrease) in line of credit......................       (250)     1,825      1,777         3,689
  Proceeds from note payable to stockholder......................         --      1,600         --            --
  Payments on stockholder note payable...........................        (39)        --         --            --
  Repayment of capital lease obligations.........................       (395)      (450)      (855)          (48)
  Dividends and other distributions..............................         (1)      (138)      (529)          (22)
                                                                   ---------  ---------  ---------       -------
Net cash (used in) provided by financing activities..............       (685)     2,837        393         3,619
                                                                   ---------  ---------  ---------       -------
Net (decrease) increase in cash and cash equivalents.............        (67)       265       (277)          930
Cash and cash equivalents, beginning of year.....................         79         12        277            --
                                                                   ---------  ---------  ---------       -------
Cash and cash equivalents, end of year...........................  $      12  $     277  $      --    $      930
                                                                   ---------  ---------  ---------       -------
                                                                   ---------  ---------  ---------       -------
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest.........................  $     220  $     377  $     792    $      334
                                                                   ---------  ---------  ---------       -------
                                                                   ---------  ---------  ---------       -------
Supplemental disclosure of non cash investing and financing
  activities:
  Property and equipment acquired through debt financing.........  $      --  $      --  $     363    $      142
                                                                   ---------  ---------  ---------       -------
                                                                   ---------  ---------  ---------       -------
  Property and equipment acquired under capital leases...........  $      --  $   1,237  $   1,284    $       --
                                                                   ---------  ---------  ---------       -------
                                                                   ---------  ---------  ---------       -------
  Transfer of debt from affiliate................................         --         --         --    $    5,141
                                                                   ---------  ---------  ---------       -------
                                                                   ---------  ---------  ---------       -------

    The accompanying notes are an integral part of the financial statements.

                               AMITEK CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996

                                 (IN THOUSANDS)

1. PRINCIPAL BUSINESS ACTIVITIES

    Amitek Corporation (the "Company") was formed on June 30, 1987 as a Florida corporation and is primarily engaged in technology manufacturing, specializing in turnkey contract manufacturing of instrumentation, communications, computer, industrial, government and consumer electronics. The Company conducts business activities, mainly in the United States, with communications, computer, industrial, government and consumer electronics customers.

    The Company is a member of a group of affiliated entities under common control and management. The Company purchases the majority of its raw materials requirements from, and has certain borrowing relationships with, M&K Technologies, Inc. ("M&K"), an entity owned by the Company's stockholders. See Notes 5 and 7.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

    INVENTORY

    Inventory is stated at the lower of cost or market using a first-in, first-out basis. As the Company manufactures custom products according to customer specifications only after orders for such products have been secured, the Company's reserves for obsolete inventory have historically been insignificant.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is computed using the straight line and accelerated methods over the estimated useful lives of the assets. When assets are sold, replaced or otherwise retired, the costs and related accumulated depreciation are removed from the accounts and any related gains or losses are included in operations. Leased manufacturing equipment meeting certain criteria is capitalized and the present value of the minimum lease payments is recorded as a liability. Amortization of capitalized leased assets is computed using the straight line method over the shorter of the lease term or the estimated useful lives of the assets.

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Company records impairment losses on long-lived assets used in operations when events or changes in circumstances indicate that, based on estimated future cash flows, the carrying amount of an asset may not be recoverable. Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate the assets may be impaired.

    REVENUE RECOGNITION

    The Company recognizes revenue from product sales at the time of shipment in accordance with the terms agreed upon by the parties. The Company records a provision for estimated returns which has historically been insignificant.

                               AMITEK CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996

                                 (IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ALLOCATION OF EXPENSES

    The Company had an informal agreement with M&K to acquire management services from month to month until current management could assume all administrative functions on its own. During 1996, total charges for these services totaled approximately $86. The Company assumed all administrative functions in 1997.

    The Company allocates a portion of its salaries, fringe benefits, utilities and other expenses to certain of its affiliates based on the level of effort and amount of resources dedicated to support the operations of these affiliates. During 1997, the Company allocated approximately $110 of the previously described expenses to its affiliates. During 1998, these expenses were properly assumed and recorded by the Company's affiliates.

    The Company is allocated freight and interest expenses by M&K based on charges incurred by M&K relating to purchases of raw materials for the Company's contract manufacturing operation. See notes 5 and 7.

    USE OF ESTIMATES

    The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

    INCOME TAXES

    The Company has elected S Corporation status under the Internal Revenue Code. As an S Corporation, the Company is generally not subject to federal income taxes since its operating results are included in the tax returns of its individual stockholders. The Company is directly liable for state income and franchise taxes in certain jurisdictions.

    INTERIM FINANCIAL DATA

    The interim financial data of the Company is unaudited; however, in the opinion of the Company's management, the interim financial data includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of results of the interim periods. The results of operations for the period ended March 31, 1999 are not necessarily indicative of the results that could be expected for the entire fiscal year ending December 31, 1999.

                               AMITEK CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996

                                 (IN THOUSANDS)

3. INVENTORIES

    Inventory consists of the following:

                                                                DECEMBER 31,
                                                            --------------------  MARCH 31, 1999
                                                              1997       1998      (UNAUDITED)
                                                            ---------  ---------  --------------
Raw materials.............................................  $      --  $      --    $    6,843
Work in process...........................................      2,037      2,492         2,876
Finished goods............................................        100        608           588
                                                            ---------  ---------       -------
Total.....................................................  $   2,137  $   3,100    $   10,307
                                                            ---------  ---------       -------
                                                            ---------  ---------       -------

4. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                                       DECEMBER 31,       ESTIMATED
                                                                                   --------------------    USEFUL
                                                                                     1997       1998        LIVES
                                                                                   ---------  ---------  -----------
Manufacturing equipment..........................................................  $     873  $   1,602   5-10 years
Manufacturing equipment under capital lease......................................      2,105      3,433   5-10 years
Leasehold improvements...........................................................         38        177      7 years
Furniture and fixtures...........................................................         86         93    5-7 years
Office equipment.................................................................         39         61    5-7 years
                                                                                   ---------  ---------  -----------
                                                                                       3,141      5,366
Less accumulated depreciation and amortization...................................       (748)    (1,184)
Total property and equipment, net................................................  $   2,393  $   4,182

    Depreciation expense for the years ended December 31, 1996, 1997 and 1998 totaled $223, $139 and $207, respectively. Accumulated amortization of capital lease assets totaled $276 and $567 at December 31, 1997 and 1998, respectively, and amortization of capitalized leases for the years ended December 31, 1997 and 1998 totaled $153 and $291, respectively.

5. DEBT

    At December 31, 1997 the Company had borrowings outstanding of $2,516 under an asset based revolving line of credit which the Company and M&K entered into with a lender. Borrowings under this line of credit bore interest at prime plus 3.0%. At December 31, 1997, the Company and M&K were not in compliance with certain covenants under the revolving line of credit and in May 1998 received a waiver from the lender regarding the instances of noncompliance.

    On June 4, 1998, the Company and M&K refinanced amounts outstanding under the then existing line of credit with an $8,000 revolving credit agreement with a bank. This agreement was amended on September 23, 1998 and February 8, 1999 to increase the revolving credit agreement to $10,000 and $14,000, respectively. The Company and M&K are allowed to borrow under the revolving credit agreement based on eligible accounts receivable and inventory, subject to certain restrictions. Borrowings under the revolving credit agreement bear interest at prime plus 1.5% (9.25% at

                               AMITEK CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996

                                 (IN THOUSANDS)

5. DEBT (CONTINUED)
December 31, 1998). The revolving credit agreement expires on June 24, 2001. At December 31, 1998, the unused portion of the revolving credit agreement totaled approximately $566.

    Borrowings under the revolving credit agreement are collateralized by the inventory, accounts receivable and substantially all other assets of the Company and M&K and by a personal guarantee of the stockholders of the Company. The Company and M&K have a combined borrowing base of $10,888 at December 31, 1998 of which $6,541 relates to assets recorded in the accounts of the Company and $4,347 to those in the accounts of M&K. Borrowings by M&K totaled $5,141 at December 31, 1998. The borrowing bases were calculated by dividing the borrowing base between the Company and M&K based on their respective eligible inventory and accounts receivable levels as of December 31, 1998. The revolving credit agreement further states that if either the Company or M&K become insolvent that the property of either may be set-off and applied towards the payment of indebtedness.

    The Company agreed to absorb $200 and $78 of interest charges for the years ended December 31, 1998 and 1997, respectively, related to borrowings by M&K. These interest costs are included in cost of sales as they are considered to be related to the inventory which the Company purchases from M&K (see Note 7).

    The Company's revolving credit agreement is subject to certain restrictive financial covenants, which among others, require the Company and M&K, in the aggregate, to maintain certain financial ratios and restrict the payment of dividends to shareholders and loans to officers, directors and employees. At December 31, 1998, the Company and M&K were not in compliance with certain of the financial covenants under their revolving credit agreement. On June 25, 1999, the Company and M&K obtained a waiver from the lender stating that the instances of noncompliance were waived through the earlier of January 1, 2000 or such time as the lender and the Company enter into an amended and restated revolving credit agreement.

    Long-term debt consists of the following at December 31, 1998:

Capital expenditures line of credit, interest rate at 1.75% above prime rate (9.5% at December 31, 1998), line converts to promissory note on June 4, 1999 with a seven year amortization of principal balance, collateralized by substantially all of the assets of the
  Company. ..........................................................  $     363
Less current portion.................................................        (96)
                                                                       ---------
                                                                       $     267
                                                                       ---------
                                                                       ---------

                               AMITEK CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996

                                 (IN THOUSANDS)

6. COMMITMENTS AND CONTINGENCIES

    CAPITAL LEASES

    The Company leases various manufacturing equipment under capital lease agreements. Future minimum lease payments, by year, and in the aggregate, under capital leases are as follows:

1999................................................................  $     839
2000................................................................        624
2001................................................................        247
2002................................................................        208
2003................................................................         36
Total Minimum lease payments........................................      1,954
Less amount representing interest...................................       (240)
                                                                      ---------
Present value of future net minimum lease payments..................      1,714
Less current portion................................................       (709)
                                                                      ---------
                                                                      $   1,005
                                                                      ---------
                                                                      ---------

    OPERATING LEASES

    The Company has entered into operating leases for office space and automobiles. Future minimum payments, by year and in the aggregate, under noncancelable operating leases with initial or remaining terms in excess of one year are as follows:

1999................................................................................  $     310
2000................................................................................        322
2001................................................................................        335
2002................................................................................        349
2003................................................................................        362
Thereafter..........................................................................        185
                                                                                      ---------
                                                                                      $   1,863
                                                                                      ---------
                                                                                      ---------

    Rent expense totaled approximately $264 and $422 for the years ended December 31, 1997 and 1998, respectively. There was no rent expense for the year ended December 31, 1996.

7. RELATED PARTY TRANSACTIONS

    The Company is a member of a group of affiliated entities and, as disclosed below and in Note 5, has extensive transactions and relationships with members of the group. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

    The Company's majority stockholder has loaned the Company $1,641 as of December 31, 1997 and 1998. The loan is interest free and has no formal repayment terms. Principal payments on the loan are not scheduled to begin prior to January 2000.

                               AMITEK CORPORATION

                        DECEMBER 31, 1998, 1997 AND 1996

                                 (IN THOUSANDS)

7. RELATED PARTY TRANSACTIONS (CONTINUED)
    The Company purchases the majority of its raw materials inventory from M&K, a member of the affiliated group, at M&K's cost plus a mark-up of five percent. These transactions are in the normal course of business and reflect payment terms of net 30 days. Purchases from M&K totaled $5,150, $17,711 and $34,869 for the years ended December 31, 1996, 1997 and 1998, respectively. Amounts due to M&K at December 31, 1997 and 1998 totaled $2,155 and $4,872, respectively.

    In January 1999, the Company acquired from M&K all of the raw materials inventory, at M&K's cost plus five percent (approximately $6,700), relating to the Company's contract manufacturing operation. In addition, the Company assumed M&K's portion of the Company's revolving credit agreement at December 31, 1998, totaling approximately $5,141.

    During 1997 and 1998, the Company was allocated approximately $230 and $447, respectively, of freight costs incurred by M&K relating to purchases of raw materials for the Company's contract manufacturing operation.

    Although not significant to operations, the Company sells electronic components to and performs services for other companies owned by the Company's stockholders or members of their families. These transactions are in the normal course of business and the related receivables are recorded as due from affiliates. Sales to affiliates totaled approximately $523, $664 and $896 for the years ended December 31, 1996, 1997 and 1998, respectively.

8. SIGNIFICANT CUSTOMER

    The Company has business activities with communications, computer, industrial, government and consumer electronics customers. The Company is subject to a significant concentration of credit risk with respect to accounts receivable as one customer accounted for 87% and 73% of accounts receivable at December 31, 1997 and 1998, respectively. This customer has a long term relationship with the Company. The Company has adopted credit policies and standards intended to accommodate industry growth and inherent risk. The Company performs ongoing credit evaluations of its customers' financial condition and requires collateral as deemed necessary. There can be no assurance that the credit quality of the customers with which the Company transacts business will be stable or that efforts to diversify receivables will prevent the Company from incurring material losses.

    During 1996, 1997 and 1998, the previously described customer individually accounted for approximately 61%, 80% and 88%, respectively, of the Company's net sales.

9. SUBSEQUENT EVENT

    On April 15, 1999, the Company signed a Letter of Intent to sell all the assets and liabilities of the Company and M&K. The terms of the Letter of Intent are currently being modified to include only those assets and liabilities associated with the Company. In connection with the proposed transaction, all the assets and liabilities related to the contract manufacturing portion of the business including certain raw materials inventory, certain fixed assets and the balance of the line of credit currently recorded in the accounts of M&K will be assumed by the buyer. It is anticipated that the sale will be finalized during the second quarter of 1999.

Inside back cover:

    [picture of a Bizfon small business phone system]

    [picture of a Nortel cable modem]

    [picture of a Motorola phone]

    [picture of a printed circuit board]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates, except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.

                                      ITEM                                           AMOUNT
--------------------------------------------------------------------------------  ------------
Securities and Exchange Commission Registration Fee.............................  $     12,788
National Association of Securities Dealers Filing Fee...........................         5,100
Nasdaq National Market Listing Fee..............................................        95,000
Blue Sky Fees and Expenses......................................................        20,000
Transfer Agent and Registrar Fees...............................................         5,000
Accounting Fees and Expenses....................................................       300,000
Legal Fees and Expenses.........................................................       350,000
Printing Expenses...............................................................       150,000
Miscellaneous...................................................................        62,112
                                                                                  ------------
    Total.......................................................................  $  1,000,000
                                                                                  ------------
                                                                                  ------------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant's Directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. The Amended and Restated By-Laws provide that the Registrant shall indemnify its directors to the full extent permitted by the laws of the State of Delaware.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    In the three years preceding the filing of this Registration Statement, the Registrant has issued the following securities which were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

    In October 1996 we issued 6,256,332 shares of common stock to the following stockholders in exchange for their shares in Design Circuits, Inc. pursuant to a Share Exchange Agreement among us and the selling stockholders listed below:

                                                           SHARES OF OUR         SHARES OF
STOCKHOLDER                                            COMMON STOCK RECEIVED  DCI SURRENDERED
-----------------------------------------------------  ---------------------  ---------------
Thomas L. DePetrillo.................................           247,000            4,940.00
S. Marcus Finkle.....................................           271,739            5,434.78
Gibraltor Management Corp............................           271,739            5,434.78
Centennial Technologies..............................         4,713,504           94,270.08
Robert Cohen.........................................           135,870            2,717.39
Arthur Reichstetter..................................           135,870            2,717.39
Anasarzi Partners....................................           108,696            2,173.91
S. Wilson............................................            67,935            1,358.70
James Kelly..........................................            67,935            1,358.70
Stephanie Rubin......................................            54,348            1,086.96
Carol Keefe..........................................            50,000            1,000.00
Leonore Katz.........................................            27,174              543.48
Jeffrey Cohen........................................            27,174              543.48
CP Baker Venture Fund................................            27,174              543.48
Allyson Cohen........................................            27,174              543.48
Paul DePetrillo......................................             5,000              100.00
Erin DePetrillo......................................             5,000              100.00
Thomas DePetrillo, Custodian for.....................             3,000               60.00
    Amber Rose
Thomas Chadronet.....................................             2,500               50.00
Kimberly Gagne.......................................             2,500               50.00
Thomas M. DePetrillo.................................             5,000              100.00

These shares were issued pursuant to Section 4(2) under the Securities Act.

    In November 1996 we issued an aggregate of 2,119,500 shares of our common stock to the following individuals as part of the purchase price in connection with the purchase of all of the outstanding stock of TRIAX Technology Group,
Ltd.:

                                                           SHARES OF OUR
STOCKHOLDER                                            COMMON STOCK RECEIVED
-----------------------------------------------------  ---------------------
Raymond Stanley......................................           605,600
Les Sainsbury........................................           605,600
Ian McEwan...........................................           605,600
Gerald Hayburn.......................................           302,700

    In addition, to help finance the cash portion of the purchase price and certain transaction costs of the TRIAX purchase, we issued 3,073,130 shares of our common stock, valued at approximately $5.0 million, to Centennial Technologies, Inc. In addition, as a brokers' fee for his services in connection with the TRIAX transaction, we issued 120,000 shares of our common stock to Thomas DePetrillo. These shares were issued pursuant to Section 4(2) under the Securities Act.

    In June 1997 we issued a convertible subordinated debenture in the amount of $6,000,000 at a rate of 6% due June 25, 2007 to Centennial Technologies, Inc. as payment for the repurchase of 3,000,000 shares of our common stock from Centennial. We also issued 75,000 shares of our common stock to Thomas DePetrillo as a brokers' fee for his services in connection with the repurchase of shares from Centennial. These shares and the debenture were issued pursuant to Section 4(2) under the Securities Act.

    In July 1997 we issued a promissory note to Centennial in the face amount of $1,891,125 at an interest rate of 9% due January 1999. This note was issued pursuant to Section 4(2) under the Securities Act. In addition, we issued 175,000 shares of common stock to Thomas DePetrillo as a brokers' fee for his services in connection with the transaction. These shares were issued pursuant to Section 4(2) under the Securities Act.

    In July 1997 we also issued 7.5% Convertible Notes due June 30, 1998 to the following individuals in the aggregate principal amount of $2,000,000 which were converted in June 1998 into an aggregate of 705,424 shares of common stock as follows:

                                                    PRINCIPAL
                                                     AMOUNT         SHARES OF COMMON STOCK
                                                     OF NOTE      RECEIVED UPON CONVERSION OF
NOTEHOLDER                                           ISSUED                  NOTE
------------------------------------------------  -------------  -----------------------------
Robert Cohen....................................   $   350,000               125,417
Leonore Katz....................................   $   100,000                35,834
Ellen Cohen.....................................   $   100,000                35,834
Meryl Cohen.....................................   $   300,000               107,500
S&R Holdings....................................   $   100,000                35,834
Gary Kaplowitz..................................   $   100,000                35,834
Allen Rothstein.................................   $   100,000                35,834
Louis Silverman.................................   $   100,000                35,834
Stephanie Ruben.................................   $   150,000                53,750
Allen Cohen, Robert.............................   $   100,000                35,834
    Cohen, Jeffrey Rubin
Jeffrey Rubin...................................   $    50,000                17,917
Richard Feldman.................................   $   100,000                33,334
Ilana Brodt.....................................   $   150,000                50,000
Abbey Cohen May.................................   $    50,000                16,667
Jennifer Cohen..................................   $    50,000                16,667
Richard Cohen...................................   $    50,000                16,667
Edward Cohen....................................   $    50,000                16,667

    These notes and shares were issued pursuant to Section 4(2) under the Securities Act.

    In March 1997 we issued 26,125 shares of our common stock to Sheik Ahmed pursuant to the exercise of his stock options at $1.75 per share. These shares were issued pursuant to Section 4(2) and Rule 701 under the Securities Act.

    In September 1997 we issued to CTN Thailand Holdings Limited 750,000 shares of our common stock and a warrant to purchase 100,000 shares of our common stock at $5.00 per share in connection with the purchase of 49% of the stock of Centennial Technologies (Thailand) Limited. These shares were issued pursuant to
Section 4(2) under the Securities Act.

    In November 1997 we issued 80,000 shares of our common stock to DDL Electronics, Inc. as part of a Settlement Agreement resulting from a failed merger attempt. These shares were issued pursuant to Section 4(2) under the Securities Act.

    In February 1998 we issued 666,667 shares of our Series B Preferred Stock to Centennial Technologies, Inc. for a purchase price of $6.00 per share (an aggregate purchase price of $4,000,000). We also sold 2,739,726 shares of Series A Preferred Stock to HarbourVest Venture Partners V--Direct Fund, L.P. for a purchase price of $3.65 per share (an aggregate purchase price of $10,000,000) in February 1998 and another 931,507 shares of Series A Preferred Stock to HarbourVest Partners V-- Direct Fund, L.P. for a purchase price of $3.65 per
share (an aggregate purchase price of $3,400,000.50) in December 1998.   Every
one share of series A preferred stock will convert into one share of common stock upon consummation of this offering. These shares were issued pursuant to
Section 4(2) under the Securities Act.

    In February 1998 we issued 175,000 shares of common stock to Thomas DePetrillo as a brokers' fee for his services in connection with the repurchase of shares of common stock from Centennial. These shares were issued pursuant to
Section 4(2) under the Securities Act.

    In August 1998 we issued a promissory note in the principal amount of $400,000 at an interest rate of 10% due September 30, 1998 to HarbourVest Venture Partners V--Direct Fund, L.P. In November, 1998, we issued to HarbourVest Venture Partners V--Direct Fund, L.P. a promissory note in the principal amount of $1,000,000 at an interest rate of 10% due November 1, 1999 or earlier and a warrant to purchase 27,397 shares of Series A Convertible Preferred Stock at an exercise price of $3.65 per share. These notes were issued pursuant to Section 4(2) under the Securities Act.

    In July 1999 we issued an aggregate of 2,127,548 shares of our common stock and notes in the aggregate principal amount of $7,219,000 to the following individuals as part of the purchase price in connection with the purchase of all of the outstanding stock of Amitek Corporation:

                                                         NUMBER OF SHARES OF      AMOUNT OF
                                                                 OUR                NOTES
STOCKHOLDER                                             COMMON STOCK RECEIVED     RECEIVED
------------------------------------------------------  ----------------------  -------------
Myung Ho Park.........................................            624,119        $ 2,117,701
Yoon Jung Park........................................          1,085,049        $ 3,681,690
Sung Woo Kwon.........................................            418,380        $ 1,419,609

    These shares were issued pursuant to Section 4(2) under the Securities Act.

    No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase common stock, Rule 701 under the Securities Act. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    The following is a list of exhibits filed as a part of this registration statement.

(a) Exhibits

 EXHIBIT
 NUMBER    DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
    *1.1   Proposed Form of Underwriting Agreement

    *2.1   Agreement and Plan of Merger, dated July 30, 1999 by and among the Registrant and the other parties thereto

    *3.1   Amended and Restated Certificate of Incorporation of Registrant

    *3.2   Amended and Restated By-Laws of the Registrant

 EXHIBIT
 NUMBER    DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
    *4.1   Specimen Certificate for shares of the Registrant's Common Stock.

    *5.1   Opinion of Ropes and Gray, counsel to the Registrant, regarding the legality of the shares of common stock

   *10.1   1996 Stock Option Plan

   *10.2   Preferred Stock Purchase Agreement dated February 4, 1998 by and between Registrant and Centennial
             Technologies, Inc.

   *10.3   Preferred Stock Purchase Agreement dated February 4, 1998 by and between Registrant and HarbourVest
             Partners V--Direct Fund L.P.

   *10.4   Preferred Stock Purchase Agreement dated December 1, 1998 by and between Registrant and HarbourVest
             Partners V--Direct Fund L.P.

   *10.5   Waiver of Rights and Amendment under Purchase Agreements dated July 30, 1999 by and between Registrant and HarbourVest Partners V--Direct Fund L.P.

   *10.6   Waiver of Rights and Amendment under Purchase Agreement dated July 30, 1999 by and between Registrant and
             Centennial Technologies, Inc.

   *10.7   Registration Rights Agreement dated June 30, 1997 by and among the Registrant and the parties listed on the signature page thereto.

   *10.8   Registration Rights Agreement dated July 30, 1999 by and among the Registrant, and Myung Ho Park, Yoon
             Jung Park and Sung Woo Kwon.

   *10.9   Employment Agreement, dated November 5, 1997, by and between the Registrant and Les Sainsbury

   *10.10  Employment Agreement, dated July 1999, by and between the Registrant and Mark Lombardo

   *10.11  Warrant to purchase shares of Registrant's Common Stock issued to CTN Thailand Holdings Ltd dated
             November, 1997.

   *10.12  Warrant to purchase shares of the Registrant's Series A Preferred Stock, issued to HarbourVest
             PartnersV--Direct Fund L.P. dated November 1998

   *10.13  Warrant to purchase shares of the Registrant's Common Stock, issued to Guarantee Business Credit
             Corporation dated July 30, 1999.

   *10.14  Amended and Restated Loan Agreement dated July 30, 1999 by and between Amitek Corporation and National
             Bank of Canada

   *10.15  Absolute Unconditional and Continuing Guaranty dated as of July 30, 1999 executed by Registrant in favor of National Bank of Canada

   *10.16  Loan and Security Agreement dated December 22, 1998 by and among Century Electronics Manufacturing (NE),
             Inc., YMC Manufacturing Company, Quality Manufacturing Services, Inc. and Fidelity Funding, Inc.

   *10.17  First Amendment to Loan and Security Agreement entered into effective July 30, 1999 by and among Century
             Electronics Manufacturing (NE), Inc., YMC Manufacturing Company, Quality Manufacturing Services, Inc.
             and Guaranty Business Credit Corporation

   *10.18  General Continuing Guaranty dated December 22, 1998 executed by Registrant

   *10.19  Term Note in amount of $3,500,000 dated July 16, 1999 issued by Suntrust Bank, Atlanta.

 EXHIBIT
 NUMBER    DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
    21.1   Subsidiaries of the Registrant

    23.1   Consent of KPMG LLP

    23.2   Consent of Lawrence N. Legg

    23.3   Consent of PriceWaterhouse Coopers, LLP

   *23.4   Consent of Ropes & Gray, counsel to the Registrant (included in Exhibit 5.1)

    24.1   Power of Attorney (included in signature page to Registration Statement)

    27.1   Financial Data Schedule (6/30/98) and (3/31/99)

------------------------

*   To be filed by amendment

(b) Financial Statement Schedules

    All schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or notes to those statements.

ITEM 17. UNDERTAKINGS

    (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 14--Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (b)  The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts on this 13th day of August, 1999.

                                              CENTURY ELECTRONICS MANUFACTURING, INC.

                                              By:                 /s/ LESLIE J. SAINSBURY
                                                         ----------------------------------------
                                                                    Leslie J. Sainsbury
                                                          Chairman of the Board, Chief Executive
                                                                   Officer and President

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Leslie J. Sainsbury and James M. Roller, and each of them, acting singly, with full power to them, to execute in the name and on behalf of such person any amendment (including any post-effective amendment) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the person(s) so acting deems appropriate, and appoints each of such persons, each with full power of substitution, attorney-in-fact to sign any amendment (including any post-effective amendment) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with exhibits thereto, and other documents in connection therein.

                  SIGNATURE                                         TITLE                              DATE
----------------------------------------------  ----------------------------------------------  ------------------
           /s/ LESLIE J. SAINSBURY              Chairman of the Board, Chief Executive Officer
     ------------------------------------       and President (Principal Executive Officer);
             Leslie J. Sainsbury                Director                                           August 13, 1999

             /s/ JAMES M. ROLLER                Vice President of Finance (Principal Financial
     ------------------------------------       Officer and Principal Accounting Officer)
               James M. Roller                                                                     August 13, 1999

             /s/ WALTER J. CONROY               Director
     ------------------------------------
               Walter J. Conroy                                                                    August 13, 1999

                /s/ IAN MCEWAN                  Director
     ------------------------------------
                  Ian McEwan                                                                       August 13, 1999

             /s/ OFER NEMIROVSKY                Director
     ------------------------------------
               Ofer Nemirovsky                                                                     August 13, 1999